                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

                             (Amendment No. 1)


Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

                                          [_] Confidential, for Use of the
Check the appropriate box:                    Commission Only (as permitted by
                                              Rule 14a-6(e)(2))

[X]  Preliminary Proxy Statement

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Under Rule 14a-12


                                 SeraCare, Inc.
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[_] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1)  Title of each class of securities to which transaction applies:
         (i) Common Stock, $.001 par value (ii) Series C preferred stock, $.001 par value;

    (2)  Aggregate number of securities to which transaction applies:
         (i) 13,583,671 shares of Common Stock, (ii) 22,500 shares of Series C preferred stock, and (iii) options and warrants to purchase 7,051,222 shares of SeraCare common stock.

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         The proposed maximum aggregate value of the transaction for purpose of calculating the filing fee only is $116.5 million. The filing fee equals one-fiftieth of one percent of the aggregate value of the transaction.

    (4)  Proposed maximum aggregate value of transaction:
         $116.5 million

    (5)  Total fee paid:
         $23,300.00

[X] Fee paid previously with preliminary materials:


[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)  Amount previously paid:

    (2)  Form, Schedule or Registration Statement No.:

    (3)  Filing Party:

    (4)  Date Filed:

                                SeraCare, Inc.
                       1925 Century Park East, Suite 1970
                         Los Angeles, California 90067

                               ----------------

To the Stockholders of SeraCare, Inc.:

   You are cordially invited to attend a special meeting of the stockholders of
SeraCare, Inc. to be held on September   , 2001, at 10:00 a.m., local time, at
The St. Regis Hotel located at 2055 Avenue of the Stars, Los Angeles, California 90067.


   At this special meeting, we will ask you to adopt the merger agreement that we entered into on June 10, 2001, and subsequently amended on August 1, 2001, with Instituto Grifols, S.A., a subsidiary of Probitas Pharma, S.A. Under the agreement, our company will be merged with a wholly owned subsidiary of Instituto Grifols. The merger is conditioned upon, among other things, the prior spin-off of our SeraCare Life Sciences, Inc. subsidiary (formerly known as The Western States Group, Inc.) to our stockholders. As a result of the merger and spin-off, SeraCare will become an indirect subsidiary of Probitas Pharma, and SeraCare Life Sciences will become a stand-alone company. Probitas Pharma (formerly known as Grupo Grifols, S.A.) is organized under the laws of Spain and its headquarters are located in Barcelona.


   If we complete the spin-off and the merger, you will receive:

  . in the spin-off, two shares of SeraCare Life Sciences common stock for every five shares of SeraCare common stock that you own on the record date for the spin-off; and


  . in the merger, a cash payment for each share of SeraCare common stock that you own at the time of the merger.

   The aggregate consideration to be paid by Instituto Grifols in the merger is fixed at $116.5 million in cash plus the assumption of SeraCare's debt. The exact amount of cash that you will receive in the merger for each share of SeraCare common stock will depend upon the number of SeraCare options and warrants that are exercised prior to the closing of the merger. We currently estimate that the cash payment to stockholders will be in the range of $6.60 to $6.70 per share.


   We cannot complete the merger unless all of the conditions to closing are satisfied, including the adoption of the merger agreement by a majority of the outstanding shares of SeraCare common stock entitled to vote. Assuming that our stockholders adopt the merger agreement and all other closing conditions are satisfied or waived, the spin-off and merger will be completed promptly following the special meeting. The spin-off is conditioned on approval of the merger, and will not occur unless our stockholders adopt the merger agreement. However, the spin-off of SeraCare Life Sciences does not require the approval of our stockholders, and you are not being asked to vote on the spin-off.

   Probitas Pharma is, and since 1996 has been, the largest customer of our plasma operations. Representatives of Probitas Pharma approached our company this past January and asked us to consider a business combination, which after several months of negotiations resulted in the proposed merger and spin-off described in the attached proxy statement. Our board, along with our financial advisor, VSI Advisors, L.L.C., carefully considered the proposed structure and reviewed in detail the terms of the proposed merger and spin-off. Our board concluded that the proposed structure provides value to stockholders, both currently, through the cash to be paid to them pursuant to the merger agreement, and over the long term, through their continued investment in SeraCare Life Sciences. As a result, our board has determined that the proposed merger and spin-off transactions are in the best interests of the company and our stockholders. Accordingly, the board recommends that you vote "FOR" the adoption of the merger agreement.

   Certain stockholders of SeraCare, who own approximately 27% of our outstanding common stock as of June 10, 2001, have entered into voting agreements with Instituto Grifols pursuant to which the stockholders have, among other things, granted to Instituto Grifols an irrevocable proxy to vote their shares in favor of the adoption of the merger agreement and in favor of any other matter reasonably determined to be necessary to consummate the merger.

   The attached notice of special meeting and proxy statement explain the proposed merger and merger agreement, describe the spin-off transaction and provide detailed information concerning the special meeting. The receipt of cash in the merger and shares of SeraCare Life Sciences common stock in the spin-off will be a taxable transaction to SeraCare stockholders. Please carefully read the proxy materials, including the appendices.

   Your vote is very important to us. Whether or not you plan to attend the special meeting, we urge you to complete, sign, date and return the enclosed proxy card to ensure that your shares are represented at the special meeting.

   If you have any questions about the merger agreement or the merger, please call Georgeson Shareholder, our proxy solicitors, toll-free at 1-888-420-4761 or our investor relations firm, Jaffoni & Collins at (212) 835-8500.


   PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY CARD IN THE ENCLOSED ENVELOPE.

                                          Very truly yours,

                                          Barry D. Plost
                                          President, Chairman and CEO

Proxy Statement dated August   , 2001, and first mailed to stockholders on or
about August   , 2001.

                                 SeraCare, Inc.
                       1925 Century Park East, Suite 1970
                         Los Angeles, California 90067

                               ----------------

                   Notice of Special Meeting of Stockholders

                     to be held on September   , 2001


                               ----------------

TO THE STOCKHOLDERS OF SERACARE, INC.:

   NOTICE IS HEREBY GIVEN that a special meeting of stockholders of SeraCare,
Inc. will be held on September    , 2001, at 10:00 a.m., local time, at The St.
Regis Hotel, located at 2055 Avenue of the Stars, Los Angeles, California 90067 for the following purposes:


     1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of June 10, 2001, as subsequently amended on August 1, 2001, by and among Instituto Grifols, S.A., SI Merger Corp. and SeraCare, Inc.; and


     2. To transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

   The proposed merger is more fully described in the accompanying proxy statement and its appendices, which are part of this notice.

   Only stockholders of record on July 31, 2001 are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements of the meeting. All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to sign and return the enclosed proxy as promptly as possible in the enclosed envelope. You may revoke your proxy in the manner described in the attached document at any time before it has been voted at the special meeting. Any stockholder attending the meeting may vote in person even if he or she has previously returned a proxy.

                                          Sincerely,

                                          JERRY L. BURDICK
                                          Secretary and Chief Financial
                                           Officer

Los Angeles, California
August   , 2001


 YOUR VOTE IS VERY IMPORTANT TO US. A PROXY CARD IS CONTAINED IN THE ENVELOPE IN WHICH THIS PROXY STATEMENT WAS MAILED. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE ENCOURAGED TO VOTE ON THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING AND COMPLETE, SIGN AND DATE THE PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPIN-OFF...................   1

SUMMARY...................................................................   5
  The Companies...........................................................   5
  The Special Meeting.....................................................   6
  Record Date.............................................................   6
  Vote Required...........................................................   6
  Voting Agreements.......................................................   6
  Proxies.................................................................   6
  The Merger..............................................................   6
  Purpose and Certain Effects of the Merger and Spin-off..................   7
  Reasons for the Merger and Spin-off.....................................   7
  Recommendation of the Board of Directors................................   7
  Financial Advisor.......................................................   8
  Opinion of CIBC World Markets...........................................   8
  Description of Commitment Letter........................................   8
  Federal Income Tax Considerations.......................................   8
  Interests of Certain Persons in the Merger; Potential Conflicts of
   Interest...............................................................   9
  Appraisal Rights........................................................   9
  Conditions to the Merger................................................   9
  Termination of the Merger Agreement.....................................   9
  Termination Fee.........................................................  10
  Accounting Treatment....................................................  10
  Procedures for Receipt of Merger Consideration..........................  10

INFORMATION CONCERNING THE SPECIAL MEETING................................  11
  Matters to be Considered................................................  11
  Record Date; Shares Entitled to Vote; Quorum............................  11
  Vote Required...........................................................  11
  Proxies; Proxy Solicitation.............................................  11
  Effects of Abstentions and Broker Non-Votes.............................  12

THE MERGER................................................................  13
  Background of the Merger................................................  13
  Purpose and Certain Effects of the Merger and Spin-Off..................  15
  Recommendation of the Board of Directors................................  16
  Reasons for the Merger and Spin-Off.....................................  16
  Use of Forecasts and Projections........................................  17
  Financial Advisor.......................................................  19
  Opinion of CIBC World Markets...........................................  19
  Description of Commitment Letter........................................  23
  Federal Income Tax Considerations.......................................  24
  Interests of Certain Persons in the Merger; Potential Conflicts of
   Interest...............................................................  26
  Stock Options and Warrants..............................................  27
  Security Ownership of Management and Certain Securityholders............  27
  Indemnification; Directors and Officers' Insurance......................  28
  Appraisal Rights........................................................  28

                                                                            Page
                                                                            ----
THE MERGER AGREEMENT.......................................................  31
  Structure of the Transaction.............................................  31
  The Surviving Corporation................................................  31
  Board of Directors and Officers of the Surviving Corporation.............  31
  Treatment of Stock Options and Warrants..................................  32
  Representations and Warranties...........................................  32
  Certain Covenants........................................................  33
  Non-Solicitation of Alternative Proposals................................  34
  Additional Agreements....................................................  35
  Conditions to the Merger.................................................  36
  Termination of the Merger Agreement......................................  37
  Termination Fee..........................................................  38
  Payment of Expenses......................................................  38
  Definition of a Material Adverse Effect..................................  39
  Non-Survival of Representations and Warranties...........................  39
  Voting Agreements........................................................  39
  Other Ancillary Agreements...............................................  40

SPIN-OFF...................................................................  41
  Spin-Off Overview........................................................  41
  Assets of SeraCare Life Sciences.........................................  41
  Liabilities of SeraCare Life Sciences....................................  41
  Employee Matters.........................................................  42
  Tax Matters..............................................................  42
  Supply and Services Agreement/Warrant....................................  42
  Trademark License........................................................  43
  Registration Statement/Information Statement.............................  43
  Noncompetition Agreements................................................  43
  Mutual Releases/Indemnification..........................................  43
  Management...............................................................  43

OTHER MATTERS AND INFORMATION..............................................  43
  Accounting Treatment.....................................................  43
  Series C Preferred Stock.................................................  43
  Antitrust Considerations.................................................  44
  Regulatory Approval......................................................  44
  Forward Looking Statements...............................................  44
  Stockholder Proposals....................................................  45
  Where You Can Find More Information......................................  45

APPENDIX A--Agreement and Plan of Merger

APPENDIX B--Opinion of CIBC World Markets Corp.

APPENDIX C--Delaware General Corporation Law Section 262

            QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPIN-OFF

Q: What is happening in the proposed transaction?

A: This transaction has two components. First, if stockholders adopt the merger agreement, and the other conditions to the merger are satisfied or waived, we will distribute or "spin-off" to our stockholders all of the outstanding shares of SeraCare Life Sciences, our life sciences business. Second, following the spin-off of SeraCare Life Sciences, we will merge with a wholly owned subsidiary of Instituto Grifols, S.A., whose ultimate parent is Probitas Pharma, S.A. Following these transactions, SeraCare Life Sciences will be a stand-alone company owned by our stockholders, and SeraCare will be a wholly owned subsidiary of Instituto Grifols.

Q: What will I receive for my shares if the merger and the spin-off are completed?

A: In the spin-off, you will receive two shares of SeraCare Life Sciences common stock for every five shares of SeraCare common stock that you own on the record date for the spin-off. If the merger is completed, and you have not exercised your right to an appraisal of the value of your shares, you will receive a cash payment for each share of SeraCare common stock that you own at the time of the merger. We currently estimate that the amount of cash that you will receive will be between $6.60 and $6.70 per share. Although the aggregate cash consideration to be paid by Instituto Grifols in the merger is fixed at $116.5 million, the exact amount of cash to be received in exchange for each share of SeraCare common stock is based on a formula, calculated as follows:


  . $116.5 million;

  . plus the total cash paid to SeraCare, in the aggregate, as the result of the exercise of any options or warrants for SeraCare's common stock (excluding warrants to purchase an aggregate of 3,648,599 shares of SeraCare common stock exercised by certain warrant holders) from June 7, 2001, until the closing;

  . less the total cash payable to option or warrant holders to cash out all options and warrants to purchase SeraCare's common stock that are outstanding immediately prior to the effective time of the merger;

   divided by:

  . 13,889,615 (the number of shares of SeraCare's common stock outstanding as of June 6, 2001, assuming the conversion of all outstanding shares of SeraCare Series C preferred stock into shares of SeraCare common stock, and including warrants to purchase an aggregate of 3,648,599 shares of SeraCare common stock exercised by certain warrant holders);

  . plus the total number of shares of SeraCare's common stock issued as a result of the exercise of any options or warrants (excluding warrants to purchase an aggregate of 3,648,599 shares of SeraCare common stock exercised by certain warrant holders) from June 7, 2001 until the closing.

Q: How does the value of SeraCare Life Sciences impact the cash consideration that I receive for my shares in the merger?

A: Holders of options or warrants to purchase SeraCare common stock who hold their options or warrants as of the record date for the spin-off will have their SeraCare options or warrants cancelled in exchange for cash at the closing of the merger and an option or warrant to purchase common stock of SeraCare Life Sciences. The SeraCare Life Sciences option or warrant will have an exercise price equal to 2.5 multiplied by the exercise price of the SeraCare option or warrant multiplied by 0.079, which amount is calculated in accordance with the merger agreement as follows:


  . $10.0 million, representing the fair market value of SeraCare Life
    Sciences as determined by Duff & Phelps, LLC;


   divided by:

  . $116.5 million;

  . plus $10.0 million.

   The exercise price of the SeraCare option or warrant will be adjusted by subtracting from its exercise price, forty percent of the exercise price of the related SeraCare Life Sciences option or warrant. As a result, a greater value of SeraCare Life Sciences results in a greater exercise price of the SeraCare Life Sciences options and warrants and a lower exercise price of the remaining SeraCare options and warrants. The lower the exercise price of the SeraCare options and warrants, the larger the spread between the exercise price and the cash amount to be paid in the merger per SeraCare option and warrant. A larger spread will result in a greater portion of the $116.5 million total cash consideration to be paid by Instituto Grifols in the merger being paid to the holders of SeraCare options and warrants, which will result in a lower cash consideration per share for the holders of SeraCare common stock.


Q: How was the fair market value of SeraCare Life Sciences be determined?


A: The fair market value of SeraCare Life Sciences was determined by an appraisal performed by Duff & Phelps, LLC, an independent third-party valuation firm retained by SeraCare to perform the appraisal. The determination of the fair market value of SeraCare Life Sciences by Duff & Phelps, LLC will be used under the merger agreement as part of the formula to determine the exercise price of the SeraCare Life Sciences options and warrants.


Q: When will I know exactly what I receive in the spin-off and merger?

A: In the spin-off, you will receive two shares of SeraCare Life Sciences common stock for every five shares of SeraCare common stock that you own as of the record date for the spin-off. The exact amount of cash per share of SeraCare common stock that you will receive in the merger cannot be determined until the closing of the merger, because the exact cash amount is dependent upon the number of options and warrants to purchase SeraCare common stock that are outstanding immediately prior to the closing of the merger.


Q: Will the spin-off occur even if the merger agreement is not adopted?

A: No.

Q: Why was the merger agreement amended?


A: The merger agreement was amended solely to reflect a change in the ratio of shares of SeraCare Life Sciences that will be distributed in the spin-off from a ratio of one share of SeraCare Life Sciences common stock for every share of SeraCare common stock held by a stockholder as of the record date for the spin-off, to a ratio of two shares of SeraCare Life Sciences common stock for every five shares of SeraCare common stock held by a stockholder as of the record date for the spin-off.


Q: What specifically am I being asked to vote on?

A: You are being asked to vote on whether to adopt the merger agreement. You are not being asked to vote on or approve the spin-off transaction.

Q: What is the vote required to adopt the merger agreement?

A: In accordance with Delaware law and SeraCare's certificate of incorporation, the standard required to adopt the merger agreement is the affirmative vote of a majority of the outstanding shares of SeraCare common stock entitled to be voted on the merger agreement. This means that the affirmative vote of at least 6,791,836 shares of common stock is required for adoption of the merger agreement. Certain stockholders of SeraCare, who own approximately 27% of the outstanding common stock as of June 10, 2001, have entered into voting agreements with Instituto Grifols pursuant to which the stockholders have, among other things, granted to Instituto Grifols an irrevocable proxy to vote their shares in favor of the adoption of the merger agreement.

Q: When and where is the special meeting?

A: The special meeting will take place on September   , 2001 at 10:00 a.m.,
   local time, at The St. Regis Hotel located at 2055 Avenue of the Stars, Los Angeles, California 90067.


Q: When will the proposed merger and the spin-off occur?

A: We are working toward completing the merger and spin-off as quickly as possible. We expect to complete the merger and spin-off in the late summer or fall of 2001. If our stockholders vote to adopt the merger agreement, and the other conditions to the merger are satisfied or waived, the spin-off will occur one day prior to the completion of the merger.


Q: What are the United States federal income tax consequences of the merger and the spin-off of the SeraCare Life Sciences common stock?

A: We expect that each stockholder will recognize capital gain or loss, equal, in each case, to the difference between (a) the fair market value of the SeraCare Life Sciences shares received in the spin-off plus the cash proceeds received pursuant to the merger and (b) the stockholder's adjusted tax basis in the SeraCare common stock surrendered in exchange therefor. However, if the receipt of the SeraCare Life Sciences common stock is treated by the Internal Revenue Service as a separate transaction for tax purposes, the spin-off would be deemed to be a distribution taxable as a dividend to the extent of our current or accumulated earnings and profits. Because the tax consequences of the spin-off and the merger are complex and may vary depending on your particular circumstances, we recommend that you consult your tax advisor concerning the federal (and any state or local) tax consequences to you of the spin-off and the merger.

Q: What do I need to do now?

A: We urge you to read this proxy statement carefully, including its appendices, consider how the merger would affect you as a stockholder, and vote. After you read this proxy statement, you should complete, sign and date your proxy card and mail it in the enclosed return envelope as soon as possible, even if you plan to attend the special meeting in person, so that your shares may be represented at the special meeting. If you sign, date and send in your proxy without indicating how you want to vote, all of your shares will be voted "FOR" the adoption of the merger agreement and, therefore, the merger.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Your broker will only be permitted to vote your shares if you provide instructions to your broker on how to vote. You should follow the procedures provided by your broker regarding the voting of your shares and be sure to provide your broker with instructions on how to vote your shares. If you do not give voting instructions to your broker, you will, in effect, be voting against the adoption of the merger agreement.

Q: What if I want to change my vote after I have mailed my signed proxy card?

A: You can change your vote by sending in a later-dated, signed proxy card or a written revocation to our secretary at 1925 Century Park East, Suite 1970, Los Angeles, California 90067, who must receive it before your proxy has been voted at the special meeting, or attend the special meeting in person and vote. Your attendance at the special meeting will not, by itself, revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions received from your broker to change those voting instructions.

Q: Do I have appraisal rights?

A: Yes. If you do not vote in favor of adoption of the merger agreement, make a written demand for appraisal of your shares prior to the vote at the special meeting, continue to hold your shares of record through the date of the merger and otherwise follow the procedural requirements of the Delaware General Corporation Law, you will be entitled to have your shares appraised by the Delaware Court of Chancery and receive the fair value of your shares, as determined by the Court, in cash. See "The Merger-- Appraisal Rights."

Q: How can I find more information about SeraCare Life Sciences?

A: A separate information statement with respect to the common stock of SeraCare Life Sciences is being provided to you. The information statement should provide you with adequate information about the life sciences business. We urge you to read the information statement and this document carefully.

Q: What happens if I do not vote my proxy, if I do not instruct my broker to vote my shares or if I abstain from voting?

A: If you do not vote your proxy, do not instruct your broker to vote your shares, or abstain from voting, it will have the same effect as a vote against the adoption of the merger agreement.

Q: Should I send in my stock certificates now?

A: No. If we complete the merger, you will receive written instructions for exchanging your SeraCare stock certificates for your cash payment.

Q: Who can help answer my questions?

A: If you have more questions about the merger or, if you would like additional copies of this proxy statement or the proxy card, you should call our proxy solicitors, Georgeson Shareholder, toll-free at 1-888-420-4761 or our investor relations firm, Jaffoni & Collins at (212) 835-8500.

   NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED IN THIS DOCUMENT, AND IF GIVEN OR MADE, THAT INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS DOCUMENT DOES NOT IMPLY THAT THERE HAS BEEN NO CHANGE IN THE MATTERS DISCUSSED IN THIS DOCUMENT OR IN THE AFFAIRS OF SERACARE OR INSTITUTO GRIFOLS SINCE THE DATE OF THIS DOCUMENT.

                                    SUMMARY

   This summary, together with the question and answer section, highlights important information discussed in greater detail elsewhere in this proxy statement. This summary may not contain all of the information you should consider before voting on the merger agreement. To more fully understand the merger and spin-off, you should read carefully this entire proxy statement and all of its appendices before voting on whether to adopt the merger agreement. You can also refer to "WHERE YOU CAN FIND MORE INFORMATION" on page 45 for additional information about SeraCare, Inc.


The Companies

   SERACARE, INC.
   1925 Century Park East, Suite 1970
   Los Angeles, California 90067
   Tel: (310) 772-7777

   SeraCare is a bioscience company and fully integrated manufacturer of plasma-based therapeutic and diagnostic products. SeraCare operates 42 source plasma and antibody collection centers throughout the United States, and sells its products to major pharmaceutical manufacturing and biotech companies worldwide for use in making plasma-derived therapeutic and diagnostic products.

   If the stockholders vote to adopt the merger agreement, and the other conditions to the merger are satisfied or waived, SeraCare's life sciences business will be spun off to stockholders through a distribution of the common stock of SeraCare Life Sciences. SeraCare Life Sciences, formerly known as The Western States Group, Inc., is an FDA licensed marketing organization for and manufacturer of therapeutic based blood plasma products, diagnostic test kits, specialty plasma and bulk materials.

   INSTITUTO GRIFOLS, S.A.
   c/o Probitas Pharma, S.A.
   C/ de la Marina, 16-18
   Torre Mapfre, Pl. 27
   08005 Barcelona, Spain
   Tel: 34-93-571-0500

   Instituto Grifols is a subsidiary of Probitas Pharma. Probitas Pharma is a private company headquartered in Barcelona, Spain, and was founded in 1940. Probitas Pharma is one of the leading fractionators of plasma-derived blood products, and in addition to fractionation, the company's primary areas of business are bioscience, pharma-medical delivery and diagnostics. Among other products, the company currently produces FDA-approved albumin and is developing several new products. The company currently markets its products in Europe, Latin America and the United States, and is expanding into Asian markets. Probitas Pharma is SeraCare's largest customer for plasma based products.

   SI MERGER CORP.
   c/o Probitas Pharma, S.A.
   C/ de la Marina, 16-18
   Torre Mapfre, Pl. 27
   08005 Barcelona, Spain

   SI Merger Corp. is a Delaware corporation and wholly owned subsidiary of Instituto Grifols, formed solely for the purpose of facilitating the merger. If and when the merger takes place, SI Merger Corp. will be merged with and into SeraCare and SeraCare will be wholly owned by Instituto Grifols. SI Merger Corp. is often referred to in this proxy statement as Merger Sub.

The Special Meeting (p. 11)

   The special meeting will take place on September   , 2001 at The St. Regis
Hotel located at 2055 Avenue of the Stars, Los Angeles, California 90067 at 10:00 a.m. local time.


Record Date (p. 11)

   The record date for determining the holders of shares of our outstanding common stock entitled to vote at the special meeting is July 31, 2001. On the record date, 13,583,671 shares of our common stock were outstanding and entitled to vote on the proposal to adopt the merger agreement.


Vote Required (p. 11)

   In order for the merger agreement to be adopted, the holders of a majority of our outstanding common stock entitled to vote at the meeting must vote "FOR" its adoption. Each share of common stock is entitled to one vote.

Voting Agreements (p. 39)

   Certain of our stockholders have informed us that they intend to vote all of their shares of SeraCare common stock, representing approximately 27% of the outstanding common stock as of June 10, 2001, "FOR" adoption of the merger agreement. Those stockholders have entered into voting agreements with Instituto Grifols pursuant to which the stockholders, among other things, have granted to Instituto Grifols an irrevocable proxy to vote in favor of adoption of the merger agreement, in favor of any other matter reasonably determined to be necessary to consummate the merger, and against any action or agreement that would impede or interfere with the merger.

Proxies (p. 11)

   Shares of common stock represented by properly executed proxies received at or prior to the special meeting that have not been revoked will be voted at the special meeting in accordance with the instructions indicated on the proxies. Shares of common stock represented by properly executed proxies for which no instruction is given will be voted "FOR" the adoption of the merger agreement. Your proxy may be revoked at any time before it is voted.

The Merger (p. 13)

   Instituto Grifols is acquiring SeraCare for $116.5 million in cash and the assumption of our debt, the balance of which was approximately $31 million as of June 10, 2001. Upon completion of the merger, SI Merger Corp. will be merged with and into SeraCare, and SeraCare will continue as the surviving corporation. If our stockholders vote to adopt the merger agreement, and the other conditions to the merger are satisfied or waived, we will spin-off our life sciences subsidiary in a distribution to our stockholders of the shares of common stock of SeraCare Life Sciences. The merger will occur according to the terms and conditions of the merger agreement, which is attached as Appendix A to this proxy statement. You should read the description of the merger agreement contained in this proxy statement under the heading "THE MERGER AGREEMENT" and the attached merger agreement carefully. We expect the merger to be completed during the late summer or fall of 2001.

Purpose and Certain Effects of the Merger and Spin-off (p. 15)

 The Merger

   If the merger agreement is adopted by our stockholders and if the other conditions to the merger are either satisfied or waived:

  . you will receive a cash payment for each share of SeraCare common stock that you own at the time of the merger, which we currently estimate will be between $6.60 and $6.70 per share;


  . SI Merger Corp. will be merged with and into SeraCare;

  . SeraCare will become a wholly owned subsidiary of Instituto Grifols;

  . SeraCare will no longer be a public company required to file reports under the Securities Exchange Act;

  . the common stock of SeraCare will no longer be quoted on the American
    Stock Exchange;

  . you will no longer have an interest in SeraCare's future earnings or growth; and

  . holders of options or warrants to purchase SeraCare common stock who hold their options or warrants as of the record date for the spin-off will have their SeraCare options or warrants cancelled in exchange for cash at the closing of the merger and an option or warrant to purchase common stock of SeraCare Life Sciences as described below.


 The Spin-Off

   As part of the spin-off, but conditioned on adoption of the merger agreement by our stockholders, and the satisfaction or waiver of the other conditions to the merger:

  . you will receive two shares of SeraCare Life Sciences common stock as a stock distribution for every five shares of SeraCare common stock that you own on the record date for the spin-off; and


  . option and warrant holders of SeraCare, who hold unexercised options or warrants as of the record date for the spin-off, will receive an option or warrant, as applicable, exercisable for a number of shares of common stock of SeraCare Life Sciences equal to forty percent of the number of shares for which their SeraCare option or warrant was exercisable.


   Immediately after the spin-off, SeraCare Life Sciences' assets will consist primarily of cash, inventory, trade receivables and certain fixed assets used directly in, or generated by, the life sciences operations. Immediately after the spin-off, SeraCare Life Sciences' liabilities will consist primarily of accounts payable, accrued liabilities and other ordinary course obligations of the life sciences operations.

Reasons for the Merger and Spin-off (p. 16)

   Representatives of Probitas Pharma approached our company this past January and asked us to consider a business combination, which after several months of negotiations resulted in the proposed merger and spin-off described in the attached proxy statement. Our board, along with our financial advisor, VSI Advisors, L.L.C., carefully considered the proposed structure and reviewed in detail the terms of the proposed merger and spin-off. Our board concluded that the proposed structure provides value to stockholders, both currently, through the cash to be paid to them pursuant to the merger agreement, and over the long term, through their continued investment in SeraCare Life Sciences. In reaching its conclusion to approve and recommend the merger, the board considered several factors, which are explained in detail in the section titled "THE MERGER--Reasons for the Merger and Spin-off."

Recommendation of the Board of Directors (p. 16)

   Our board has voted "FOR," and recommends that the stockholders vote "FOR," the adoption of the merger agreement.

Financial Advisor (p. 19)

   VSI Advisors, L.L.C. advised our board of directors during the negotiations with Probitas Pharma and on the structure of the merger and spin-off.

Opinion of CIBC World Markets (p. 19)

   In connection with the merger, CIBC World Markets Corp. delivered an opinion to our board of directors as to the fairness, from a financial point of view, of the merger consideration to be received by the holders of SeraCare common stock. The full text of CIBC World Markets' written opinion dated June 10, 2001 is attached to this proxy statement as Appendix B. We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken by CIBC World Markets. CIBC World Markets' opinion is addressed to the board of directors of SeraCare and does not constitute a recommendation to any stockholder as to any matters relating to the proposed merger or any related transaction. For a more detailed discussion of CIBC World Markets' opinion, see "THE MERGER--Opinion of CIBC World Markets."

Description of Commitment Letter (p. 23)

   The merger agreement is conditioned upon, among other things, Instituto Grifols obtaining financing. As evidence of its ability to obtain the financing necessary for it to consummate the merger, Instituto Grifols has obtained a commitment letter from UBS Warburg Ltd. and William Blair & Company L.L.C., dated June 28, 2001. Pursuant to the commitment letter, and subject to certain conditions described in the commitment letter, UBS (Luxembourg) S.A. and William Blair & Company have committed to provide a mezzanine facility to Probitas Pharma, which will enable Instituto Grifols to pay you the per share cash payment as the merger consideration, pay certain fees and expenses incurred in connection with the merger, and refinance certain portions of SeraCare's existing debt. The commitment letter terminates on the earlier to occur of October 15, 2001 and the execution of the definitive financing agreements contemplated by the commitment letter.

   Consummation of the financing contemplated by the commitment letter is subject to satisfaction of the conditions set forth in the commitment letter and is more fully described in "THE MERGER--Description of Commitment Letter."

Federal Income Tax Considerations (p. 24)

   We expect that each stockholder will recognize capital gain or loss with respect to the stockholder's SeraCare stock, equal, in each case, to the difference between (a) the fair market value of shares of SeraCare Life Sciences common stock received in the spin-off plus the cash proceeds received pursuant to the merger and (b) the stockholder's adjusted tax basis in the SeraCare common stock surrendered in exchange therefor. However, if the receipt of the SeraCare Life Sciences common stock is treated by the Internal Revenue Service as a separate transaction for tax purposes, the spin-off of the shares of SeraCare Life Sciences common stock would be deemed to be a distribution taxable as a dividend to the extent of our current or accumulated earnings and profits. Holders of options and warrants to purchase SeraCare common stock should consult with their tax advisor as to the tax consequences of the spin-off and merger with respect to their options and warrants.

   BECAUSE THE TAX CONSEQUENCES OF THE SPIN-OFF AND THE MERGER ARE COMPLEX AND MAY VARY DEPENDING ON YOUR PARTICULAR CIRCUMSTANCES, WE RECOMMEND THAT YOU CONSULT YOUR TAX ADVISOR CONCERNING THE FEDERAL (AND ANY STATE OR LOCAL) TAX CONSEQUENCES TO YOU OF THE SPIN-OFF AND THE MERGER.

Interests of Certain Persons in the Merger; Potential Conflicts of Interest (p.
26)

   In considering the recommendation of our board, you should be aware that some of our executive officers and directors have interests that are different from, or in addition to, those of our stockholders. If we complete the merger, these will include:

  . change of control provisions in our option agreements that give rise to accelerated vesting of outstanding options to acquire our common stock;

  . an employment agreement with one of our executive officers that has a change of control provision that would require us to make payments to that officer in the event that his employment is terminated in connection with the merger;

  . Barry Plost signing a three year extension to his current employment agreement as CEO of SeraCare; and

  . the initial board of directors of SeraCare Life Sciences is expected to be the same as the current board of directors of SeraCare.

   These interests were among the factors that our board considered during its analysis and approval of the merger agreement and spin-off and its decision to recommend that our stockholders adopt the merger agreement.

Appraisal Rights (p. 28)

   If you do not wish to accept the estimated $6.60 to $6.70 per share merger consideration, then, if you do not vote in favor of the merger, make a written demand for appraisal of your shares prior to the vote at the special meeting, continuously hold your shares of record through the date of the merger, and otherwise comply with the procedures described in "THE MERGER--Appraisal Rights," you will have the right under Delaware law to seek a judicial appraisal of your shares to determine their "fair value."


Conditions to the Merger (p. 36)

   The obligations of SeraCare and Instituto Grifols to complete the merger are subject to several conditions, including:

  . the merger agreement must be adopted by a majority of the outstanding shares of common stock entitled to be voted thereon;

  . consummation of financing for the transaction;

  . the completion of the spin-off of SeraCare Life Sciences;

  . receipt by SeraCare of certain required consents; and

  . SeraCare's and Instituto Grifols' representations and warranties in the merger agreement must be accurate and complete in all material respects.

Termination of the Merger Agreement (p. 37)

   The merger agreement may be terminated under certain circumstances at any time prior to the time the merger is effective. Termination of the merger agreement may occur either before or after adoption of the merger agreement by SeraCare's stockholders by mutual written consent of SeraCare and Instituto Grifols. The merger agreement also may be terminated by SeraCare or Instituto Grifols under certain circumstances described in "THE MERGER AGREEMENT-- Termination of the Merger Agreement," including if the stockholders do not adopt the merger agreement or if the merger is not effective by the earlier of December 31, 2001 and the later of October 31, 2001, 45 calendar days after we have filed the definitive proxy statement with the SEC, or 30 calendar days after effectiveness of the Form 10 registration statement for SeraCare Life Sciences.

Termination Fee (p. 38)

   We have agreed to pay Instituto Grifols $3.45 million plus up to $1.5 million in expenses if the merger agreement is terminated under any of the circumstances described in "THE MERGER AGREEEMENT--Termination Fee." In the event that Instituto Grifols does not obtain financing, Instituto Grifols has agreed to pay us $3.45 million plus up to $1.5 million in expenses.

Accounting Treatment (p. 43)

   The merger will be accounted for under the purchase method of accounting in accordance with generally accepted accounting principles.

Procedures for Receipt of Merger Consideration

   You should not send your share certificates to us now. Shortly after the merger is completed, we will send you written instructions explaining how to exchange your SeraCare certificates for cash.

                  INFORMATION CONCERNING THE SPECIAL MEETING

General

   We are furnishing this proxy statement to holders of common stock in connection with the solicitation of proxies by our board of directors for use
at the special meeting to be held on September    , 2001, 10:00 a.m., local
time, at The St. Regis Hotel located at 2055 Avenue of the Stars, Los Angeles, California 90067, and at any adjournments or postponements of the special meeting. We are mailing this proxy statement, the attached notice of special meeting and the accompanying proxy card to our stockholders on or about August
   , 2001.


Matters to be Considered

   At the special meeting, holders of record of common stock on July 31, 2001 will consider and vote upon:

  . the merger agreement pursuant to which SI Merger Corp. will merge with and into SeraCare and SeraCare will become a wholly owned subsidiary of Instituto Grifols; and

  . such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Record Date; Shares Entitled to Vote; Quorum

   The board of directors has fixed the close of business on July 31, 2001 as the record date for determining the holders of shares of common stock who are entitled to notice of, and to vote at, the special meeting. As of the record date, 13,583,671 shares of common stock were issued and outstanding and held of record by approximately 376 stockholders. The holders of record on July 31, 2001 of shares of common stock are entitled to one vote per share of common stock held.


   The presence of holders of shares representing a majority of the outstanding shares of common stock entitled to be voted, whether in person or by properly executed proxy, is necessary to constitute a quorum for the transaction of business at the special meeting. Abstentions and "broker non-votes" (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will be treated as present for purposes of determining the presence of a quorum.

Vote Required

   Under Delaware law, SeraCare is required to submit the merger agreement to its stockholders for consideration and adoption. In accordance with Delaware law and SeraCare's certificate of incorporation, the required vote to adopt the merger agreement is the affirmative vote of a majority of the outstanding shares of common stock entitled to be voted on the proposal to adopt the merger agreement. This means that the affirmative vote of 6,791,836 shares of common stock is required for adoption of the merger agreement.


Proxies; Proxy Solicitation

   Shares of common stock represented by properly executed proxies received at or prior to the special meeting that have not been revoked will be voted at the special meeting in accordance with the instructions indicated on the proxies. Shares of common stock represented by properly executed proxies for which no instruction is given on the proxy will be voted "FOR" the adoption of the merger agreement. Stockholders are requested to complete, sign, date and promptly return the enclosed proxy card in the postage-prepaid envelope provided for this purpose to ensure that their shares are voted.

   You may revoke your proxy at any time prior to the time it is voted at the meeting. You may revoke your proxy by:

  . filing with the Secretary of SeraCare, before the taking of the vote at the special meeting, a written notice of revocation bearing a later date than the proxy;

  . executing a later dated proxy relating to the same shares and delivering it to the Secretary of SeraCare before the taking of the vote at the special meeting; or

  . attending the special meeting and voting in person (although attendance at the special meeting will not, in and of itself, revoke a proxy).

   Any written revocation or subsequent proxy should be delivered to SeraCare, Inc., 1925 Century Park East, Suite 1970, Los Angeles, California 90067,
Attention: Corporate Secretary, or hand delivered to the Secretary of SeraCare or his representative before the taking of the vote at the special meeting.

   If the special meeting is postponed or adjourned, at any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the special meeting (except for any proxies that previously have been revoked or withdrawn effectively), notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.

   We will bear the cost of soliciting proxies from our stockholders.

Effects of Abstentions and Broker Non-Votes

   For purposes of determining adoption of the merger agreement, abstentions will have the same legal effect as a vote "against" the adoption of the merger agreement. Broker non-votes will have the same effect as a vote "against" the adoption of the merger agreement.

                                   THE MERGER

Background of the Merger

   The terms and conditions of the merger were determined through arm's length negotiations between our senior management and the senior management of Instituto Grifols, and the respective boards of directors of SeraCare and Instituto Grifols. The discussions resulted in a written proposal from Instituto Grifols to acquire our company (except for our life sciences business) in a cash-out merger. The following is a brief discussion of the contacts and negotiations that have occurred between us and Instituto Grifols.

   Probitas Pharma, the parent of Instituto Grifols, is our largest customer. We began supplying plasma to Grifols in 1996. In fiscal 2001, Probitas Pharma accounted for approximately 65% of our revenue from plasma collection operations. Probitas Pharma is also our primary supplier of human serum albumin, a product for which SeraCare Life Sciences is a distributor.

   We have had informal discussions with Probitas Pharma during the past four years regarding a potential expansion of our respective business relationships. During that time, we have discussed various potential transactions, ranging from an equity investment by Probitas Pharma to a business combination with Probitas Pharma.

   On or about January 22, 2001, Ramon Riera, the Vice President of Marketing and Sales of Probitas Pharma, called Barry Plost, our Chief Executive Officer and President, to discuss in general terms a possible business combination involving SeraCare and Instituto Grifols.

   On or about January 24, 2001, Mr. Plost called Mr. Riera and indicated that SeraCare would be willing to entertain a proposal from Instituto Grifols regarding a business combination.

   Mr. Plost and Sam Anderson, one of our directors, traveled to Barcelona and met with representatives of Instituto Grifols on February 7 and 8, 2001. The parties agreed to begin an exchange of business and financial information and on February 12, 2001, entered into a confidentiality and standstill agreement. The parties agreed to meet in Century City on March 1 and 2, 2001 to continue their discussions.

   On February 24, 2001, our board held a regularly scheduled meeting during which Mr. Plost updated the board on the status of discussions with Instituto Grifols and the plans to continue those discussions on March 1 and 2, 2001.

   On March 1 and 2, 2001, representatives of SeraCare and Instituto Grifols attended a meeting in Century City, California, at which representatives of SeraCare discussed in general our business, prospects, operations and financial condition. Mr. Plost and Jerry Burdick, our Executive Vice President and Chief Financial Officer, attended the meeting on our behalf, and Victor Grifols, the Chief Executive Officer of Probitas Pharma, attended the meeting on behalf of Instituto Grifols. Instituto Grifols' legal and financial advisors and our legal counsel and VSI Advisors also attended the meeting. During the meeting, Messrs. Plost and Burdick provided a general overview of our plasma collection operations and the activities conducted by SeraCare Life Sciences. The parties agreed to consider various transaction structures, including a spin-off of our life sciences business to our stockholders, in order to achieve their respective business objectives. At the end of the meetings, the parties agreed to have Instituto Grifols' legal and financial advisors and our legal counsel and VSI Advisors continue their diligence and agreed to meet again in New York at the end of March to discuss valuation and structure, and to negotiate the potential terms of a definitive agreement. Instituto Grifols also requested that, concurrently with the execution of any definitive agreement, certain of our stockholders enter into a voting agreement to vote their shares in favor of the proposed transaction.

   From March 1, 2001 through June 10, 2001, we and our legal counsel worked with Instituto Grifols and its legal counsel to negotiate and draft the merger agreement, the voting agreements and the other transaction documents. Instituto Grifols conducted its diligence review of SeraCare, and the various officers and personnel of each company met or communicated to discuss in greater detail our business operations, including our agreements with third parties, our employees and our plans for conducting our business through consummation of the proposed merger.

   After the March 1 and 2 meetings, VSI Advisors, on our behalf, and Deutsche Bank, on behalf of Instituto Grifols, met to review business and financial information that we provided and to begin preliminary discussions on proposed valuations. At various points during these discussions, Deutsche Bank, on behalf of Instituto Grifols, and VSI Advisors, on our behalf, exchanged their preliminary views on valuation. During a March 20, 2001 phone call between representatives of Deutsche Bank and VSI Advisors, representatives of Deutsche Bank suggested an equity value for our entire company, including our life sciences business, of $85 to $95 million. Representatives of VSI Advisors responded that the proposed valuation was inadequate. During a March 22, 2001 phone call between representatives of Deutsche Bank and VSI Advisors, Deutsche Bank mentioned a range of equity values between $90 million and $125 million for our entire company. Later that same day, representatives of Deutsche Bank called representatives of VSI Advisors and suggested an equity value of $120 million for our entire company. Although the parties made substantial progress during these valuation discussions, it became clear that Instituto Grifols was not interested in the operations conducted by SeraCare Life Sciences. The parties agreed to continue pricing and valuation discussions with the full working group in New York on March 28 and March 29, 2001.

   On March 22, 2001, our board held a special meeting, during which Mr. Plost advised the board on the status of the continuing discussions with Instituto Grifols regarding a proposed business combination. Representatives of VSI Advisors advised the board regarding the results of its discussions with representatives of Deutsche Bank on financial diligence and proposed valuation approaches.

   On March 28 and 29, 2001, representatives of SeraCare and Instituto Grifols attended a meeting in New York City at which the parties continued negotiations on price and structure. Messrs. Plost and Burdick attended the meeting on behalf of SeraCare and Mr. Victor Grifols attended the meeting on behalf of Instituto Grifols. Instituto Grifols' legal and financial advisors and our legal counsel and VSI Advisors also attended the meeting. The parties engaged in multiple negotiation sessions over the two-day period. The parties agreed to consider a spin-off of SeraCare Life Sciences to the stockholders of SeraCare followed by a cash merger of SeraCare with Instituto Grifols. The parties then focused their negotiations on a price for the plasma collection operations of SeraCare. At the conclusion of these negotiations, representatives of Instituto Grifols offered an equity value for our plasma operations of $116.5 million and also offered to assume our existing debt. The parties then determined that at this stage it was appropriate to turn to structural issues and continue their evaluation of the legal, tax and business impact of the proposed spin-off followed by a cash merger. The parties also agreed to consider an extension of existing contractual relationships between the parties with respect to supply of plasma from SeraCare to Instituto Grifols and supply of albumin from Instituto Grifols to SeraCare Life Sciences. The parties agreed to extend their confidentiality and standstill agreement to allow for continued negotiations and due diligence.

   On March 30, 2001, our board held a regularly scheduled meeting during which Mr. Plost updated the board on the status of discussions with Instituto Grifols, including the proposed transaction structure and proposed price for our plasma collection operations. Representatives of VSI Advisors participated in this meeting by telephone and described for the board the recent negotiations on price and structure.

   Between March 31, 2001 and April 22, 2001, the parties and their representatives continued their discussions and also continued to conduct due diligence.

   On April 23, 2001, our board met to discuss the proposed merger transaction. Our board reviewed the then-current draft of the merger agreement and discussed the terms and provisions with our legal counsel, VSI Advisors and CIBC World Markets.

   On April 30, 2001, SeraCare's board met to discuss the proposed merger transaction. The board reviewed the then-current draft of the merger agreement. Mr. Plost informed the board that executives from Instituto Grifols were scheduled to be in Los Angeles on May 5, 2001 to review the current draft of the merger agreement. The board also discussed the status of Instituto Grifols' proposed financing for the transaction, the proposed spin-off and the tax ramifications of the proposed transaction.

   On May 14, May 21, May 29, and June 7, 2001, our board met and received updates from our management and legal counsel and VSI Advisors on the progress of negotiations, the merger agreement and transaction documents.

   On June 7, 2001, Mr. Plost traveled to New York to meet with Instituto Grifols and engaged in further discussions through June 9, 2001.

   On June 10, 2001, our board met to consider the proposed merger transaction and the proposed spin-off. Our legal counsel made a presentation regarding the terms and conditions of the merger agreement, the voting agreements and the spin-off agreements. CIBC World Markets delivered its oral opinion to the board, which opinion was confirmed by delivery of a written opinion dated June 10, 2001, to the effect that as of that date and based on and subject to the matters stated in its opinion, the merger consideration was fair, from a financial point of view, to the holders of SeraCare common stock. By unanimous vote, the board then concluded that the merger agreement was fair to, and in the best interests of, our stockholders, declared the merger agreement advisable, and approved the merger agreement, the voting agreements, the master separation and distribution agreement and other spin-off agreements, and approved the other matters that were necessary to authorize the transaction.

   Definitive agreements were executed after the conclusion of our board meeting on June 10, 2001, and we issued a press release announcing the transaction the next morning.

   On August 1, 2001, we entered into an amendment to the merger agreement in order to reflect a change in the ratio of shares of SeraCare Life Sciences that will be distributed in the spin-off from a ratio of one share of SeraCare Life Sciences common stock for every share of SeraCare common stock held by a stockholder as of the record date for the spin-off, to a ratio of two shares of SeraCare Life Sciences common stock for every five shares of SeraCare common stock held by a stockholder as of the record date for the spin-off.


Purpose and Certain Effects of the Merger and Spin-Off

   Our board carefully considered the proposed structure and reviewed in detail the terms of the proposed merger and spin-off. Our board concluded that the proposed structure provides value to stockholders, both currently, through the cash to be paid to them pursuant to the merger agreement, and over the long term, through their continued investment in SeraCare Life Sciences.

   The spin-off will be accomplished by our contribution to SeraCare Life Sciences of those assets and liabilities that relate primarily to our life sciences business. SeraCare Life Sciences already holds most of these assets and liabilities, but we will transfer those that it does not already hold to SeraCare Life Sciences prior to the closing of the merger.

   The merger will be accomplished by merging a wholly owned subsidiary of Instituto Grifols with and into SeraCare. SeraCare will be the surviving corporation. Instituto Grifols will then own 100% of SeraCare, and you will have no further ownership interest in SeraCare or its subsidiaries other than SeraCare Life Sciences, which will be spun-off to our stockholders prior to the merger. After the closing of the merger, we will delist our shares from the American Stock Exchange, although we expect that shares of the common stock of SeraCare Life Sciences will be registered under the Securities Exchange Act of 1934, and will initially be traded on the Over-the-Counter Bulletin Board after the spin-off is completed. The trading volume on the OTC Bulletin Board may be relatively low. Accordingly, holdings in SeraCare Life Sciences may be relatively illiquid, and investors must be prepared to bear the economic risks of such investment for an indefinite period of time.

   As a result of the completion of these two integrated portions of this transaction, as a SeraCare stockholder, you will receive:

  . a cash payment for each share of SeraCare common stock that you own at the time of the merger. We currently estimate that the cash amount you will receive will be between $6.60 and $6.70 per share. Although the aggregate cash consideration to be paid by Instituto Grifols in the merger is fixed at $116.5 million, the exact amount of cash to be received in exchange for each share of SeraCare common stock is based on a formula, calculated as follows:


    . $116.5 million;

    . plus the total cash paid to SeraCare, in the aggregate, as the result of the exercise of any options or warrants for SeraCare's common stock (excluding warrants to purchase an aggregate of 3,648,599 shares of SeraCare common stock exercised by certain warrant holders) from June 7, 2001, until the closing;

    . less the total cash payable to option or warrant holders to cash out all options and warrants to purchase SeraCare's common stock that are outstanding immediately prior to the effective time of the merger;

  divided by:

    . 13,889,615 (the number of shares of SeraCare's common stock outstanding as of June 6, 2001, assuming the conversion of all outstanding shares of SeraCare Series C preferred stock into shares of SeraCare common stock, and including warrants to purchase an aggregate of 3,648,599 shares of SeraCare common stock exercised by certain warrant holders);

    . plus the total number of shares of SeraCare's common stock issued as a result of the exercise of any options or warrants (excluding warrants to purchase an aggregate of 3,648,599 shares of SeraCare common stock exercised by certain warrant holders) from June 7, 2001 until the closing.

    . two shares of SeraCare Life Sciences common stock as a stock distribution for every five shares of SeraCare common stock that you own on the record date for the spin-off.


   The cash merger consideration to be received by our stockholders in the merger is also impacted by the value of SeraCare Life Sciences. The fair market value of SeraCare Life Sciences was determined by an appraisal performed by Duff & Phelps, LLC, an independent third-party valuation firm retained by SeraCare to perform the appraisal. The determination of the fair market value of SeraCare Life Sciences by Duff & Phelps, LLC will be used under the merger agreement as part of the formula to determine the exercise price of the SeraCare Life Sciences options and warrants.


   If our merger agreement is not adopted by the holders of a majority of the outstanding shares of common stock entitled to vote thereon, or any of the other conditions to the merger are not satisfied or waived, the merger will not be completed. In such an event, you will not receive any cash or other consideration from the merger, and the spin-off will not occur.

Recommendation of the Board of Directors

   The board of directors has unanimously approved and declared advisable the merger agreement, having concluded that the merger and the merger agreement are fair to, and in the best interests of, SeraCare and its stockholders and unanimously recommends that the stockholders of SeraCare vote "FOR" the adoption of the merger agreement.

Reasons for the Merger and Spin-Off

   In reaching its determination to approve the merger agreement and that the merger agreement is fair to, and in the best interests of, SeraCare and our stockholders, our board consulted extensively with our executive officers and VSI Advisors and considered the following factors:

  . the financial condition, results of operations and prospects of our life sciences business, both before and after giving effect to the merger and the spin-off;

  . the advice of VSI Advisors that, as a result of Probitas Pharma's strategic needs and significant relationship with our company, the consideration to be received by our stockholders in the proposed merger with Instituto Grifols was likely to be superior to that which would be offered by another bidder;

  . the consideration that it was an appropriate time to sell our interest in the plasma collection operations, given the market conditions existing at that time including worldwide supply and demand for plasma and historical market prices, volatility and trading information relating to our common stock;

  . the transaction allows our stockholders to receive a significant amount of cash in exchange for our plasma collection operations, while retaining their interests in our SeraCare Life Sciences business;

  . the belief that the terms and conditions of the merger agreement, including the parties' representations, warranties and covenants, and other terms contained in the merger agreement, were reasonable and necessary to accomplish the transaction with Instituto Grifols, and placed no undue burden on SeraCare;

  . the belief that the terms of the merger agreement relating to other potential bids and the circumstances in which we would be required to pay a termination fee would not materially deter a third party otherwise willing to make a superior bid from making such a bid;

  . the relatively large percentage of our sales that are made to a small number of customers and the expenses associated with diversifying our customer base. In fiscal 2001, approximately 65% of our sales from our plasma collection operations were to Probitas Pharma;

  . the extension of our existing albumin supply agreement with Instituto
    Grifols to 2006, and the ability to assign that supply agreement to SeraCare Life Sciences in the spin-off;

  . the financial presentation of CIBC World Markets, including its opinion dated June 10, 2001 to the board as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by the holders of SeraCare common stock, as described below under the caption "Opinion of CIBC World Markets;"

  . the continued access to our plasma center donor base and collection facilities by SeraCare Life Sciences; and

  . the interests of our directors and executive officers that are different from, or in addition to, the interests of our stockholders, including the fact that these individuals will receive payments in the event that the merger is completed, but that such payments are incidental to the enhanced value attainable by our stockholders as a result of our transaction structure.

   Due to the varying nature and complexity of all of the factors considered in connection with its evaluation of the merger agreement, the board did not quantify or otherwise attempt to rank or assign a relative weight to each of the different factors. In addition, individual members of the board may have given different weight to different factors or reached different conclusions as to whether a specific factor weighed in favor of or against approving the merger agreement, and no particular factor was deemed to be essential to the board's ultimate determination.

Use of Forecasts and Projections

   Prior to entering into the merger agreement, we provided to Instituto Grifols and CIBC World Markets certain information regarding our plasma collection operations that was not publicly available, including the projections provided in the chart below. SeraCare does not, as a matter of course, publicly disclose projections of future revenues or earnings. The projections were not prepared with a view to public disclosure or compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for Prospective Financial Information or generally accepted accounting principles. Our certified public accountants have not examined or compiled any of the projections or expressed any conclusion or provided any form of assurance with respect to the projections and, accordingly, assume no responsibility for them. They are included below to give our stockholders access to information that was not publicly available and that we provided to Instituto Grifols and CIBC World Markets.

   The projections are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those statements and should be read with caution. They are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and recent developments. While presented with numerical specificity, the projections were not prepared by us in the ordinary course and are based upon a variety of estimates and hypothetical assumptions made by our management with respect to, among other things, industry performance, general economic, market, interest rate and financial conditions, operating and other revenues and expenses, capital expenditures and working capital of SeraCare, and other matters.

   In preparing the projections, our management made key assumptions with respect to increases in the volume of plasma collected, increases in plasma pricing and increases in our costs. With respect to increases in plasma volume, we assumed an increase in the volume of plasma collected in fiscal 2002 of 36% over fiscal 2001 collections, reflecting the benefit of a full year of collections from recently acquired plasma collection centers as well as a ramp up in operations at several of our newer plasma collection centers. Thereafter, we assumed an increase in the volume of plasma collected of 13% from fiscal 2002 to fiscal 2003 and an annual increase of 10% for fiscal 2004 and 2005. With respect to customer pricing, we assumed a $15 per liter increase for those of our contracts that were renewed during fiscal 2002, and a $10 per liter increase for each year thereafter for those of our contracts renewed during such period. With respect to our operating and administrative costs, we assumed our costs would remain constant on a per liter basis, with the exception that selling, general and administrative costs would increase at an annual rate of 10% and that we would reduce labor costs slightly by fiscal 2003 to reflect assumed improvements in operating efficiencies. None of the assumptions may be realized, and they are inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond our control. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate, and actual results may materially differ. Because the merger is conditioned on the spin-off of our life sciences business, the projections only apply to our plasma collection operations, and do not include projections for our life sciences business. In addition, the projections do not take into account any of the transactions contemplated by the merger agreement, including the merger and related financing, which may also cause actual results to differ materially.

   For these reasons, as well as the bases and assumptions on which the projections were compiled, the inclusion of the projections should not be regarded as an indication that we, Instituto Grifols and their affiliates, CIBC World Markets or any other person consider the projections to be an accurate prediction of future events, and they should not be relied on as such. We do not assume any responsibility to any stockholder for the reasonableness, completeness, accuracy or reliability of the projections. No one has made, or makes, any representation to any person regarding the information contained in the projections and we do not intend to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrences of future events even in the event that any or all of the assumptions are shown to be in error.

   Projected Financial Information for SeraCare Plasma Collection Operations
                                  (unaudited)
                             (Dollars in millions)

                                                         Fiscal Year End 2/28
                                                      --------------------------
                                                      2002   2003   2004   2005
                                                      ----- ------ ------ ------
REVENUES............................................. $83.6 $108.5 $119.1 $130.7
EBITDA(1)............................................ $15.2 $ 32.0 $ 35.3 $ 39.0
EBIT(2).............................................. $12.9 $ 29.7 $ 33.0 $ 36.6

--------
(1) Earnings before interest, taxes, depreciation and amortization (EBITDA). EBITDA is a financial measure that is not recognized by generally accepted accounting principles.

(2) Earnings before interest and taxes (EBIT). EBIT is a financial measure that is not recognized by generally accepted accounting principles.

Financial Advisor

   We engaged VSI Advisors, L.L.C. on May 18, 2000 (then a unit of Prudential Securities Incorporated and known as Prudential Vector Healthcare Group) to act as our financial advisor and to assist us in evaluating our strategic alternatives. From May 2000 until January 2001, we remained in contact with VSI Advisors, but had not made a determination to sell all or a part of our company and therefore did not authorize VSI Advisors to market our company. In January 2001, after receipt of the inquiry from Probitas Pharma, we began to consult with VSI Advisors on a regular basis. VSI Advisors attended many of our board meetings and advised the board on the merits of the proposed transaction with Instituto Grifols as well as the potential for other bids. VSI Advisors also played a significant role in the negotiations with Instituto Grifols, participating in multiple direct negotiations with Instituto Grifols' financial advisor and assisting us in developing and asserting our positions on pricing and structure.

Opinion of CIBC World Markets

   We engaged CIBC World Markets to evaluate the fairness, from a financial point of view, to the holders of SeraCare common stock of the consideration to be received in the merger. On June 10, 2001, at a meeting of our board held to evaluate the merger, CIBC World Markets rendered to our board an oral opinion, which opinion was confirmed by delivery of a written opinion dated June 10, 2001, to the effect that, as of that date and based on and subject to the matters described in the opinion, the merger consideration was fair, from a financial point of view, to the holders of our common stock.

   The full text of CIBC World Markets' written opinion dated June 10, 2001, which describes the assumptions made, matters considered and limitations on the review undertaken, is attached to this proxy statement as Appendix B. CIBC World Markets' opinion is addressed to the board of directors of SeraCare and relates only to the fairness, from a financial point of view, of the merger consideration. The opinion does not address any other aspect of the merger or any related transaction, including the spin-off, and does not constitute a recommendation to any stockholder as to any matter relating to the merger or any related transaction. The summary of CIBC World Markets' opinion described below is qualified in its entirety by reference to the full text of its opinion. Holders of SeraCare common stock are urged to read the opinion carefully in its entirety. For purposes of the summary description of CIBC World Markets' opinion below, references to the "transaction" mean the merger and the spin-off, collectively.

   In arriving at its opinion, CIBC World Markets:

  . reviewed the merger agreement and related documents;

  . reviewed audited financial statements of SeraCare for the fiscal years ended February 28, 1999, February 29, 2000 and February 28, 2001;

  . reviewed financial projections of SeraCare prepared by SeraCare's management;

  . reviewed historical market prices and trading volume for SeraCare common stock;

  . held discussions with SeraCare's senior management with respect to the business and prospects for future growth of SeraCare;

  . reviewed and analyzed publicly available financial data for companies that CIBC World Markets deemed comparable to SeraCare;

  . reviewed and analyzed publicly available information for transactions that CIBC World Markets deemed comparable to the merger;

  . performed a discounted cash flow analysis of SeraCare using assumptions of future performance provided to or discussed with CIBC World Markets by SeraCare's management;

  . reviewed public information concerning SeraCare; and

  . performed other analyses, reviewed other information and considered other factors as CIBC World Markets deemed appropriate.

   In rendering its opinion, CIBC World Markets relied on and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to or discussed with it by SeraCare and its employees, representatives and affiliates. With respect to forecasts of SeraCare's future financial condition and operating results provided to or discussed with CIBC World Markets, CIBC World Markets assumed, at the direction of SeraCare's management, without independent verification or investigation, that the forecasts were reasonably prepared on bases reflecting the best available information, estimates and judgments of SeraCare's management. CIBC World Markets also relied, without independent verification or investigation, on the assumptions of SeraCare's management as to the projected capitalization of SeraCare during the period from June 7, 2001 through the consummation of the merger, including matters relating to outstanding options and warrants to purchase shares of SeraCare common stock during such period. CIBC World Markets assumed, with SeraCare's consent, that in the course of obtaining the necessary regulatory or third-party approvals and consents for the transaction, no delay, limitation, restriction or condition would be imposed that would have a material adverse effect on the transaction. CIBC World Markets also assumed, with SeraCare's consent, that the transaction would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement, and in compliance with all applicable laws. For purposes of CIBC World Markets' analyses, CIBC World Markets evaluated SeraCare after giving effect to the spin-off.

   CIBC World Markets did not make or obtain any independent evaluations or appraisals of the assets or liabilities, contingent or otherwise, of SeraCare or its affiliated entities. CIBC World Markets expressed no opinion as to SeraCare's underlying valuation, future performance or long-term viability, or the price at which SeraCare common stock would trade after announcement of the transaction. In connection with CIBC World Markets' engagement, CIBC World Markets was not requested to, and did not, solicit third party indications of interest in a possible acquisition of all or a part of SeraCare, and CIBC World Markets did not participate in the negotiation or structuring of the transaction.

   CIBC World Markets' opinion was necessarily based on the information available to CIBC World Markets and general economic, financial and stock market conditions and circumstances as they existed and could be evaluated by CIBC World Markets as of the date of its opinion. Although subsequent developments may affect its opinion, CIBC World Markets does not have any obligation to update, revise or reaffirm its opinion. SeraCare imposed no other instructions or limitations on CIBC World Markets with respect to the investigations made or the procedures followed by it in rendering its opinion.

   This summary is not a complete description of CIBC World Markets' opinion to the SeraCare board of directors or the financial analyses performed and factors considered by CIBC World Markets in connection with its opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. CIBC World Markets believes that its analyses and this summary must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying CIBC World Markets' analyses and opinion.

   In performing its analyses, CIBC World Markets considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond SeraCare's control. No company, transaction or business used in the analyses as a comparison is identical to SeraCare or the merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

   The estimates contained in CIBC World Markets' analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, CIBC World Markets' analyses and estimates are inherently subject to substantial uncertainty.

   The type and amount of consideration payable in the merger was determined through negotiation between SeraCare and Instituto Grifols and the decision to enter into the merger and to effect the spin-off was solely that of the SeraCare board of directors. CIBC World Markets' opinion and financial analyses were only one of many factors considered by the SeraCare board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the SeraCare board of directors or management with respect to the merger or the merger consideration.

   The following is a summary of the material financial analyses underlying CIBC World Markets' opinion to the SeraCare board of directors in connection with the merger. The financial analyses summarized below include information presented in tabular format. In order to fully understand CIBC World Markets' financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of CIBC World Markets' financial analyses.

 Selected Companies Analysis.

   CIBC World Markets compared financial and stock market information for SeraCare and the following two selected publicly held companies in the plasma industry:

  . Nabi

  . Serologicals Corporation

   CIBC World Markets reviewed enterprise values, calculated as equity market value plus net debt, as multiples of latest 12 months and estimated calendar years 2001 and 2002 revenues and latest 12 months earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, and earnings before interest and taxes, commonly referred to as EBIT. All multiples were based on closing stock prices on June 8, 2001. Estimated financial data for the selected companies were based on publicly available research analysts' estimates and estimated financial data for SeraCare were based on internal estimates of SeraCare's management.

   CIBC World Markets then applied a range of selected multiples of latest 12 months and estimated calendar years 2001 and 2002 revenues and latest 12 months EBITDA and EBIT derived from the selected companies to corresponding financial data of SeraCare in order to derive an implied equity reference range for SeraCare. This analysis indicated the following implied per share equity reference range for SeraCare, after giving effect to the spin-off, as compared to the minimum consideration estimated to be received in the merger:

   Implied Equity Reference Range for SeraCare   Estimated Minimum Merger
Consideration
   -------------------------------------------
--------------------------------------
               $2.82-$4.74 per share                        $6.38 per share

 Precedent Transactions Analysis.

   CIBC World Markets reviewed the purchase prices and implied transaction multiples in the following five selected transactions in the plasma industry:

        Acquiror                                    Target
        --------                                    ------
  . Baxter International Inc.            Sera-Tec Biolodicals, L.P.
  . SeraCare                             Alpha Therapeutic Corporation (six
  . SeraCare                             centers)
  . SeraCare                             American Plasma, Inc.
  . Aventis S.A.                         American Plasma Management, Inc.
                                         Seramed, Inc.

   CIBC World Markets reviewed enterprise values, and the number of plasma collection centers operated by each of the target companies, in the selected transactions and derived a range of implied enterprise values per plasma collection center. CIBC World Markets then applied a selected range of implied enterprise values per plasma collection center to the number of plasma collection centers operated by SeraCare in order to derive an implied enterprise reference range for SeraCare, which was then used to derive an implied equity reference range for SeraCare. This analysis indicated the following implied per share equity reference range for SeraCare, after giving effect to the spin-off, as compared to the minimum consideration estimated to be received in the merger:

    Implied Equity Reference Range for SeraCare  Estimated Minimum Merger
Consideration
    -------------------------------------------
--------------------------------------
               $4.64-$6.45 per share                        $6.38 per share

 Discounted Cash Flow Analysis.

   CIBC World Markets performed a discounted cash flow analysis of SeraCare to estimate the present value of the unlevered, after-tax free cash flows that SeraCare could generate for the last nine months of fiscal year 2002 and for fiscal years 2003 through 2006, based on internal estimates of SeraCare's management. CIBC World Markets calculated a range of estimated terminal values by applying perpetuity growth rates ranging from 5% to 7% to SeraCare's projected fiscal year 2006 free cash flow. The present value of the cash flows and terminal values were calculated using discount rates ranging from 18.0% to 22.0%. This analysis indicated the following implied per share equity reference range for SeraCare, after giving effect to the spin-off, as compared to the minimum consideration estimated to be received in the merger:

   Implied Equity Reference Range for SeraCare   Estimated Minimum Merger
Consideration
   -------------------------------------------
--------------------------------------
               $5.16-$7.96 per share                        $6.38 per share

 Other Factors.

   In rendering its opinion, CIBC World Markets also reviewed and considered other factors, including:

  . the 52-week historical trading ranges for SeraCare common stock; and

  . the relationship between movements in SeraCare common stock, movements in the common stock of the selected comparable companies in the plasma industry, movements in the S&P 500 Index and movements in the Nasdaq Composite Index.

 Miscellaneous.

   SeraCare has agreed to pay CIBC World Markets for its services with respect to its opinion an aggregate fee of $350,000 upon delivery of its opinion. In addition, SeraCare has agreed to reimburse CIBC World Markets for its reasonable out-of-pocket expenses, including the reasonable fees and expenses of its legal counsel, and to indemnify CIBC World Markets and related parties against liabilities, including liabilities under the federal securities laws, relating to, or arising out of, its engagement.

   SeraCare selected CIBC World Markets based on CIBC World Markets' reputation and expertise. CIBC World Markets is an internationally recognized investment banking firm and, as a customary part of its investment banking business, is regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes. In the ordinary course of business, CIBC World Markets and its affiliates may actively trade securities of SeraCare and affiliates of Instituto Grifols for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in those securities.

Description of Commitment Letter

   The merger agreement is conditioned upon, among other things, Instituto Grifols obtaining financing. As evidence of its ability to obtain the financing necessary for it to consummate the merger, Probitas Pharma has obtained a commitment letter from UBS Warburg Ltd. and William Blair & Company, L.L.C., dated June 28, 2001. Pursuant to the commitment letter, and subject to certain conditions described in the commitment letter, UBS (Luxembourg) S.A. and William Blair & Company will provide a mezzanine facility of up to $140 million to Probitas Pharma, which will enable Instituto Grifols to pay the cash consideration due to SeraCare stockholders in the merger, pay certain fees and expenses incurred in connection with the merger, and refinance certain portions of SeraCare's existing debt. Instituto Grifols estimates that the total amount necessary to pay the merger consideration and transaction costs and to refinance our debt will be approximately $153.5 million, or approximately $13.5 million in excess of the financing contemplated by the commitment letter. Instituto Grifols has advised SeraCare that it expects to fund the additional amounts necessary to consummate the merger from its available working capital. Instituto Grifols has informed us that as of June 30, 2001, it had available working capital in excess of 100 million euros, or $84.6 million.


   UBS Warburg and William Blair & Company intend to syndicate the mezzanine facility to a group of mezzanine lenders. UBS Warburg will manage all aspects of the syndication, including the allocation of commitments among the various lenders.

   The obligations of UBS Warburg, William Blair & Company and each of the mezzanine lenders to consummate the financing contemplated by the commitment letter are subject to, among other things:

  . the execution of definitive financing documentation for the mezzanine facility;

  . receipt of specified due diligence reports, in form and substance satisfactory to the mezzanine lenders, including due diligence reports on SeraCare and Probitas Pharma, accounting due diligence to be performed by KPMG, and insurance, pension and environmental reports;

  . the mezzanine lenders not becoming aware of any information affecting the transaction or the parties that is materially and adversely inconsistent with information previously provided to them;

  . the absence of a disruption in the financial, banking or debt markets, or in the regulatory environment which might reasonably be expected to materially and adversely affect the syndication of the mezzanine facility;

  . the absence of any material adverse change in the business, financial condition, business prospects, or operations (contingent or otherwise) of Probitas Pharma and its subsidiaries and SeraCare and its subsidiaries, excluding SeraCare Life Sciences; and

  . other conditions customary in a facility of this type.

   The commitment letter terminates on the earlier to occur of October 15, 2001 and the execution of the definitive financing agreements contemplated by the commitment letter.

   Under the terms of the merger agreement, Instituto Grifols may replace the commitment letter from UBS Warburg and William Blair & Company with a commitment letter from another financing source, without triggering our termination and termination fee rights, so long as the terms of the replacement financing are at least as favorable and no more burdensome to us than the terms contained in the commitment letter delivered by UBS Warburg and William Blair & Company. Pursuant to such provision, Probitas Pharma terminated a June 9, 2001 commitment letter from Morgan Grenfell Development Capital Syndications Limited in favor of the commitment letter from UBS Warburg and William Blair & Company described above.

Federal Income Tax Considerations

   The following discussion summarizes the material United States federal income tax consequences of the distribution to SeraCare stockholders of SeraCare Life Sciences common stock in the spin-off one day prior to, and in connection with, the exchange of shares of SeraCare common stock for cash in the merger. We will refer to the spin-off and merger, collectively, as the "transaction." This discussion is based on currently operative provisions of the Internal Revenue Code of 1986, Treasury regulations under the Code and administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to SeraCare, SeraCare Life Sciences or the SeraCare stockholders as described herein.

   SeraCare stockholders should be aware that this discussion does not address all federal income tax considerations that may be relevant to particular stockholders of SeraCare in light of their particular circumstances, such as stockholders who are banks, insurance companies, pension funds, tax-exempt organizations, dealers in securities or foreign currencies, stockholders who are not United States persons, as defined in the Code, stockholders who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions, stockholders who hold SeraCare common stock as part of an integrated investment (including a "straddle") comprised of shares of SeraCare common stock and one or more other positions, or stockholders who have previously entered into a constructive sale of SeraCare common stock, or a transaction involving the options or warrants to purchase shares of common stock of SeraCare or of SeraCare Life Sciences. In addition, the following discussion does not address the tax consequences of the transaction under foreign, state or local tax laws or the tax consequences of transactions effectuated prior or subsequent to or concurrently with the transaction (whether or not such transactions are in connection with the transaction), including, without limitation, transactions in which SeraCare common stock is acquired or SeraCare Life Sciences common stock is disposed of.

   ACCORDINGLY, SERACARE STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE SPECIFIC TAX CONSEQUENCES, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES, TO THEM OF THE TRANSACTION IN THEIR PARTICULAR CIRCUMSTANCES.

   For United States federal income tax purposes, the transaction is intended to constitute a single integrated transaction with respect to SeraCare and its stockholders in which the spin-off will be treated as a distribution in complete redemption of outstanding common stock of SeraCare in connection with the complete termination of the SeraCare stockholders' interest in SeraCare as a result of the merger. Although SeraCare believes that the foregoing description correctly characterizes the transaction for United States federal income tax purposes and, therefore, that the spin-off should qualify as an exchange under Section 302(b) of the Code with the consequences set forth below, either because the integrated combination of the spin-off and the merger results in a complete termination of the SeraCare stockholders' interests in SeraCare, or because the spin-off, in conjunction with the merger, is not essentially equivalent to a dividend, there is no specific authority on this point and the issue is not free from doubt.

   Assuming the spin-off in conjunction with the merger qualifies as an exchange within the meaning of Section 302(b) of the Code and that the shares of SeraCare common stock surrendered in the transaction were held as capital assets, then, subject to the assumptions, limitations and qualifications referred to in this section, the transaction would result in the following federal income tax consequences:

   Each holder of SeraCare common stock will generally recognize gain, if any, to the extent of the excess of the (i) sum of the fair market value, on the date of the spin-off, of the SeraCare Life Sciences common stock distributed in the spin-off plus the cash proceeds received pursuant to the merger over (ii) the holder's adjusted basis immediately prior to the transaction in the SeraCare common stock surrendered. Such gain generally should be capital gain, and generally should be long-term capital gain if the SeraCare common stock exchanged in the transaction has been held for more than one year. In the event that a holder's adjusted basis in the SeraCare common stock exceeds the sum of the fair market value of the SeraCare Life Sciences stock and the amount of cash received by the holder in the transaction, and absent some special limitation on loss recognition, the holder will recognize a loss. Such loss generally should be capital loss, and generally should be long-term capital loss if the SeraCare common stock exchanged in the transaction has been held for more than one year. One reasonable method of determining the fair market value of the SeraCare Life Sciences common stock received by SeraCare stockholders would be to use the fair market value of SeraCare Life Sciences of $10.0 million as determined by Duff & Phelps, LLC, the independent valuation firm designated by SeraCare in connection with the calculation of the formula provided in the merger agreement to determine the exercise price of the SeraCare Life Sciences options and warrants. For purposes of reporting the distribution of the SeraCare Life Sciences common stock to the SeraCare stockholders, SeraCare intends to use such appraisal value. You should consult with your own tax advisor with respect to your particular circumstances concerning taking a tax return position consistent with such reporting.


   The tax basis of the SeraCare Life Sciences common stock received by SeraCare stockholders in the spin-off will be equal to the fair market value of such stock on the date of the spin-off. The holding period of the SeraCare Life Sciences common stock received in the spin-off will commence on the day after the spin-off.

   Receipt of an opinion of counsel with respect to tax matters is not a condition to the obligations of the parties to consummate this transaction. In addition, no ruling has been or will be obtained from the Internal Revenue Service in connection with the transaction, and the Internal Revenue Service could challenge the status of the transaction as a single integrated transaction for United States federal income tax purposes.

   Such a challenge, if successful, could result in SeraCare stockholders being treated as receiving a "dividend" distribution of the SeraCare Life Sciences common stock received in the spin-off and as selling, in a separate transaction, their SeraCare common stock to Instituto Grifols immediately after the spin-off. Under this result, the amount treated as distributed in the spin-off would be equal to the fair market value on the date of the spin-off of the SeraCare Life Sciences common stock received in the spin-off and generally (1) would be treated as a dividend taxable as ordinary income to the SeraCare stockholders to the extent of SeraCare's current or accumulated earnings and profits (including any earnings resulting from the spin-off), (2) to the extent such amount exceeded SeraCare's earnings and profits, it would be applied to reduce, but not below zero, each SeraCare stockholder's adjusted basis in such stockholder's SeraCare stock, and (3) to the extent the amount treated as received by such stockholder in the spin-off exceeded the amount described in
(1) and (2), would be taxable as capital gain to each SeraCare stockholder. Also under this result, SeraCare stockholders would have a basis in the SeraCare Life Sciences common stock distributed to them equal to its fair market value on the date of the spin-off, and the holding period of such stock would commence on the day after the spin-off. Finally, under this result, SeraCare stockholders generally would recognize gain on the sale of their SeraCare common stock to Instituto Grifols in the merger in an amount equal to the excess, if any, of the amount of cash received from Instituto Grifols in the merger over their adjusted basis in the SeraCare common stock immediately prior to the merger, taking into account the effect of the spin-off of SeraCare Life Sciences common stock on such adjusted basis as described above. Such gain generally would be capital gain and generally would be long-term capital gain if the SeraCare common stock exchanged in the merger had been held for more than one year. In the event that a holder's adjusted basis in the SeraCare common stock, taking into account the effect of the spin-off of SeraCare Life Sciences common stock on such adjusted basis as described above, exceeded the amount of cash received from Instituto Grifols in the merger, the holder would recognize a loss. Such loss generally would be a capital loss and generally would be a long-term capital loss if the SeraCare common stock exchanged in the merger had been held for more than one year.

   You may be subject to "backup withholding" on payments (including the distribution of SeraCare Life Sciences common stock) received in connection with the transaction unless you (1) provide to the exchange agent a correct taxpayer identification number (which, if you are an individual, is your social security number) and any other required information, or (2) are a corporation or otherwise qualify under certain exempt categories and, when required, demonstrate this fact, all in accordance with the requirements of the backup withholding rules. The Economic Growth and Tax Relief Reconciliation Act of 2001, signed into law on June 7, 2001, will reduce the backup withholding tax rate from 31% to 30.5% for payments made after August 6, 2001 and before January 1, 2002. If you do not provide a correct taxpayer identification number, you may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against your United States federal income tax liability. You should consult with your own tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining such exemption. You may prevent backup withholding by completing a W-9 or substitute W-9 and submitting it to the exchange agent when you submit your stock certificate(s) following the effective time of the merger.

   THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION TO SERACARE STOCKHOLDERS. SERACARE STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE TRANSACTION, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABLE TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

Interests of Certain Persons in the Merger; Potential Conflicts of Interest

   In connection with the merger, the vesting provisions of certain stock options currently held by Messrs. Plost and Burdick will be accelerated. The following table shows the number of options held by Messrs. Plost and Burdick whose vesting will accelerate as a result of the merger and the estimated value (based on the option spread) that will be paid for such options. For purposes of presentation in the table below, the option spread is calculated based on the merger consideration being paid for SeraCare common stock of $6.60 per share, which is the point of our assumed per share merger consideration of between $6.60 and $6.70 which results in the largest estimated value of the options assuming that no options or warrants are exercised between June 7, 2001 and the closing of the merger (excluding warrants to purchase an aggregate of 3,648,599 shares of SeraCare common stock exercised by certain warrant holders) and a fair market value of SeraCare Life Sciences of $10.0 million.



                                             Options Accelerated
                                             as a Result of the  Estimated Value
     Individual                                    Merger          of Options
     ----------                              ------------------- ---------------
     Barry D. Plost.........................       200,000          $722,000
     Jerry L. Burdick.......................       100,000          $361,000


   Mr. Plost has agreed, upon the request of Instituto Grifols, that at the closing of the merger, he will extend the term of his current employment agreement three years from the closing of the merger. Mr. Plost's employment agreement, as amended, entitles him to base annual compensation of $300,000 plus an auto allowance of $750 per month. The term of Mr. Plost's employment under this agreement expires on February 5, 2002.

   Additionally, Mr. Burdick's employment agreement contains a provision whereby he will be entitled to the balance of the compensation which would be due to complete the term of his employment agreement if his position is eliminated in connection with the merger. Under his employment agreement, as amended, Mr. Burdick is entitled to an annual salary of $175,000 and an automobile allowance of $750 per month. The term of Mr. Burdick's employment under this agreement expires on February 6, 2003.

   It is anticipated that Messrs. Plost and Burdick will continue in their current positions with SeraCare after the completion of the merger.

   In considering the recommendation of our board relating to the merger agreement, stockholders should be aware that our executive officers and directors have interests that are different from, or in addition to, their interests as stockholders of SeraCare. The board was aware of these interests, and considered them, among other matters, in its recommendation that stockholders vote to adopt the merger agreement.

Stock Options and Warrants

   Holders of options or warrants to purchase SeraCare common stock who hold their options or warrants as of the record date for the spin-off will receive an option or warrant to purchase common stock of SeraCare Life Sciences, and will have their options or warrants to purchase SeraCare common stock cancelled in exchange for cash. The cash payment to be made at the closing of the merger will be an amount equal to the spread between the price per share paid to stockholders in the merger and the exercise price of the options and/or warrants (as adjusted in connection with the spin-off), multiplied by the number of options and/or warrants cancelled. The SeraCare Life Sciences option or warrant will have an exercise price equal to 2.5 multiplied by the exercise price of the SeraCare option or warrant multiplied by 0.079, which amount is calculated in accordance with the merger agreement as follows:


  . $10.0 million, representing the fair market value of SeraCare Life
    Sciences as determined by Duff & Phelps, LLC;


   divided by:

  . $116.5 million;

   .plus $10.0 million.


   The exercise price of the SeraCare option or warrant will be adjusted by subtracting from its exercise price, forty percent of the exercise price of the related SeraCare Life Sciences option or warrant. As a result, a greater value of SeraCare Life Sciences results in a greater exercise price of the SeraCare Life Sciences options and warrants and a lower exercise price of the remaining SeraCare options and warrants. The lower the exercise price of the SeraCare options and warrants, the larger the spread between the exercise price and the cash amount to be paid in the merger per option and warrant. A larger spread will result in a greater portion of the $116.5 million total cash consideration to be paid by Instituto Grifols in the merger being paid to the holders of SeraCare options and warrants, which will result in a lower cash consideration per share for the holders of SeraCare common stock.


Security Ownership of Management and Certain Securityholders

   The following table sets forth certain information known to SeraCare regarding beneficial ownership of our common stock of each present director, the executive officers listed, such executive officers and directors as a group, and each beneficial owner of more than 5% of SeraCare's outstanding common stock.

                                                      Shares of Common Stock
                                                       Beneficially Owned(1)
                                                    ----------------------------
                                                                      Presently
                                                    % of    Common   Exercisable
Individual / Group                                  Class   Shares     Options
------------------                                  -----   ------   -----------
Barry D. Plost..................................... 17.0%    263,239  2,471,158
Jerry L. Burdick...................................  2.1%     42,001    246,610
Dr. Nelson Teng....................................  3.5%    315,000    160,000
Samuel Anderson....................................  3.2%    173,867    270,000
Ezzat Jallad.......................................  0.4%     25,000     30,000
Robert Cresci......................................  0.1%        --      15,000
Dr. Bernard Kasten.................................   --         --         --
All officers and directors......................... 23.9%    819,107  3,192,768
Other beneficial owners:
 Pecks Management Partners, Ltd(2)................. 26.9%  3,648,599        --
 One Rockefeller Plaza,
 New York, New York 10020

--------
(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after June 29, 2001, are deemed outstanding; such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Unless otherwise indicated below, the person and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(2) Pecks Management Partners, Ltd. is the investment advisor with respect to the 3,648,599 shares of common stock held by Fuelship & Co., Hare & Co., Nap & Co. and Northman & Co. Pursuant to and by virtue of the proxy granted in the voting agreements entered into between the foregoing stockholders and Instituto Grifols, Instituto Grifols has the shared power to vote or to direct the vote of the 3,648,599 shares of common stock.

Indemnification; Directors and Officers' Insurance

   For a discussion of the obligations of Instituto Grifols with respect to indemnification of directors and officers, see "THE MERGER AGREEMENT-- Additional Agreements."

Appraisal Rights

   If the merger is consummated, stockholders who do not vote "FOR" the adoption of the merger agreement, who hold shares of common stock of record on the date of making a written demand for appraisal as described below, who continuously hold shares of common stock through the closing of the merger, and who otherwise comply fully with Section 262 of the Delaware General Corporation Law, will be entitled to a judicial determination of the fair value of their shares of common stock exclusive of any element of value arising from the accomplishment of the merger in accordance with the provisions of Section 262 and to receive from SeraCare payment of such fair value in cash together with a fair rate of interest, if any, as determined by such court.

   Under Section 262, not less than 20 calendar days prior to the special meeting, SeraCare must notify each of the holders of its stock who was such on the record date for the meeting that such appraisal rights are available and include in each such notice, a copy of Section 262. This proxy statement constitutes such notice to the holders of record of common stock.

   The following is a summary of the procedures to be followed under Section 262, the full text of which is attached as Appendix C to this proxy statement. The following discussion is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Appendix C. Stockholders should read carefully the full text of Section 262 because failure to follow any Section 262 procedure may result in the loss of appraisal rights. Any stockholder who desires to exercise appraisal rights should review carefully Section 262 before electing or attempting to exercise appraisal rights.

   Holders of record of shares of common stock who desire to exercise appraisal rights must not vote in favor of the merger or consent to the merger in writing (including by returning a signed proxy without indicating any voting instructions as to the proposal) and must deliver a separate written demand for appraisal of such shares to SeraCare prior to the taking of the vote on the merger agreement. A holder of shares of common stock wishing to exercise appraisal rights must hold of record such shares on the date the written demand for appraisal is made and must continue to hold such shares of record through the effective time of the merger. The demand for appraisal will be sufficient if it reasonably informs SeraCare of the identity of the stockholder and that the stockholder intends to demand an appraisal of the fair value of shares of common stock.

   If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand must be executed by or for the record owner, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be made by or for all owners of record. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a holder of record provided the agent identifies the record owner or owners and expressly discloses in such demand that the agent is acting as agent for the record owner or owners of such shares.

   A record holder, such as a broker, who holds shares of common stock as a nominee for beneficial owners, some or all of whom desire to demand appraisal, must exercise appraisal rights on behalf of such beneficial owners with respect to the shares held for such beneficial owners. In such case, the written demand for appraisal should set forth the number of shares covered by such demand. Unless a demand for appraisal specifies a number of shares, the demand will be presumed to be applicable to all shares outstanding in the name of such record owner. If a stockholder holds shares of common stock through a broker which in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder. BENEFICIAL OWNERS WHO ARE NOT RECORD OWNERS AND WHO INTEND TO EXERCISE APPRAISAL RIGHTS SHOULD INSTRUCT THE RECORD OWNER TO COMPLY STRICTLY WITH THE STATUTORY REQUIREMENTS WITH RESPECT TO THE DELIVERY OF WRITTEN DEMAND FOR APPRAISAL. A DEMAND FOR APPRAISAL SUBMITTED BY A BENEFICIAL OWNER WHO IS NOT THE RECORD OWNER WILL NOT BE HONORED.

   A proxy or vote against the adoption of the merger agreement will not constitute a demand for appraisal. Stockholders should not expect to receive any additional notice with respect to the deadline for demanding appraisal rights.

   Any holder of record of common stock must deliver the written demand for appraisal prior to the taking of the vote on the merger agreement. All demands for appraisal should be addressed to SeraCare, Inc., 1925 Century Park East, Suite 1970, Los Angeles, California 90067, Attention: Corporate Secretary.

   If the merger agreement is adopted, then within ten days after the effective date of the merger, SeraCare will provide notice of the effective date of the merger to all stockholders who have complied with Section 262 and who have not voted in favor of or consented to the merger.

   A stockholder may withdraw a demand for appraisal in writing within 60 days after the effective time of the merger and accept the terms of the merger. Thereafter, the approval of SeraCare will be needed for such a withdrawal. In all events, if a petition for appraisal has been filed in the Delaware Court of Chancery, a stockholder may not withdraw without the approval of the Court.

   Within 120 days after the effective date of the merger, in compliance with
Section 262, any stockholder who has properly demanded an appraisal and who has not withdrawn his or her demand as provided above and SeraCare each has the right to file in the Delaware Court of Chancery a petition, with a copy served on SeraCare in the case of a petition filed by a dissenting stockholder, demanding a determination of the fair value of the shares held by all dissenting stockholders. If, within the 120-day period following the effective time of the merger, no petition shall have been filed as provided above, all rights to appraisal will cease and all dissenting stockholders who owned shares of common stock will become entitled to receive the merger consideration for each share of common stock held, without interest. SeraCare is not obligated, and does not currently intend, to file such a petition.

   Any dissenting stockholder is entitled, within the 120-day period following the effective time of the merger and upon written request to SeraCare, to receive from SeraCare a statement setting forth:

  . the aggregate number of shares of common stock which have not voted to adopt the merger agreement and with respect to which demands for appraisal have been received; and

  . the aggregate number of dissenting stockholders.

   Such statement must be mailed within ten days after a written request for such statement has been received by SeraCare, or within ten days after the expiration of the period for delivery of demands for appraisal, as described above, whichever is later.

   Upon the filing of a petition, the Delaware court is empowered to determine which dissenting stockholders have complied with the provisions of Section 262 and are entitled to an appraisal of their shares. The Delaware court may require that dissenting stockholders submit their share certificates for notation thereon of the pendency of the appraisal proceedings and the Delaware court may dismiss the proceedings as to any dissenting stockholder who does not comply with such requirement.

   After determining the stockholders entitled to appraisal, the Delaware court will appraise shares of common stock owned by the dissenting stockholders, determining the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the merger. In determining the fair value, the Delaware court is to take into account all relevant factors. In WEINBERGER V. UOP, INC., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "[f]air" price obviously requires consideration of all relevant factors involving the value of a company. The Delaware Supreme Court has stated, that in making this determination of fair value, the Delaware courts must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which could be ascertained as of the date of the merger and which "throw any light on future prospects of the merged corporation." The Delaware Supreme Court noted that Section 262 provides that fair value is to be determined "exclusive of any element of value arising from the accomplishment or expectation of the merger."

   In CEDE & CO. V. TECHNICOLOR, INC., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value" but which applies only to the speculative elements of value arising from such accomplishment or expectation. In WEINBERGER, the Delaware Supreme Court held that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."

   Stockholders considering seeking appraisal should consider that the fair value of their shares determined by the Delaware court under Section 262 could be more than, the same as, or less than, the consideration payable pursuant to the merger agreement. SeraCare reserves the right to assert in any appraisal proceedings, that, for purposes of Section 262, the "fair value" of a share of common stock is less than the consideration payable pursuant to the merger agreement.

   The Delaware court may also:

  . determine a fair rate of interest, if any, to be paid to dissenting stockholders in addition to the fair value of the shares;

  . determine the costs of the proceeding and assess such costs against the parties as the Delaware court deems equitable (however, costs do not include attorneys' and expert witnesses' fees); and

  . upon application of a dissenting stockholder, order all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

   No appraisal proceedings in the Delaware court will be dismissed as to any dissenting stockholder without the approval of the Delaware court, and this approval may be conditioned upon terms which the Delaware court deems just.

   From and after the effective date of the merger, stockholders who have demanded appraisal rights in accordance with Section 262 will not be entitled to vote or consent by written action any shares subject to demand for appraisal for any purpose and will not be entitled to receive payment of any dividends or other distributions payable to stockholders except dividends or distributions payable to stockholders of a record date prior to the effective date of the merger.

   Failure to take any required step in connection with appraisal rights may result in the loss of such rights. Any stockholder who loses such rights will only be entitled to receive the consideration offered in the merger without interest.

                              THE MERGER AGREEMENT

   The following is a description of the material terms of the merger agreement. To understand fully the terms of the merger agreement, stockholders should read carefully the full text of the merger agreement, a copy of which is attached as Appendix A to this proxy statement.

Structure of the Transaction

   The transaction is comprised of the following integrated components to be effected sequentially:

  . The spin-off by SeraCare of SeraCare Life Sciences; and

  . The merger of SeraCare with a wholly owned subsidiary of Instituto
    Grifols.

   Effective on the day prior to the merger, we will distribute all of the outstanding shares of common stock of SeraCare Life Sciences to our common stockholders through a taxable spin-off. You will receive two shares of common stock of SeraCare Life Sciences for every five shares of SeraCare common stock you own on the record date for the spin-off. SeraCare Life Sciences will then become a publicly-traded company. We expect that the common stock of SeraCare Life Sciences will initially be traded on the Over-the-Counter Bulletin Board.

   If the merger agreement is adopted and the other conditions to closing are met, each stockholder will receive:

  . a cash payment for each share of SeraCare common stock that you own at the time of the merger. We currently estimate that the cash amount you will receive will be between $6.60 and $6.70 per share. Although the aggregate consideration to be paid by Instituto Grifols in the merger is fixed at $116.5 million in cash plus the assumption of SeraCare's debt, the exact amount of cash to be received in exchange for each share of SeraCare common stock is based on a formula, set forth in full in the merger agreement and described in "THE MERGER--Purpose and Certain Effects of the Merger and Spin-Off" on page 16.


  . two shares of SeraCare Life Sciences common stock as a stock distribution for every five shares of SeraCare common stock that you own on the record date for the spin-off.


   The cash merger consideration to stockholders is also impacted by the value of SeraCare Life Sciences. The fair market value of SeraCare Life Sciences was determined by an appraisal performed by Duff & Phelps, LLC, an independent third-party valuation firm retained by SeraCare to perform the appraisal. The determination of the fair market value of SeraCare Life Sciences by Duff & Phelps will be used under the merger agreement as part of the formula to determine the exercise price of the SeraCare Life Sciences options and warrants, which in turn is used as part of the formula to determine the merger consideration.


The Surviving Corporation

   At the effective time of the merger, SeraCare will merge with Merger Sub and SeraCare will be the surviving corporation. The certificate of incorporation and bylaws of SeraCare, both as in effect immediately prior to the effective time of the merger, will be the certificate of incorporation and bylaws of SeraCare as the surviving corporation until the time that they are amended as provided by applicable law.

Board of Directors and Officers of the Surviving Corporation

   The board of the surviving corporation is currently expected to consist of Barry Plost, Victor Grifols and Ramon Riera. The current officers of SeraCare will be the initial officers of the surviving corporation.

Treatment of Stock Options and Warrants

   At or immediately prior to the effective date of the merger, any outstanding stock options and warrants, with the exception of a warrant to purchase 1,748,605 shares of SeraCare common stock held by Quest Diagnostics Incorporated, whether or not vested or exercisable, will be cancelled in exchange for a cash payment at the closing of the merger and an option or warrant to purchase common stock of SeraCare Life Sciences. The cash payment to be made at the closing of the merger will be an amount equal to the spread between the price per share paid to stockholders in the merger and the exercise price of the options and/or warrants (as adjusted in connection with the spin-off), multiplied by the number of options and/or warrants cancelled.

   The SeraCare Life Sciences option or warrant will have an exercise price equal to 2.5 multiplied by the exercise price of the SeraCare option or warrant multiplied by 0.079, which amount is calculated in accordance with the merger agreement as follows:


  . $10.0 million, representing the fair market value of SeraCare Life
    Sciences as determined by Duff & Phelps, LLC;


   divided by:

  . $116.5 million;

  . plus $10.0 million.


   The warrant to purchase 1,748,605 shares of SeraCare common stock held by Quest Diagnostics Incorporated will be treated in the same manner as all other SeraCare warrants outstanding immediately prior to the closing of the merger, with the exception that the cash payment to be made at the closing of the merger with respect to the warrant will be deposited by Instituto Grifols into an escrow account. The escrowed funds will be released to Quest Diagnostics Incorporated in four equal annual installments, beginning on January 1, 2002, except that if the Collaboration Agreement entered into between Quest Diagnostics Incorporated and SeraCare in January 2001 is terminated prior to January 1, 2005, one half of the funds then remaining in the escrow account will be invested in the common stock of SeraCare Life Sciences in the name of Instituto Grifols or its designee, and one half will be distributed to our common stockholders, warrant holders and option holders on a pro rata basis in accordance with their respective cash distributions pursuant to the merger agreement.


Representations and Warranties

   Instituto Grifols has made representations and warranties about itself and its business, and about Merger Sub, customary for a transaction of this nature. The representations and warranties of Instituto Grifols and Merger Sub include the following:

  . due organization and qualification to do business;

  . corporate authority to consummate the merger;

  . absence of conflicts with applicable law, charter documents, and agreements;

  . execution of a financing commitment letter;

  . use of brokers; and

  . ownership of shares of SeraCare.

   We have made, pursuant to the merger agreement, representations and warranties customary for a transaction of this nature. The representations and warranties of SeraCare are qualified by reference to a disclosure letter and include the following:

  . due organization and qualification to do business;

  . description of capital structure;

  . list of subsidiaries and related matters;

  . corporate authority to consummate the transaction, subject to the adoption of the merger agreement by SeraCare stockholders;

  . absence of conflicts with applicable law, charter documents, and agreements;

  . filing of required SEC reports, forms and financial statements and the accuracy thereof;

  . pro forma financial information disclosing historical financial information for our plasma operations;

  . accuracy and completeness of books and records;

  . absence of undisclosed liabilities;

  . validity of accounts receivable;

  . validity of the consolidated total source plasma inventory;

  . absence of changes in operations;

  . pending and threatened litigation;

  . compliance with certain laws and regulations;

  . representations with respect to employee benefit plans;

  . employee relations;

  . list of contracts and the lack of default with the terms of those contracts;

  . compliance with environmental laws and absence of environmental claims;

  . ownership and encumbrances on real property and leases;

  . list of significant customers and the status of our relationships with those customers;

  . list of significant suppliers and status of our relationships with those suppliers;

  . ownership and possession of rights to intellectual property;

  . list of insurance policies;

  . inapplicability of takeover statutes, assuming the accuracy of certain representations of Instituto Grifols regarding ownership of shares of SeraCare;

  . filing of tax returns and the payment of taxes;

  . bank accounts and use of lock boxes;

  . use of brokers;

  . related party transactions and interests;

  . receipt of CIBC World Markets' opinion;

  . the volume of plasma collected during fiscal year 2001 and during the first quarter of fiscal year 2002;

  . transactions with SeraCare Life Sciences; and

  . the accuracy and completeness of disclosures made by us in connection with the merger agreement.

Certain Covenants

   From the date of the merger agreement until the effective time of the merger, we have agreed to conduct our business in the ordinary course consistent with past practices and use our commercially reasonable efforts to preserve intact our current business organization, keep available the service of current officers and employees and preserve relationships with customers and suppliers and others having business dealings with SeraCare. Specifically, we have agreed that we will not do any of the following without the prior written consent of Instituto
Grifols:

  . redeem, split or reclassify our common stock, declare or pay dividends
    (other than dividends on Series C preferred stock) or purchase or redeem shares of stock of SeraCare (other than shares of Series C preferred stock);

  . issue additional shares of our common stock or securities exchangeable for our common stock;

  . amend our charter documents;

  . acquire or purchase any business or entity or assets of any entity in excess of 1% of our assets, with the exception of the acquisition of certain additional plasma centers;

  . sell, lease, license, exchange, transfer or otherwise dispose of any assets in excess of 1% of our assets (other than pursuant to the spin-off);

  . modify or terminate any material agreement or enter into any joint venture, management agreement or other material agreement;

  . incur any indebtedness, except in the ordinary course of business in connection with permitted acquisitions;

  . alter our corporate structure;

  . change our accounting principles or practices;

  . revalue our assets, including inventory write downs other than in the ordinary course of business;

  . make any tax elections;

  . settle or compromise any pending or threatened suit, except for certain existing matters subject to specified thresholds;

  . materially increase any employee's rate of pay or enter into new, or revise existing, employment or benefit agreements;

  . release any party from the terms of an existing material standstill or confidentiality, agreement;

  . change our dividend policy;

  . enter into transactions with affiliates outside of the ordinary course of business;

  . enter into any new business;

  . commence a voluntary bankruptcy or related action;

  . purchase or lease any real property, except in connection with permitted acquisitions;

  . enter into any employment agreement with any officer or employee; or

  . agree to do any of the foregoing.

   Additionally, we have agreed to consult with Instituto Grifols on significant matters affecting our business.

Non-Solicitation of Alternative Proposals

   We have agreed not to initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, SeraCare or any of its subsidiaries. This restriction does not prevent our board from taking and disclosing to SeraCare's stockholders a position with respect to a tender offer by a third party to the extent required under the Exchange Act.

   Our board may change its recommendation that our stockholders vote to adopt the merger agreement if we receive a bona fide written proposal that our board determines after consulting with its legal and financial advisors,

  . is reasonably likely to result in more favorable financial terms to our stockholders than the merger,

  . is reasonably capable of being consummated, and

  . Instituto Grifols does not, within 48 hours of our delivery of a notice of our intent to terminate the merger agreement for a "superior" third-party proposal, deliver a proposal that our board determines is at least as favorable as the third-party proposal.

   Our board may also change its recommendation that our stockholders vote to adopt the merger agreement if in the opinion of our board after consultation with counsel, the board's recommendation that our stockholders adopt the merger agreement is inconsistent with the board's fiduciary duties to our stockholders.

   We are permitted to engage in discussions or negotiations with a third party with respect to an alternative proposal without violating the non-solicitation provisions if we receive a bona fide written proposal from a third party that was not solicited by us in violation of the non-solicitation provisions, our board determines, after consulting with its legal and financial advisors, that such an alternative proposal constitutes a "superior proposal" that is reasonably likely to result in more favorable financial terms to our stockholders compared to the merger and is reasonably capable of being consummated, we execute a confidentiality agreement with such third party and we notify Instituto Grifols of such proposal.

   The merger agreement must be submitted to our stockholders for their consideration and adoption at the special meeting. Under the terms of the merger agreement, we had a 20 business day period, which expired on July 9, 2001, during which our board had the right to terminate the merger agreement if,


  . we had received a "superior proposal" from a third party that our board determined after consulting with its legal and financial advisors:


    . was reasonably likely to result in more favorable financial terms to our stockholders than the merger, and


    . was reasonably capable of being consummated, and


  . Instituto Grifols did not, within 48 hours of delivery of a notice of our intent to terminate the merger agreement for a "superior" third party proposal, deliver a proposal that our board determined was at least as favorable as the "superior proposal."


Additional Agreements

   In addition to the above covenants, we have agreed to do the following:

  . prepare a proxy statement for our stockholders recommending adoption of the merger agreement;

  . call a stockholder's meeting and use our commercially reasonable efforts to obtain stockholder adoption of the merger agreement;

  . afford Instituto Grifols access to our employees, facilities and records;

  . use commercially reasonable efforts to cooperate with Instituto Grifols' efforts to obtain financing;

  . inform Instituto Grifols of, and allow Instituto Grifols to participate in, stockholder or third party litigation relating to the transactions contemplated by the merger agreement; and

  . use commercially reasonable efforts to cause the spin-off to occur.

   Both SeraCare and Instituto Grifols have agreed to use commercially reasonable efforts to obtain any required consents and make any necessary filing in connection with the transaction; including litigation, if necessary, with respect to antitrust approvals. We have also agreed to consult with one another and cooperate in advance regarding public announcements about the transaction.

   In addition to the above agreements, we have agreed to indemnify and hold harmless, and after the effective time of the merger, Instituto Grifols will cause SeraCare to indemnify and hold harmless, to the fullest extent permitted by law, certain indemnified parties, which include any former or current director, officer, employee, fiduciary or agent of SeraCare or its subsidiaries, against any losses, claims, costs and expenses, including reasonable attorneys' fees, arising out of the fact that the indemnified party was a director, officer, employee, fiduciary or agent of SeraCare or its subsidiaries or was serving at the request of SeraCare or its subsidiaries as a director, officer, employee, fiduciary or agent of another entity or pertaining to the negotiation, execution or performance of the merger agreement or any transactions related to the merger agreement.

   Instituto Grifols has further agreed to:

  . cause the surviving corporation to keep in effect provisions in SeraCare's charter covering the indemnification of directors and officers of SeraCare;

  . cause the surviving corporation to maintain in effect the existing directors' and officers' liability insurance and fiduciary insurance policies for six years with coverage not less than provided by current policies, unless such policy premiums are greater than twice the current annual premiums, in which case an amount of coverage provided by a premium that is twice the current annual premiums;

  . timely pay its invoices due to SeraCare;

  . not acquire any additional shares of ours, except in response to a competing tender offer; and

  . use its best efforts to fulfill the conditions to the financing commitment letter and promptly notify us in the event the financing commitment letter ceases to be in full force and effect.

Conditions to the Merger

   The obligations of each party to complete the merger are conditioned upon the following:

  . adoption by SeraCare's stockholders of the merger agreement;

  . the absence of temporary and permanent injunctions or restraints which would have the effect of making illegal or restraining, enjoining or otherwise prohibiting or materially restricting the consummation of the merger;

  . obtaining Hart-Scott-Rodino and other antitrust approvals from appropriate government agencies (the parties' request for early termination of the waiting period under the Hart-Scott-Rodino Act was granted effective June 25, 2001);

  . the absence of newly enacted legislation preventing the consummation of the merger;

  . completion of the spin-off; and

  . our not having received notice that Instituto Grifols' financing commitment letter ceased to be in full force and effect.

   The obligations of SeraCare to complete the merger are subject to satisfaction of the following additional conditions:

  . the representations and warranties of Instituto Grifols and Merger Sub being true in all material respects and not containing any untrue statement that would have a material adverse effect on Instituto Grifols or Merger Sub;

  . the performance by Instituto Grifols and Merger Sub, in all material respects, of their agreements contained in the merger agreement; and

  . the receipt by SeraCare of officer certificates, board resolutions and good standing certificates with respect to Instituto Grifols and Merger Sub.

   The obligations of Instituto Grifols and Merger Sub to complete the merger are subject to satisfaction of the following additional conditions:

  . the representations and warranties of SeraCare shall be true in all material respects and shall not contain any untrue statement that would have a material adverse effect on SeraCare and its subsidiaries or on SeraCare and its subsidiaries after giving effect to the spin-off;

  . the performance by us, in all material respects, of our agreements contained in the merger agreement;

  . the non-occurrence of any event which has resulted in a material adverse change on SeraCare after giving effect to the spin-off;

  . all consents and waivers required to have been obtained by SeraCare having been obtained;

  . the receipt by Instituto Grifols of secretary and officer certificates, board resolutions and good standing certificates with respect to SeraCare and its subsidiaries;

  . warrants and options representing at least 95% of all shares issuable upon exercise of the outstanding options or warrants of SeraCare having been exercised or cancelled or the holders thereof shall have consented to their cancellation;

  . with the exception of Barry Plost, all board members of SeraCare shall have resigned as directors of SeraCare;

  . our deliverance to Instituto Grifols of a certificate to the effect that no interest in SeraCare constitutes a "United States real property interest" under the Internal Revenue Code;

  . our pro forma total revenue, liabilities, assets and plasma volume amounts for fiscal year 2001 provided to Instituto Grifols being correct, within limited thresholds; and

  . Instituto Grifols having been granted access to certain of our customer contracts or delivery to Instituto Grifols by Barry Plost or Jerry Burdick of a certificate as to the status of certain plasma supply commitments.

Termination of the Merger Agreement

   The merger agreement may be terminated by either Instituto Grifols or SeraCare if:

  . Instituto Grifols and SeraCare mutually agree to terminate the merger agreement;

  . the merger is not consummated by the earlier of December 31, 2001, or the later of October 31, 2001, 45 days after the definitive filing of this proxy statement, or 30 days after the Form 10 Registration Statement of SeraCare Life Sciences has been declared effective by the SEC;

  . the merger agreement is not adopted by our stockholders; or

  . a court or governmental agency has issued an order prohibiting the transaction and such order is final and non-appealable.

   Instituto Grifols may terminate the merger agreement:

  . if our board has changed its recommendation that our stockholders adopt the merger agreement; or

  . the failure of any of the conditions to Instituto Grifols' obligations to close the merger to occur, including the failure of Instituto Grifols to obtain financing for the transaction, provided that Instituto Grifols' failure to perform its obligations under the merger agreement is not the cause of such failure.

   SeraCare is allowed to terminate the merger agreement in the event of the failure of any of the conditions to our obligation to close the merger to occur, including the failure of Instituto Grifols to obtain financing for the transaction, provided that our failure to perform our obligations under the merger agreement is not the cause of such failure.

   Under the terms of the merger agreement, we had a 20 business day period, which expired on July 9, 2001, during which our board had the right to terminate the merger agreement if:


    . we had received a "superior proposal" from a third party that was not solicited by us in violation of the non-solicitation provisions and which was


      . reasonably likely to result in more favorable financial terms to our stockholders than the merger, and

      . reasonably capable of being consummated,


    . we furnished to Instituto Grifols a notice of our intention to terminate the merger agreement for such "superior proposal," containing the terms of such "superior proposal," and


    . Instituto Grifols did not, within 48 hours of delivery of a notice of our intent to terminate the merger for such "superior proposal," deliver a proposal that our board determined was at least as favorable to our stockholders as the "superior proposal."



Termination Fee

   SeraCare must pay Instituto Grifols $3.45 million as a termination fee, plus up to $1.5 million in expenses, in each of the following circumstances:

  . Instituto Grifols terminates the merger agreement where our board has withdrawn or modified its recommendation that our stockholders adopt the merger agreement;

  . Instituto Grifols terminates the merger agreement because of our failure to satisfy certain of our obligations under the merger agreement;

  . Instituto Grifols terminates the merger agreement because of a breach of our representations and warranties in the merger agreement that has a material adverse effect;

  . Instituto Grifols terminates the merger agreement because of our failure to obtain the consent of the holders of warrants and options representing at least 90% of all shares issuable upon the exercise of outstanding options and warrants to the cancellation of such options and warrants in connection with the merger; or



  . any entity has made a superior proposal and the merger agreement is terminated for any reason other than that set forth immediately above, and within 15 months such superior proposal is consummated.

   In addition, under the terms of the merger agreement, if we had, on or before July 9, 2001, terminated the merger agreement in favor of a superior proposal, as defined in the merger agreement, that was not matched by Instituto Grifols, we would have been obligated to pay Instituto Grifols $3.45 million as a termination fee, plus up to $1.5 million in expenses.


   Instituto Grifols must pay SeraCare $3.45 million as a termination fee, plus up to $1.5 million in expenses, in the event that the merger agreement is terminated by us because of a failure of the financing condition unless the failure of the financing condition is the result of the failure of mutual conditions or our conditions to complete the merger.

Payment of Expenses

   In the event the merger agreement is terminated because our stockholders have not adopted the merger agreement or because of a material adverse change to SeraCare after giving effect to the spin-off, then we shall promptly reimburse Instituto Grifols for up to $1.5 million of its out-of-pocket costs and expenses incurred in connection with the merger agreement and the transactions the agreement contemplates, including, costs and expenses of accountants, attorneys and financial advisors.

   If we terminate the merger agreement because of a breach of Instituto Grifols' representation that has a material adverse effect on Instituto Grifols or Merger Sub or because of the failure of Instituto Grifols to materially perform its obligations, then Instituto Grifols shall promptly reimburse SeraCare for up to $1.5 million of out-of-pocket costs and expenses incurred in connection with the merger agreement and the transactions the agreement contemplates, including, costs and expenses of accountants, attorneys and financial advisors.

Definition of a Material Adverse Effect

   A material adverse effect, when used with respect to SeraCare or to SeraCare after giving effect to the spin-off, is defined to mean "any change or effect, either individually or in the aggregate, that is or is reasonably expected to be materially adverse to the business, assets, liabilities, financial condition or results of operations" of SeraCare and its subsidiaries, taken as a whole or SeraCare and its subsidiaries taken as a whole, but giving effect to the spin-off of SeraCare Life Sciences. An exception is provided to the extent that such change or effect results from changes in general economic conditions or securities markets in general, general changes in the industries in which SeraCare and its subsidaries operate, or the effect of the public announcement of the merger agreement.

Non-Survival of Representations and Warranties

   All representations and warranties in the merger agreement terminate at the effective time of the merger.

Amendment to Merger Agreement


   On August 1, 2001 we entered into an amendment to the merger agreement in order to reflect a change in the ratio of shares of SeraCare Life Sciences that will be distributed in the spin-off from a ratio of one share of SeraCare Life Sciences common stock for every share of SeraCare common stock held by a stockholder as of the record date for the spin-off, to a ratio of two shares of SeraCare Life Sciences common stock for every five shares of SeraCare common stock held by a stockholder as of the record date for the spin-off. The full text of the amendment is attached as part of Appendix A to this proxy statement.


Voting Agreements

 Primary Voting Agreement

   Certain of our stockholders holding approximately 20% of our common stock have entered into a primary voting agreement with Instituto Grifols in connection with the merger agreement. The stockholders have agreed in the primary voting agreement to vote their shares:

  . in favor of the adoption of the merger agreement,

  . in favor of any other matter necessary to consummate the transactions contemplated by the merger agreement,

  . against any action or agreement that would result in a breach of our obligations, representations or warranties under the merger agreement, and

  . against any action or agreement that would impede or interfere with the merger.

   In the primary voting agreement, the stockholders irrevocably appointed Instituto Grifols or its designees as proxy to vote their shares as indicated above.

   The stockholders have agreed in the primary voting agreement not to transfer the shares subject to the primary voting agreement, grant any other proxy with respect to such shares, enter into a voting trust or voting agreement with respect to such shares, or take any other action that would interfere with the stockholders' obligations under the primary voting agreement.

   The stockholders also have agreed in the primary voting agreement not to solicit, negotiate, furnish information, approve, encourage or enter into any agreement relating to an alternative proposal for SeraCare. In addition, the stockholders have agreed to notify Instituto Grifols of any inquiries, and the identity of the person making such inquiries, that the stockholders receive with respect to an alternative proposal. The primary voting agreement does not prevent any stockholder who is also a director or officer of SeraCare from acting at the direction of our board and taking any action that we are permitted to take under the merger agreement.

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

   The primary voting agreement may be terminated under the following circumstances:

  . by written consent of Instituto Grifols and all of our stockholders who are parties to the primary voting agreement;

  . automatically at the effective time of the merger;

  . if Instituto Grifols or its affiliates takes any action or offers or proposes to acquire our common stock, or seeks to conduct or conducts a merger, tender offer, business combination, recapitalization, liquidation, dissolution or restructuring involving us, or solicits proxies or other agreements to vote our stock, other than pursuant to the voting agreements or the merger agreement;

  . if Instituto Grifols or its affiliates acts, alone or in concert with others, to seek to control or influence our management, our board or our policies, other than pursuant to the voting agreement or the merger agreement;

  . an alternative proposal is consummated by us;

  . if the merger agreement is terminated by us and Instituto Grifols by mutual consent;

  . if the merger agreement is terminated by us or Instituto Grifols because a court or governmental agency has issued an order prohibiting the transaction and such order is final and non-appealable;

  . if the merger agreement is terminated by Instituto Grifols because the conditions to Instituto Grifols' obligation to complete the merger have not been met;

  . if the merger agreement is terminated by us because the conditions to our obligation to complete the merger have not been met; or

  . nine months from June 10, 2001.

 Secondary Voting Agreement

   The same stockholders who have entered into the primary voting agreement have also entered into a secondary voting agreement with Instituto Grifols in connection with the merger. An additional approximately 7% of our common stock is subject to the secondary voting agreement. These stockholders have agreed in the secondary voting agreement to vote the shares subject to the secondary voting agreement in the same way as they agreed to vote the shares subject to the primary voting agreement, as described above.

   The terms of the secondary voting agreement are identical to the terms of the primary voting agreement with the exception that under the terms of the secondary voting agreement we had a 20 business day period, which expired on July 9, 2001, during which the secondary voting agreement would have automatically terminated if:


  . we had received a "superior proposal" from a third party that was not solicited by us in violation of the non-solicitation provisions of the merger agreement and which was


    . reasonably likely to result in more favorable financial terms to our stockholders than the merger, and

    . reasonably capable of being consummated,

  . we furnished to Instituto Grifols a notice of our intention to terminate the merger agreement for such "superior proposal," containing the terms of such "superior proposal," and


  . Instituto Grifols did not, within 48 hours of delivery of a notice of our intent to terminate the merger for such "superior proposal," deliver a proposal that our board determined was at least as favorable to our stockholders as the "superior proposal."


Other Ancillary Agreements

   The Plasma Supply Agreement between us and Instituto Grifols will be extended for one year until December 31, 2003. The Albumin Supply Agreement between us and Instituto Grifols will be extended until March 31, 2006 and assigned to SeraCare Life Sciences.

                                    SPIN-OFF

Spin-Off Overview

   Prior to the proposed closing of the merger, we will contribute certain of our assets and liabilities to our subsidiary, SeraCare Life Sciences. Effective the day prior to the merger, we will spin-off SeraCare Life Sciences to our existing stockholders in a distribution. Stockholders of SeraCare will receive two shares of SeraCare Life Sciences common stock for every five shares of our common stock that they own. Warrant and option holders of SeraCare will also participate in the distribution through the receipt of options and/or warrants exercisable for a number of shares of common stock in SeraCare Life Sciences equal to forty percent of the number of shares for which their SeraCare option or warrant was exercisable, with an exercise price which is intended to reflect the value of SeraCare Life Sciences relative to SeraCare and which is determined pursuant to the merger agreement, as more fully described in "THE MERGER AGREEMENT--Treatment of Stock Options and Warrants." The shares of SeraCare Life Sciences will initially be traded on the OTC Bulletin Board.


Assets of SeraCare Life Sciences

   SeraCare Life Sciences will be entitled to retain, or receive from us at the separation, the categories of assets listed below:

  . assets listed in the SeraCare Life Sciences balance sheet as of February
    28, 2001, subject to any dispositions of such assets subsequent to February 28, 2001;

  . assets used primarily in SeraCare Life Sciences' business which would be reflected on a SeraCare Life Sciences balance sheet using consistent accounting policies and in the ordinary course of business;

  . any claims or rights that primarily relate to the life sciences business;

  . contracts relating primarily to the life sciences business;

  . assets primarily relating to any liabilities of the life sciences business;

  . SeraCare Life Sciences' rights under our insurance policies;

  . legal and equitable remedies associated with litigation associated with the life sciences business; and

  . a license to use the name "SeraCare".

   All other assets, including any assets used in the collection of blood plasma, will be retained by, or transferred to, SeraCare at the time of the spin-off of SeraCare Life Sciences.

Liabilities of SeraCare Life Sciences

   SeraCare Life Sciences will retain, or assume from SeraCare at its separation, the categories of liabilities listed below:

  . liabilities reflected in the SeraCare Life Sciences balance sheet as of February 28, 2001 to the extent such liabilities have not been satisfied or discharged subsequent to February 28, 2001;

  . liabilities primarily related to the life sciences business, which would be reflected on a SeraCare Life Sciences balance sheet using consistent accounting policies and in the ordinary course of business;

  . any contingent liability that primarily relates to the business of SeraCare Life Sciences;

  . all liabilities primarily relating to the operation of the business of SeraCare Life Sciences or any life sciences assets;

  . the following scheduled liabilities:

    . any (i) damages, fees and expenses payable by SeraCare after June 10, 2001 in excess of $750,000 relating to a pending arbitration arising out of a dispute with the seller of SeraCare Life Sciences to us over application of the earn-out provisions in the stock purchase agreement relating to our original acquisition of SeraCare Life Sciences, and (ii) other indemnification obligations under the stock purchase agreement relating to our original acquisition of SeraCare Life Sciences;

    . all liabilities and obligations under the company's collaboration agreement with Quest Diagnostics Incorporated (other than payments due in connection with the merger with respect to a warrant to purchase 1,748,605 shares of SeraCare common stock held by Quest Diagnostics Incorporated); and

    . all liabilities, costs and expenses related to certain litigation associated with the life sciences business.

  . liabilities arising from the Form 10 Registration Statement to be filed with the SEC and the information statement distributed to our stockholders.

   Liabilities that will be retained by SeraCare include:

  . any damages, fees and expenses payable by SeraCare after June 10, 2001 up to $750,000 relating to the pending arbitration arising out of a dispute with the seller of SeraCare Life Sciences to us over application of the earn-out provisions in the purchase agreement relating to our original acquisition of SeraCare Life Sciences;

  . attorneys' fees, financial advisors' and investment banking fees, accountant's fees and other expenses incurred by us or SeraCare Life Sciences in connection with the merger and spin-off;

  . liabilities relating to the business of the collection of blood plasma;
    and

  . liabilities relating to payments due from Instituto Grifols to Quest
    Diagnostics Incorporated under its warrant described above.

Employee Matters

   On or before the distribution, SeraCare Life Sciences will adopt 401(k) and health and welfare benefit plans for its employees. SeraCare Life Sciences' employees will continue to participate in our 401(k) and health and welfare benefit plans until the time that the SeraCare Life Sciences plans are effective, and SeraCare Life Sciences will bear the costs of such benefits as a "participating subsidiary" in our plans. SeraCare Life Sciences' employees will receive eligibility and vesting service credit under the SeraCare Life Sciences plans for their period of employment by SeraCare Life Sciences and/or SeraCare prior to the distribution. After the establishment of the SeraCare Life Sciences plans, we will transfer SeraCare Life Sciences' employees' 401(k) plan and flexible spending accounts under our plans to the SeraCare Life Sciences plans and the SeraCare Life Sciences plans will assume the related benefit obligations.

Tax Matters

   We will prepare and file all federal, state, and local income tax returns for the taxable year that includes the date of the spin-off. These returns will include income, gains, losses and other tax items of SeraCare Life Sciences only through the date of the spin-off. SeraCare Life Sciences will prepare and file its separate income tax returns for all periods after the date of the spin-off. SeraCare will be liable for income taxes of SeraCare Life Sciences through June 10, 2001. SeraCare Life Sciences will determine and pay us the amount of taxes attributable to SeraCare Life Sciences between this date and the date of the spin-off. SeraCare Life Sciences will have the right to be involved in any audit of our income tax returns, to the extent such an audit would affect SeraCare Life Sciences' income tax liability for any period for which SeraCare Life Sciences would be liable. SeraCare and SeraCare Life Sciences will be entitled to tax refunds with respect to their own tax liability. Similarly, SeraCare and SeraCare Life Sciences have indemnification obligations to each other with respect to their own taxes, allocated as discussed above.

Supply and Services Agreement/ Warrant

   SeraCare will supply SeraCare Life Sciences with certain plasma products until January 2006, at prices which will be agreed upon on an annual basis. SeraCare will also provide plasmapheresis services on donors referred by SeraCare Life Sciences, including bleeding, testing and delivering the plasma to SeraCare Life Sciences. The plasma and services provided by SeraCare will be subject to certain product quality, delivery, storage and handling specifications. In connection with a supply agreement, SeraCare Life Sciences will grant to Instituto Grifols, or its affiliates, a warrant to purchase 10% of the outstanding common stock of SeraCare Life Sciences at an exercise price equal to the average closing prices of the common stock of SeraCare Life Sciences for the twenty days following the distribution.

Trademark License

   SeraCare will grant a perpetual license to SeraCare Life Sciences to use the registered service mark "SeraCare" in its business, subject to SeraCare's right to continue to use the service mark "SeraCare" in its business. SeraCare will transfer the rights to the domain name SeraCare.net to SeraCare Life Sciences.

Registration Statement/Information Statement

   The federal securities laws require SeraCare Life Sciences to file a registration statement with the SEC and to mail an information statement to SeraCare's stockholders prior to the distribution. The registration statement is expected to be filed with the SEC in August 2001.


Noncompetition Agreements

   SeraCare Life Sciences, and certain executive officers of SeraCare, will agree

  . not to engage in the business of owning and/or operating plasma collection facilities for a period of five years from the distribution date, and

  . not to solicit for employment the employees of SeraCare for a period of two years (in the case of SeraCare Life Sciences) and three years (in the case of the executive officers).

Mutual Releases/Indemnification

   SeraCare and SeraCare Life Sciences, effective as of the distribution date, agree to a mutual release of claims and to indemnify one another against certain liabilities.

Management

   After the spin-off, we expect that the board of directors of SeraCare Life Sciences will be comprised of our current board of directors. Our board of directors is currently assisting SeraCare Life Sciences in its search for a CEO and CFO. Until these positions are filled, we expect that Barry Plost and Jerry Burdick would act as interim CEO and CFO, respectively, for SeraCare Life Sciences.

                         OTHER MATTERS AND INFORMATION

Accounting Treatment

   The merger will be accounted for under the purchase method of accounting in accordance with generally accepted accounting principles, whereby the value of the consideration paid in the merger will be allocated based upon the estimated fair values of the assets acquired and liabilities assumed at the effective date of the merger.

Series C Preferred Stock

   As of June 10, 2001, SeraCare had outstanding 22,500 shares of its Series C preferred stock. Pursuant to the terms of the certificate of designation of the Series C preferred stock, these shares will either be converted into shares of our common stock or redeemed prior to the closing of the merger.

   In the event that the closing price of our common stock has averaged in excess of $7.00 per share for a thirty consecutive trading day period, then at our option, we may convert any or all of the outstanding shares of Series C preferred stock into shares of common stock. The ratio at which shares of Series C preferred stock will be converted into shares of common stock will be obtained by multiplying the number of shares of Series C preferred stock to be converted, by the liquidation preference of the Series C preferred stock (currently $100) plus any accrued but unpaid interest, and dividing by the conversion price then in effect (currently $4.50). If all of the currently outstanding shares of Series C preferred stock were converted as of June 10, 2001, they would be convertible into 500,000 shares of our common stock. The merger agreement assumes the conversion of the Series C preferred stock, and accordingly, such conversion will not reduce the per share merger consideration.

   If we do not convert the outstanding shares of Series C preferred stock as described above, the shares may be converted at the option of their holders prior to the merger. The conversion ratio at which shares of Series C preferred stock may be so converted would be obtained in the same manner as above, by multiplying the number of shares of Series C preferred stock to be converted by the liquidation preference of the Series C preferred stock plus any accrued but unpaid interest, and dividing by the conversion price then in effect.

   Unless shares of Series C preferred stock have previously been converted into shares of common stock, immediately prior to the closing of the merger, we will redeem those shares of Series C preferred stock. The redemption price we will pay per share of the Series C preferred stock is an amount equal to the liquidation preference of the Series C preferred stock.

Antitrust Considerations

   The Hart-Scott-Rodino Act provides that transactions such as the merger may not be completed until specified information has been submitted to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the specified waiting period has expired or terminated. The parties' request for early termination of the waiting period under the Hart-Scott-Rodino Act was granted effective June 25, 2001.

   The termination of the waiting period under the Hart-Scott-Rodino Act does not preclude the Antitrust Division, the Federal Trade Commission, state authorities or private parties from challenging the merger on antitrust grounds.

Regulatory Approval

   We and our subsidiaries have obtained from various regulatory authorities franchises, permits and licenses which may need to be renewed, replaced or transferred as a result of the merger. Approvals, consents or notifications may be required in connection with these renewals, replacements or transfers.

   Except as discussed in this proxy statement, we are not aware of any material governmental or regulatory approvals or actions that may be required for completion of the merger other than ministerial filings and actions.

Forward Looking Statements

   This proxy statement contains certain forward-looking statements which represent SeraCare's and Instituto Grifols' expectations or beliefs, including, but not limited to, statements concerning industry performance, regulatory environment and SeraCare's operations, performance, financial condition, plans, growth and strategies. Any statements contained in this proxy statement which are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as "may," "will," "expect," "anticipate," "intend," "could," "estimate" or "continue," or the negative or other variations thereof or comparable terminology are intended to be forward-looking statements. These statements by their nature involve substantial risks and uncertainties, certain of which are beyond SeraCare's and Instituto Grifols' control, and actual results may differ materially depending on a variety of important factors, many of which are beyond SeraCare's and Instituto Grifols' control.

Stockholder Proposals

   If the proposed merger is completed, SeraCare will not be a publicly-traded company, and there will not be any public participation in any future meetings of SeraCare. If the proposed merger is not completed, SeraCare intends to hold its next annual meeting of stockholders in November 2001. If you are still a stockholder of SeraCare, you would be entitled to attend and participate in the meeting.

   Under the rules of the SEC, proposals of stockholders that are intended to be presented at the next annual meeting of stockholders must have been received by SeraCare at its principal executive offices by June 8, 2001 to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Any such proposals must also comply with the applicable requirements of the federal securities laws. Shareholder proposals intended to be presented at the next annual meeting of stockholders but submitted outside the processes of Rule 14a-8 under the Securities Exchange Act of 1934 (i.e., a proposal which is not submitted for inclusion in the Company's proxy statement) must be received by SeraCare at its principal executive offices by August 22, 2001 to be considered timely under the SEC's proxy rules.

Where You Can Find More Information

   SeraCare is subject to the informational requirements of the Securities Exchange Act of 1934, pursuant to which it files reports and other information with the United States Securities and Exchange Commission. Such reports and other information may be inspected and copied at the public reference facility maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies may be obtained at prescribed rates from the Public Reference Section of the SEC at its principal office in Washington, D.C. The SEC also maintains an internet web site that contains periodic and other reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including SeraCare. The address of the SEC's web site is http://www.sec.gov.


   Instituto Grifols is not subject to the periodic reporting requirements of
Section 13 or Section 15 of the Exchange Act.

   All information concerning SeraCare and its subsidiaries contained in this proxy statement has been furnished by SeraCare, and certain information concerning Probitas Pharma, Instituto Grifols and their affiliates contained in this proxy statement has been furnished by Probitas Pharma, Instituto Grifols and their affiliates. No person is authorized to make any representation with respect to the matters described in this proxy statement other than those contained in this proxy statement, and if given or made, must not be relied upon as having been authorized by SeraCare, Probitas Pharma, SI Merger Corp. or any other person.

   We have not authorized anyone to give any information or make any representation about the merger, our company, Probitas Pharma, Instituto Grifols or SI Merger Corp. that is different from, or in addition to, that contained in this proxy statement or in any of the appended materials. Therefore, if anyone does give you information of this sort, you should not
rely on it. This proxy statement is dated August   , 2001. You should not
assume that the information contained in this document is accurate as of any other date unless the information specifically indicates that another date applies.

                                                                      APPENDIX A


                          AGREEMENT AND PLAN OF MERGER

                           Dated as of June 10, 2001

                                     Among

                            INSTITUTO GRIFOLS, S.A.,

                                SI MERGER CORP.

                                      AND

                                 SERACARE, INC.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
 ARTICLE I THE SPIN-OFF AND THE MERGER.....................................   2

    Section 1.1  The Spin-Off.............................................    2
    Section 1.2  The Merger...............................................    2
    Section 1.3  Effective Time of the Merger.............................    2
    Section 1.4  Company Actions..........................................    2

 ARTICLE II THE SURVIVING CORPORATION......................................   2

    Section 2.1  Certificate of Incorporation.............................    2
    Section 2.2  By-laws..................................................    2
    Section 2.3  Board of Directors and Officers..........................    3
    Section 2.4  Effects of Merger........................................    3

 ARTICLE III CONVERSION OF SHARES..........................................   3

    Section 3.1  Conversion or Cancellation of Shares.....................    3
    Section 3.2  Surrender and Payment....................................    4
    Section 3.3  Dissenting Shares........................................    5
    Section 3.4  Stock Options............................................    5
    Section 3.5  Warrants.................................................    6
    Section 3.6  Stockholders Meeting.....................................    6
    Section 3.7  Closing..................................................    6
    Section 3.8  Transfer Taxes...........................................    6

 ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER....................   7

    Section 4.1  Organization, Standing and Power.........................    7
    Section 4.2  Authority; Non-Contravention.............................    7
    Section 4.3  Financing................................................    7
    Section 4.4  Brokers..................................................    7
    Section 4.5  Share Ownership..........................................    7

 ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE COMPANY...................   7

    Section 5.1  Organization, Standing and Power.........................    7
    Section 5.2  Capital Structure........................................    7
    Section 5.3  Subsidiaries.............................................    9
    Section 5.4  Authority; Non-Contravention.............................    9
    Section 5.5  SEC Documents; Financial Statements......................   10
    Section 5.6  Books and Records........................................   11
    Section 5.7  Absence of Undisclosed Liabilities.......................   11
    Section 5.8  Accounts Receivable......................................   11
    Section 5.9  Inventory................................................   11
    Section 5.10 Absence of Certain Changes or Events.....................   12
    Section 5.11 Litigation...............................................   14
    Section 5.12 Compliance with Law......................................   14
    Section 5.13 Employee Plans...........................................   16
    Section 5.14 Employment Relations and Agreements......................   18
    Section 5.15 Contracts................................................   18
    Section 5.16 Environmental Laws and Regulations.......................   20
    Section 5.17 Real Property and Leases.................................   21
    Section 5.18 Customers................................................   22

                                                                           Page
                                                                           ----
    Section 5.19 Suppliers..............................................    23
    Section 5.20 Intellectual Property..................................    23
    Section 5.21 Insurance..............................................    23
    Section 5.22 Takeover Statutes......................................    23
    Section 5.23 Taxes..................................................    23
    Section 5.24 Accounts; Lockboxes; Safe Deposit Boxes................    24
    Section 5.25 Brokers (a)............................................    24
    Section 5.26 Certain Interests......................................    24
    Section 5.27 Fairness Opinion.......................................    24
    Section 5.28 Volume of Plasma Collected.............................    25
    Section 5.29 Disclosures............................................    25
    Section 5.30 Life Sciences..........................................    25

 ARTICLE VI REPRESENTATIONS AND WARRANTIES REGARDING SUB.................   25

    Section 6.1  Organization and Standing..............................    25
    Section 6.2  Authority; Non-Contravention...........................    25

 ARTICLE VII COVENANTS RELATING TO CONDUCT OF BUSINESS...................   26

    Section 7.1  Conduct of Business by the Company Pending the Merger..    26
    Section 7.2  Consultation with Purchaser............................    28
    Section 7.3  Conduct of Business of Sub Pending the Merger..........    28

 ARTICLE VIII ADDITIONAL AGREEMENTS......................................   28

    Section 8.1  Proxy Statement........................................    28
    Section 8.2  Indemnification........................................    29
    Section 8.3  Additional Agreements..................................    30
    Section 8.4  Stockholders' Approval and Board of Directors
                 Recommendation.........................................    31
    Section 8.5  No Solicitation........................................    32
    Section 8.6  Directors..............................................    33
    Section 8.7  Access to Information, Employees and Company
                 Properties.............................................    33
    Section 8.8  Spin-Off...............................................    33
    Section 8.9  Governmental Filings...................................    34
    Section 8.10 Timely Payment.........................................    34
    Section 8.11 Standstill Agreement...................................    34
    Section 8.12 Public Announcements...................................    34
    Section 8.13 Financing..............................................    34

 ARTICLE IX CONDITIONS PRECEDENT.........................................   35

    Section 9.1  Conditions to Each Party's Obligation to Effect the
                 Merger.................................................    35
    Section 9.2  Additional Conditions to Obligation of the Company to
                 Effect the Merger......................................    36
    Section 9.3  Additional Conditions to Obligation of Purchaser and
                 Sub to Effect the Merger...............................    36

 ARTICLE X TERMINATION, AMENDMENT AND WAIVER.............................   39

    Section 10.1 Termination by Mutual Consent..........................    39
    Section 10.2 Termination by Either Purchaser or the Company.........    39
    Section 10.3 Termination by Purchaser...............................    39
    Section 10.4 Termination by the Company.............................    39
    Section 10.5 Effect of Termination and Abandonment..................    39

                                                                          Page
                                                                          ----
 ARTICLE XI MISCELLANEOUS................................................  41

    Section 11.1  Non-Survival of Representations, Warranties and
                  Agreements............................................   41
    Section 11.2  Notices...............................................   41
    Section 11.3  Fees and Expenses.....................................   42
    Section 11.4  Publicity.............................................   42
    Section 11.5  Specific Performance..................................   42
    Section 11.6  Assignment; Binding Effect............................   42
    Section 11.7  Entire Agreement......................................   42
    Section 11.8  Amendment.............................................   43
    Section 11.9  Governing Law.........................................   43
    Section 11.10 Consent to Jurisdiction...............................   43
    Section 11.11 Counterparts..........................................   43
    Section 11.12 Headings and Table of Contents........................   43
    Section 11.13 Interpretation........................................   43
    Section 11.14 Waivers...............................................   43
    Section 11.15 Incorporation of Document.............................   43
    Section 11.16 Severability..........................................   44
    Section 11.17 Subsidiaries; Knowledge of the Company................   44

Company Disclosure Letter

 Schedules

     2.3 -- Directors

     9.3 -- List of Consents

 Exhibits

     A. Form of Certificate

                              Defined Terms Index

                                                                         Section
                                                                         -------
Accounts Receivable................................................... 5.8, 5.10

Agreement.............................................................  Preamble

Alternative Proposal..................................................       8.5

Blue Sky Laws.........................................................       4.2

Books and Records.....................................................       5.6

CERCLA................................................................      5.16

Certificate of Merger.................................................       1.3

Certificates..........................................................       3.2

Change in Company Recommendation......................................       8.4

CIBC World Markets....................................................      5.25

Claim.................................................................       8.2

Closing...............................................................       3.7

Closing Date..........................................................       3.7

Code..................................................................      5.13

Commitment Letter.....................................................       4.3

Common Stock..........................................................  Recitals

Company...............................................................  Preamble

Company Benefit Plan..................................................      5.13

Company Disclosure Letter.............................................       5.2

Company Expenses......................................................      10.5

Company Financial Statements..........................................       5.5

Company Products and Services.........................................      5.12

Company Property(ies).................................................      5.17

Company Recommendation................................................       8.4

Company Reports.......................................................       5.5

Company SEC Documents.................................................       5.5

Company Termination Fee...............................................      10.5

Company Termination Fee Event.........................................      10.5

Confidentiality Agreement.............................................       8.7

Contracts.............................................................      5.15

Customers.............................................................      5.18

DGCL..................................................................  Recitals

Dissenting Shares.....................................................       3.3

Distribution..........................................................  Recitals

Distribution Ancillary Agreements.....................................       1.1

Effective Time........................................................       1.3

employee benefit plan.................................................      5.13

                                                                         Section
                                                                         -------

Environment............................................................     5.16

Environmental Laws.....................................................     5.16

Environmental Liabilities..............................................     5.16

Environmental Permits..................................................     5.16

ERISA..................................................................     5.13

excess parachute payment...............................................     5.13

Exchange Act...........................................................      3.4

Exchange Agent.........................................................      3.2

Exchange Instructions..................................................      3.2

Former Company Properties..............................................     5.16

FTC....................................................................      8.3

Governmental Entity....................................................      4.2

Hazardous Substances...................................................     5.16

HSR Act................................................................      4.2

Indemnified Parties....................................................      8.2

Industry Compliance Entities...........................................     5.12

Intellectual Property Rights...........................................     5.20

knowledge..............................................................    11.17

Leased Property........................................................     5.17

Liens..................................................................     5.17

Life Sciences.......................................................... Recitals

Matching Offer.........................................................      8.5

Material Adverse Change................................................      4.2

Material Adverse Effect................................................      4.2

Merger................................................................. Recitals

Merger Consideration...................................................      3.1

Notice of Superior Proposal............................................      8.4

Option(s)..............................................................      3.4

OSHA...................................................................     5.12

Owned Property.........................................................     5.17

Payment Fund...........................................................      3.2

Permits................................................................     5.12

Permitted Liens........................................................     5.17

Person.................................................................      3.2

Personnel..............................................................     5.10

Preferred Stock........................................................      5.2

Prohibited transaction.................................................     5.13

Proxy Statement........................................................      8.1


   Section

   -------

Purchaser.......................................................................
 .  Preamble

Purchaser
Expenses...............................................................
10.5

Purchaser Termination
Fee........................................................      10.5

Purchaser Termination Fee
Event..................................................      10.5

Reference Balance
Sheet..........................................................       5.5

Representatives.................................................................
 .       8.7

SEC.............................................................................
 .       5.5

Securities
Act...................................................................       5.4

Separation
Agreement.............................................................  Recitals

Share(s)........................................................................
 .       3.1

Special
Meeting..................................................................
3.6

Spin-Off........................................................................
 .  Recitals

Spin-Off
Agreements..............................................................
1.1

Stock
Plan.......................................................................
 5.2

Sub.............................................................................
 .  Preamble

Subsidiary......................................................................
 .     11.17

Superior
Proposal................................................................
8.5

Surviving
Corporation............................................................
1.2

Tax.............................................................................
 .      5.23

Tax
Return.......................................................................
  5.23

Third
Party......................................................................
 8.5

Voting
Agreements................................................................
Recitals

VSI
Advisors.....................................................................
  5.25

Warrant(s)......................................................................
 .       3.5

Window
Period....................................................................
8.4

                          AGREEMENT AND PLAN OF MERGER

   THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of June 10, 2001, by and among Instituto Grifols, S.A., a company organized under the laws of Spain ("Purchaser"), SI Merger Corp., a Delaware corporation and a wholly owned subsidiary of Purchaser ("Sub"), and SeraCare, Inc., a Delaware corporation (the "Company").

                                  WITNESSETH:

   WHEREAS, the Board of Directors of the Company has determined that it is fair to and in the best interests of its stockholders for Sub to merge with and into the Company (the "Merger") pursuant to Section 251 of the General Corporation Law of the State of Delaware ("DGCL"), upon the terms and subject to the conditions set forth herein;

   WHEREAS, the Board of Directors of the Company has adopted resolutions approving and declaring the advisability of the Merger, this Agreement and the transactions and other agreements contemplated hereby, and has resolved, upon the terms and subject to the conditions set forth herein, to recommend that the Company's stockholders adopt this Agreement;

   WHEREAS, the Board of Directors of each of Purchaser and Sub have adopted resolutions approving and declaring the advisability of the Merger, this Agreement and the transactions contemplated hereby;

   WHEREAS, the parties have agreed (subject to the terms and conditions of this Agreement), as soon as practicable following the approval by the stockholders of the Company, to effect the Merger, as more fully described herein;

   WHEREAS, immediately after the execution of this Agreement and as an inducement to Purchaser to enter into this Agreement, Purchaser and certain stockholders of the Company will enter into a Primary Voting Agreement and a Secondary Voting Agreement (collectively, the "Voting Agreements") pursuant to which such stockholders will, among other things, grant to Purchaser an irrevocable proxy to vote in favor of the Merger, the adoption of this Agreement and all other actions necessary to consummate the Merger, the shares of common stock of the Company, par value $0.001 per share (the "Common Stock") owned by such stockholders as specified therein, upon the terms and subject to the conditions specified therein;

   WHEREAS, the Company and its wholly-owned subsidiary, SeraCare Life Sciences, Inc. ("Life Sciences"), are simultaneously herewith entering into a Master Separation and Distribution Agreement (the "Separation Agreement") pursuant to which immediately prior to the Effective Time all of the outstanding shares of common stock of Life Sciences will be distributed to the Company's stockholders (the "Distribution"), and to effect the various transactions contemplated thereby, provided that all conditions precedent to the Distribution set forth in the Separation Agreement have been satisfied (all such transactions being herein referred to collectively as the "Spin-Off");

   WHEREAS, the Board of Directors of Life Sciences has adopted resolutions approving and declaring the advisability of the Spin-Off and the Spin-Off Agreements;

   WHEREAS, for United States federal income tax purposes, it is intended that the Distribution and the Merger be treated with respect to the Company stockholders as an integrated transaction and that the Distribution will be treated as a redemption of outstanding Common Stock in connection with the complete termination of the Company stockholders' interest in the Company;

   WHEREAS, the Merger will occur only after and conditioned upon the Spin-Off; and

   WHEREAS, Purchaser, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the Spin-Off and also to prescribe various conditions to the Merger.

   NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                          THE SPIN-OFF AND THE MERGER

   Section 1.1 The Spin-Off. Concurrently with the execution of this Agreement, the Company shall cause Life Sciences and each Person that is intended to be a party to the agreements set forth in Section 2.1 of the Separation Agreement (the "Distribution Ancillary Agreements", and together with the Separation Agreement, the "Spin-Off Agreements") to enter into the Spin-Off Agreements and, provided that all conditions precedent to the Spin-Off set forth in the Separation Agreement have been satisfied, on the terms and subject to the conditions of the Spin-Off Agreements, immediately prior to the Effective Time, the Company shall effect the Distribution in connection with the Merger and the Company shall effect, and shall cause Life Sciences to effect, all other transactions related to the Spin-Off.

   Section 1.2 The Merger. Upon the terms and subject to the conditions hereof, at the Effective Time (as hereinafter defined), Sub shall be merged with and into the Company and the separate existence of Sub shall thereupon cease, and the Company, as the corporation surviving the Merger (the "Surviving Corporation"), shall by virtue of the Merger continue its corporate existence under the laws of the State of Delaware and become a wholly-owned subsidiary of Purchaser.

   Section 1.3 Effective Time of the Merger. The Merger shall become effective at the date and time (the "Effective Time") when a certificate of merger meeting the requirements of Section 251 of the DGCL (the "Certificate of Merger") shall have been duly executed and filed in accordance with the DGCL, or at such other time as is agreed to by Purchaser, Sub and the Company and is specified in the Certificate of Merger in accordance with the DGCL, which Certificate of Merger shall be filed as soon as practicable following fulfillment of the conditions set forth in Article IX hereof.

   Section 1.4 Company Actions. The Company hereby represents and warrants that its Board of Directors (at a meeting duly called and held), has (i) determined that the Merger (upon the terms and subject to the conditions of this Agreement) is fair to and in the best interests of the Company and its stockholders, (ii) resolved to approve and declare advisable this Agreement, the Spin-Off Agreements and the Merger, and to recommend adoption of this Agreement by the stockholders of the Company, (iii) approved this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby for purposes of Section 203 of the DGCL and (iv) caused the Board of Directors of Life Sciences to approve the Spin-Off Agreements.

                                   ARTICLE II

                           THE SURVIVING CORPORATION

   Section 2.1 Certificate of Incorporation. The Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until further amended in accordance with its terms and as provided by law.

   Section 2.2 By-laws. The By-laws of the Company as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation, and thereafter may be amended in accordance with their terms and as provided by law.

   Section 2.3 Board of Directors and Officers. The persons specified in
Schedule 2.3 shall be the directors of the Surviving Corporation, and the officers of the Surviving Corporation immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case, until their respective successors are duly elected and qualified.

   Section 2.4 Effects of Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

                                  ARTICLE III

                              CONVERSION OF SHARES

   Section 3.1 Conversion or Cancellation of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company, Sub or the holder of any shares of Common Stock (each issued and outstanding share of Common Stock is referred to herein as a "Share" and collectively as the "Shares"):

     (a) each Share outstanding immediately prior to the Effective Time shall (except as otherwise provided in paragraph (b) of this Section 3.1 or as provided in Section 3.3 hereof with respect to Shares as to which appraisal rights have been demanded) be converted into the right to receive from the Purchaser the Merger Consideration (as hereinafter defined), in cash, without interest, upon surrender of the certificate which immediately prior to the Effective Time represented the Share as provided in Section 3.2;

     (b) each Share owned by Purchaser or the Company or any other direct or indirect Subsidiary of the Company immediately prior to the Effective Time shall be canceled and cease to exist, and no payment shall be made with respect thereto; and

     (c) each share of common stock of Sub outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted.

     (d) The "Merger Consideration" shall mean the amount determined by the formula (A+B-C) divided by (D+E) where:

      "A" = $116,500,000.

      "B" = The total cash paid, in the aggregate, as a result of the exercise of any options or warrants (excluding warrants to purchase an aggregate of 3,648,599 shares of Common Stock exercised by certain warrantholders on the date hereof in connection with the execution of the Voting Agreements) to purchase Common Stock from June 7, 2001 until the Closing Date.

      "C" = The total cash payable to option and warrant holders pursuant to Sections 3.4 and 3.5 assuming all options and warrants to purchase Common Stock outstanding immediately prior to the Effective Time are cashed out at the Effective Time pursuant to Sections 3.4 and 3.5 hereof.

      "D" = 13,889,615

      "E" = The total number of shares of Common Stock issued by the Company as a result of the exercise of any options or warrants (excluding warrants to purchase an aggregate of 3,648,599 shares of Common Stock exercised by certain warrantholders on the date hereof in connection with the execution of the Voting Agreements) to purchase Common Stock from June 7, 2001 until the Closing Date.

   Section 3.2 Surrender and Payment. (a) Prior to the Effective Time, Purchaser shall appoint as agent (the "Exchange Agent") a commercial bank or trust company, reasonably acceptable to the Company and having at least $50,000,000 in capital, surplus and undivided profits, for the purpose of exchanging certificates which immediately prior to the Effective Time represented Shares ("Certificates") for the Merger Consideration which holders of Certificates are entitled to receive pursuant to this Article III. Immediately prior to the Effective Time, Purchaser shall deposit in trust with the Exchange Agent cash in an aggregate amount equal to the product of (i) the number of Shares outstanding immediately prior to the Effective Time (other than the Shares owned by Purchaser or the Company and any direct or indirect Subsidiary of the Company, and Shares as to which appraisal rights have been demanded) and (ii) the Merger Consideration (such amount being hereinafter referred to as the "Payment Fund"). The Payment Fund shall be invested by the Exchange Agent as directed by Purchaser (so long as such directions do not impair the rights of the holders of Shares) in direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, and any net earnings with respect thereto shall be paid to Purchaser as and when requested by Purchaser. The Exchange Agent shall, pursuant to irrevocable instructions, make the payments referred to in Section 3.2(b) out of the Payment Fund. The Payment Fund shall not be used for any other purpose except as provided herein. Promptly after the Effective Time, Purchaser will send, or will cause the Exchange Agent to send, to each holder of record of a Certificate or Certificates, other than holders of Certificates which represent Shares canceled and retired pursuant to Section 3.1(b) hereof, (i) a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title with respect to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of Certificates for payment therefore (the "Exchange Instructions").

   (b) Each holder of Certificates that represent Shares that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a Certificate or Certificates, together with a properly completed and executed letter of transmittal covering such Certificates and any other documents reasonably required by the Exchange Instructions, will promptly receive the Merger Consideration payable in respect of such Certificates as provided in this Article III, without any interest thereon, less any required withholding of taxes, and the Certificates so surrendered shall forthwith be canceled. After the Effective Time, and until so surrendered, each such Certificate shall represent for all purposes only the right to receive such Merger Consideration except as otherwise provided herein or by applicable law.

   (c) If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to the loss, theft or destruction of such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificate the Merger Consideration.

   (d) If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of the Shares represented by the Certificate or Certificates surrendered in exchange therefore, it shall be a condition to such payment that the Certificate or Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Shares or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. The Exchange Agent may make any tax withholdings required by law if not provided with the appropriate documents. For purposes of this Agreement, "Person" means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

   (e) After the Effective Time, the stock transfer books of the Company shall be closed and, thereafter, there shall be no further registration of transfers of Shares. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article III.

   (f) Any portion of the Payment Fund that remains unclaimed by the holders of Certificates 270 calendar days after the Effective Time (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it) shall be returned to the Surviving Corporation, upon demand, and any such holder of Certificates who has not exchanged his or her Certificates for the Merger Consideration in accordance with this Article III prior to that time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration in respect of Certificates (subject to abandoned property, escheat and other similar laws) as general creditors thereof. Notwithstanding the foregoing, neither the Surviving Corporation nor Purchaser shall be liable to any holder of Certificates for an amount paid to a public official pursuant to applicable abandoned property, escheat or other similar laws.

   (g) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to this Section 3.2 to pay for Certificates representing Shares for which appraisal rights have been demanded shall be returned to Purchaser upon demand.

   (h) All cash required to be paid hereunder for the exchange of Certificates shall, upon payment to the holder thereof in accordance with this Article III, be deemed to have been paid in full satisfaction of all rights pertaining to such Certificates and the Shares represented thereby exchanged for cash pursuant to the Merger and this Agreement.

   Section 3.3 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger and who has delivered a written demand for appraisal of such Shares in accordance with Section 262 of the DGCL (the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration as provided in Section 3.1 hereof, unless and until such holder fails to perfect or effectively withdraws or otherwise loses such holder's right to appraisal under the DGCL. Such holder of Dissenting Shares shall be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of the DGCL, provided that such holder complies with the provisions of Section 262 of the DGCL. At the Effective Time, all Dissenting Shares shall be cancelled and cease to exist and shall represent only the right to receive the fair value thereof in accordance with the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or otherwise loses such holder's right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration, without interest thereon. The Company shall give Purchaser prompt notice of any demands received by the Company for appraisal of Shares, and, prior to the Effective Time, Purchaser shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Purchaser, make any payment with respect to, or settle or offer to settle, any such demands.

   Section 3.4 Stock Options. (a) Immediately prior to the Distribution each holder of a compensatory option to purchase Common Stock (an "Option") then outstanding shall be issued an option to purchase a number of shares of the common stock of Life Sciences equal to the number of shares of Common Stock for which such Option was, immediately prior to the Distribution, outstanding (whether or not then exercisable), with an exercise price equal to the Calculated Exercise Price. At the Effective Time, all Options outstanding immediately prior to the Effective Time, whether or not then exercisable, shall be canceled and each holder of an Option will be entitled to receive from the Surviving Corporation for each share of Common Stock subject to an Option, an amount in cash equal to the excess, if any, of the Merger Consideration over the Adjusted Exercise Price of such Option, without interest. All amounts payable pursuant to this Section 3.4 shall be subject to all applicable withholding of taxes. The Company shall use commercially reasonable efforts to effectuate the foregoing, including using commercially reasonable efforts to obtain all necessary consents of the holders of Options or to effect amendments of Options and taking actions necessary to approve the disposition of the options to the extent necessary to exempt such dispositions and acquisitions under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

   (b) The "Calculated Exercise Price" shall be determined, with respect to each Option or Warrant, by the following formula: A multiplied by (B divided by (B+C)), where:

      "A" = The exercise price of the applicable Option or Warrant immediately prior to the Distribution.

      "B" = The fair market value of Life Sciences as determined by Houlihan Lokey Howard and Zukin or another independent third-party appraisal firm designated by the Company and reasonably consented to by Purchaser whose determination of such fair market value shall be conclusive.

      "C" = $116,500,000.

   (c) The "Adjusted Exercise Price" shall be determined, with respect to each Option or Warrant, as applicable, by subtracting the Calculated Exercise Price for such Option or Warrant from the exercise price of such Option or Warrant immediately prior to the Distribution.

   Section 3.5 Warrants. Immediately prior to the Distribution, in connection with the Merger, each holder of a non-compensatory warrant to purchase Common Stock (a "Warrant") then outstanding shall be issued a warrant to purchase a number of shares of the common stock of Life Sciences equal to the number of shares of Common Stock for which such Warrant was, immediately prior to the Distribution, outstanding (whether or not then exercisable), with an exercise price equal to the Calculated Exercise Price. Except as set forth in Section
3.5 of the Company Disclosure Letter (as hereinafter defined), at the Effective Time all Warrants outstanding immediately prior to the Effective Time, whether or not then exercisable, shall be canceled and each holder of a Warrant will be entitled to receive from the Surviving Corporation, for each share of Common Stock subject to a Warrant, an amount in cash equal to the excess, if any, of the Merger Consideration over the Adjusted Exercise Price of such Warrant, without interest. All amounts payable pursuant to this Section 3.5 shall be subject to all applicable withholding of taxes. The Company shall use commercially reasonable efforts to effectuate the foregoing, including using commercially reasonable efforts to obtain all necessary consents of the holders of Warrants or to effect amendments of Warrants.

   Section 3.6 Stockholders Meeting. Subject to the terms and conditions contained herein, the Company shall, as promptly as practicable, convene a meeting of its stockholders (the "Special Meeting") to consider and vote upon adoption of this Agreement. Subject to its fiduciary duties, the Board of Directors of the Company shall recommend such adoption and the Company shall use its commercially reasonable efforts to obtain adoption of this Agreement by its stockholders.

   Section 3.7 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Proskauer Rose LLP, 1585 Broadway, New York, New York 10036, at 10:00 a.m. local time on the first business day after the day on which the last of the conditions set forth in Article IX (other than those that can only be fulfilled at the Effective
Time) is fulfilled or waived or at such other time and place as Purchaser and the Company shall agree in writing. The date on which the Closing occurs is referred to herein as the "Closing Date."

   Section 3.8 Transfer Taxes. Purchaser and the Company shall cooperate in the preparation, execution and filing of all returns, applications or other documents regarding any real property transfer, stamp, recording, documentary or other taxes and any other fees and similar taxes which become payable in connection with the Merger other than transfer or stamp taxes payable in respect of transfers referenced in Section 3.2(d).

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

   Purchaser represents and warrants to the Company as follows:

   Section 4.1 Organization, Standing and Power. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Spain and has all requisite corporate power and corporate authority to carry on its business as now being conducted.

   Section 4.2 Authority; Non-Contravention. Purchaser has all requisite corporate power and corporate authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and (assuming the valid authorization, execution and delivery of this Agreement by the Company) constitutes a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Purchaser or any of its Subsidiaries under, any provision of (i) the certificate of incorporation, by-laws and other organizational documents of Purchaser and any of its Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Purchaser or any of its Subsidiaries or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Purchaser or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect (as hereinafter defined) on Purchaser, materially impair the ability of Purchaser to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby. No filing or registration with, or authorization, consent or approval of, any domestic (federal, state or local), foreign or supranational court, commission, government, governmental body, regulatory or administrative agency, authority or tribunal (a "Governmental Entity") is required by or with respect to Purchaser or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Purchaser or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, except for (i) in compliance with the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iii) compliance with any applicable requirements of the Internal Revenue Service or any state taxing authority, (iv) compliance with any applicable foreign or state securities or blue sky laws (collectively, "Blue Sky Laws"), (v) filings required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and (vi) such other consents, orders, authorizations, registrations, declarations and filings of non-Governmental Entities the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser, materially impair the ability of Purchaser to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby. For purposes of this Agreement, "Material Adverse Change" or "Material Adverse Effect" means, when used with respect to Purchaser, Sub, the Company, or the Company (after giving effect to the Spin-Off), as the case may be, any change or effect, either individually or in the aggregate, that is or is reasonably expected to be materially adverse to the business, assets, liabilities, financial condition or results of operations of (i) Purchaser and its Subsidiaries, taken as a whole, (ii) Sub, taken as a whole; (iii) the Company and its Subsidiaries, taken as a whole; or (iv) the Company and its Subsidiaries, taken as a whole (after giving effect to the Spin-Off as if the Spin-Off had occurred prior to the date or period in question), except to the extent that such change or effect is attributable to or results from changes in general economic conditions or securities markets in general, general changes in the industries in which the Company and its Subsidiaries operate (including, without limitation, the adoption or implementation of regulatory changes) or the effect of the public announcement or pendency of the transactions contemplated hereby.

   Section 4.3 Financing. Purchaser has executed a financing commitment letter in respect of the Merger (the "Commitment Letter"). Assuming full funding under the Commitment Letter, Purchaser will have sufficient cash funds to consummate the transactions contemplated hereby, including, without limitation, the payment of (i) the aggregate Merger Consideration payable in respect of each Share (less the cash received by the Company, if any, from the exercise of any Options or Warrants after the date hereof), (ii) the total cash payable to Option and Warrant holders pursuant to Sections 3.4 and 3.5 and (iii) related fees and expenses (the "Financing"). Purchaser has delivered a copy of the Commitment Letter to the Company. To the knowledge of the Purchaser, the Commitment Letter is in full force and effect and there is no fact, occurrence or condition that would cause the Commitment Letter to be terminated or ineffective or any of the conditions contained therein not to be met.

   Section 4.4 Brokers. No broker, investment banker or other person, other than Deutsche Bank Investment Banking, the fees and expenses of which will be paid by Purchaser, is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser or Sub.

   Section 4.5 Share Ownership. Without giving effect to Purchaser's or Sub's entry into this Agreement and the Voting Agreements and the consummation of the transactions contemplated hereunder and thereunder, neither Purchaser nor Sub is an "owner" (as such term is defined in Section 203(c)(9) of the DGCL) of any Shares.

                                   ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

   The Company represents and warrants to Purchaser and Sub as follows:

   Section 5.1 Organization, Standing and Power. The Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite power and authority to carry on their respective businesses as now being conducted. The Company and each of its Subsidiaries is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its respective properties owned or held under lease or the nature of its respective activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

   Section 5.2 Capital Structure. The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock, and 25,000,000 shares of preferred stock of the Company, par value $0.001 per share (the "Preferred Stock"), issuable in one or more series, of which 43,600 shares of Preferred Stock have been designated. At the close of business on June 6, 2001, (i) 9,741,016 shares of Common Stock were issued and outstanding and (ii) 11,581,107 shares of Common Stock were reserved for issuance upon the exercise of outstanding options, warrants, convertible securities and stock rights in the Company. At the close of business on June 6, 2001, 22,500 shares of Series C Convertible Preferred Stock were issued and outstanding. All outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable and not subject to preemptive rights. As of June 6, 2001, the Company had granted options to acquire an aggregate of 455,002 shares of Common Stock at $3.25 per share, pursuant to the Company's 1998 Stock Incentive Plan (the "Stock Plan") and options to acquire an aggregate of 100,000 shares of Common Stock at $3.25 per share, pursuant to the Company's 1997 Informal Stock Compensation Plan. Except as otherwise set forth in this Section 5.2 or in the Company Disclosure Letter (the "Company Disclosure Letter"), in which the Company shall make the disclosures required by or referred to in this Agreement which shall be listed under headings corresponding to the section references in this Agreement, there are no options, warrants, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or any of its Subsidiaries, including any securities pursuant to which rights to acquire capital stock became exercisable only after a change of control of the Company or any of its Subsidiaries or upon the acquisition of a specified amount of the Common Stock or voting power of the Company or any of its Subsidiaries. Except as set forth in the Company Disclosure Letter, since February 28, 2001, no shares of the capital stock of the Company or any of its Subsidiaries have been issued other than pursuant to the exercise of Company stock options and warrants already in existence and outstanding on such date or conversion of Series C Convertible Preferred Stock, and neither the Company nor any of its Subsidiaries has granted any stock options, warrants or other rights to acquire any capital stock of the Company or any of its Subsidiaries. Except as specified in the Company Disclosure Letter or as contemplated herein, there are no agreements, arrangements or other understandings in respect of the right to vote any shares of capital stock of the Company, there are no securities issued by the Company or agreements, arrangements or other understandings to which the Company is a party giving any person any right to acquire equity securities of the Surviving Corporation at or following the Effective Time and all securities, agreements, arrangements and understandings relating to the right to acquire equity securities of the Company (whether pursuant to the exercise of options, warrants or otherwise) provide that, at and following the Effective Time, such right shall entitle the holder thereof to receive the consideration he would have received in the Merger had he exercised his right immediately before the Effective Time. The Company Disclosure Letter sets forth a complete list of all options, warrants, convertible or exchangeable securities, or other rights to purchase shares of capital stock or other securities of the Company or any Subsidiary. The Company Disclosure Letter contains a true and correct copy of the stock register provided to the Company by its transfer agent as of March 31, 2001.

   Section 5.3 Subsidiaries. Except as set forth in the Company Disclosure Letter, (i) the Company owns, directly or indirectly through a Subsidiary, all of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect directors or others performing similar functions with respect to such Subsidiary) of each of the Company's Subsidiaries and (ii) each of the outstanding shares of capital stock of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by the Company free and clear of all liens, pledges, security interests, claims or other encumbrances. There are no agreements, arrangements or other understandings in respect of the right to vote any shares of capital stock of any Subsidiary. The Company Disclosure Letter sets forth for each Subsidiary of the Company: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock or share capital; (iii) the number of issued and outstanding shares of capital stock or share capital; and (iv) the holder or holders of such shares. Except for interests in the Company's Subsidiaries or as set forth in the Company Disclosure Letter, neither the Company nor any of its Subsidiaries owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

   Section 5.4 Authority; Non-Contravention. The Board of Directors of the Company has declared the Merger and the adoption of this Agreement advisable, fair to and in the best interests of the Company and its stockholders, and the Company has all requisite corporate power and corporate authority to enter into this Agreement and, subject to the adoption of this Agreement by the stockholders of the Company, to consummate the transactions contemplated hereby. The Company has caused the Board of Directors of Life Sciences to approve the Spin-Off and the Spin-Off Agreements. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to the adoption of this Agreement by the stockholders of the Company. The only votes of the holders of any class or series of Company capital stock necessary to adopt this Agreement are the affirmative votes of the holders of a majority of the outstanding shares of Common Stock. This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Purchaser and

Sub, as applicable, and adoption of this Agreement by the stockholders of the Company) constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as the enforceability thereof may be limited by creditors' rights generally or by general principles of equity. Except as set forth in the Company Disclosure Letter, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (i) the certificate of incorporation, by-laws or other organizational documents of the Company or any of its Subsidiaries (true and complete copies of which as of the date hereof have been delivered to Purchaser), (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, other agreement or instrument, permit, concession, franchise or license applicable to the Company or any of its Subsidiaries or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets; except in the case of clause (ii) or
(iii) above for such conflicts, violations, defaults, rights, losses or liens as would not, either individually or in the aggregate, result in a Material Adverse Effect on the Company. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) compliance with the provisions of the Securities Act of 1933, as amended (the "Securities Act"), (ii) compliance with the provisions of the Exchange Act,
(iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iv) compliance with any applicable requirements of the Internal Revenue Service or any state taxing authority, (v) compliance with any applicable Blue Sky Laws,
(vi) filings required by the HSR Act, (vii) those matters including but not limited to, regulatory consents, approvals and waivers, specified in the Company Disclosure Letter, and (viii) such other consents, orders, authorizations, registrations, declarations and filings of non-Governmental Entities the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on the Company, materially impair the ability of the Company and its Subsidiaries to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

   Section 5.5 SEC Documents; Financial Statements. (a) The Company has filed all documents with the Securities and Exchange Commission (the "SEC") required to be filed by the Company under the Securities Act or the Exchange Act since May 27, 1999 (the "Company SEC Documents"). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company has made available to Purchaser each registration statement, report, proxy statement or information statement prepared by it and filed with the SEC since May 27, 1999, in the form, including any exhibits or amendments thereto, filed with the SEC (collectively, the "Company Reports"). The financial statements of the Company included in the Company SEC Documents and the Company Reports (the "Company Financial Statements") as of their respective dates complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q or 10-QSB of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the financial position of the Company as at the dates thereof and the results of its operations and changes in financial position for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments set forth therein). The audited consolidated balance sheet of the Company and its Subsidiaries as of February 29, 2000 is sometimes referred to herein as the "Reference Balance Sheet". Notwithstanding anything herein to the contrary, the failure of the Company to have filed with the SEC any agreement referred to in the Company Disclosure Letter as an exhibit to a Company Report shall not be deemed a breach of the Company's representations contained in this Section 5.5(a). The Company has heretofore made available or promptly shall make available to Purchaser a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC, to agreements, documents or other instruments which previously have been filed with the SEC pursuant to the Securities Act or the Exchange Act.

   (b) Section 5.5(b) of the Company Disclosure Letter contains the unaudited pro forma consolidated balance sheets of the Company and its Subsidiaries as of February 28, 1999, February 29, 2000 and February 28, 2001 (each, a "Pro Forma Balance Sheet"), and the unaudited pro forma consolidated statements of income of the Company and its Subsidiaries for the years ended February 28, 1999, February 29, 2000 and February 28, 2001 (each, a "Pro Forma Income Statement"). Such statements present information on the basis of the assumptions set forth therein as of or for the periods ending on February 28, 1999, February 29, 2000 and February 28, 2001, as applicable. Such statements are based on, and should be read in conjunction with, the historical consolidated financial statements included in the Company SEC Documents. Each Pro Forma Balance Sheet fairly presents in all material respects the consolidated financial position of the Company and its Subsidiaries, excluding the financial position of Life Sciences and Consolidated Technologies, Inc., as applicable, as of its respective date on the basis of the assumptions set forth therein. Each Pro Forma Income Statement fairly presents in all material respects the results of operations of the Company and its Subsidiaries, excluding the results of operations of Life Sciences and Consolidated Technologies, Inc., as applicable, for the periods set forth therein on the basis of the assumptions set forth therein.

   Section 5.6 Books and Records. (a) The Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that transactions are executed with its management's authorizations, and all material transactions are recorded as are reasonably required to permit preparation of the Company Financial Statements in accordance with GAAP and to maintain accountability for all material assets.

   (b) The books of account, minute books, and to the Company's knowledge, the stock record books and other records of the Company and its Subsidiaries (the "Books and Records") accurately and fairly reflect, in all material respects, in reasonable detail, the matters reflected therein. The Books and Records have been made available to Purchaser for its inspection.

   (c) Neither the Company nor any of its Subsidiaries has engaged in any monetary transaction, maintained any bank account or used any corporate funds except for monetary transactions, bank accounts or funds which have been and are reflected in the Books and Records or such as are not material to the results of operations or financial condition of the Company.

   Section 5.7 Absence of Undisclosed Liabilities. Except as set forth in the Company Disclosure Letter, the Company SEC Documents or the Company Reports, to the Company's knowledge, neither the Company nor any of its Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations incurred in the ordinary course of business consistent with past practice.

   Section 5.8 Accounts Receivable. All third party accounts receivable of the Company and its Subsidiaries that are reflected in the Company Financial Statements since the date of the Reference Balance Sheet (collectively, the "Accounts Receivable") arose from sales actually made or services actually performed to or for (as applicable) Persons other than the Company and any of its Subsidiaries.

   Section 5.9 Inventory. The Company Disclosure Letter sets forth, subject to the assumptions described therein, the consolidated total source plasma inventory of the Company and its Subsidiaries as of February 28, 2001 (the "Pro Forma Source Plasma Inventory"). The Pro Forma Source Plasma Inventory excludes the inventory of Life Sciences as of February 28, 2001 and was determined on the basis of the assumptions set forth in the Pro Forma Balance Sheet for the fiscal year ended February 28, 2001. Subject to the assumptions described in the Company Disclosure Letter, the Pro Forma Source Plasma Inventory consists of a quality usable by and salable to the blood plasma fractionation industry, except where the failure of such inventory to consist of such quality to be usable by and salable to the blood plasma fractionation industry would not have a Material Adverse Effect on the Company.

   Section 5.10 Absence of Certain Changes or Events. Since the date of the Reference Balance Sheet, except (i) as disclosed on the Company Disclosure Letter, the Company SEC Documents or the Company Reports, (ii) as permitted pursuant to Section 7.1 hereof, (iii) as expressly contemplated by the Spin-Off Agreements, and (iv) as the changes or events enumerated in this Section 5.10 would not, either individually or in the aggregate, have a Material Adverse Effect on the Company, the Company and each of its Subsidiaries has operated its business only in the ordinary course consistent with past practice, and there has not been any:

     (a) Material Adverse Change in respect of the Company;

     (b) acquisition by the Company or any of its Subsidiaries by merger, consolidation or purchase (including by purchase of all or substantially all of the assets, or any material assets or business), except for acquisitions of assets made in the ordinary course of business consistent with past practice;

     (c) acquisition, directly or indirectly, by the Company or any of its Subsidiaries, by redemption or otherwise, of any shares of capital stock of the Company or any of its Subsidiaries;

     (d) declaration or payment of any dividends on any shares of capital stock of the Company or any of its Subsidiaries;

     (e) (i) increase in the compensation payable or to become payable by the Company or its Subsidiaries to any of their respective officers, employees or agents (collectively, "Personnel") whose total compensation for services rendered to the Company or its Subsidiaries is currently at an annual rate of more than $75,000 (except for increases in the ordinary course of business consistent with past practice), (ii) bonus, incentive compensation, service award or other like benefit, which are set forth in the Company Disclosure Letter, and which have been granted, made or accrued, contingently or otherwise, for or to the credit of any of the Personnel (except for bonuses, incentive compensation, service awards or other like benefits granted, made or accrued in the ordinary course of business consistent with past practice), (iii) employee welfare, pension, retirement, profit-sharing, insurance or similar payment or arrangement made or agreed to by the Company or any of its Subsidiaries for any Personnel except pursuant to the existing plans and arrangements described in the Company Disclosure Letter or (iv) any agreement, arrangement or transaction with any of its directors, officers, employees or shareholders (or with any beneficiary or with a member of such persons' "immediate family" as such term is defined in the instructions to paragraph (a) of
  Item 404 of Regulation S-K of the regulations of the SEC (hereinafter, an "Immediate Family Member")), including, without limitation, any retention, change in control or non-competition agreement or arrangement;

     (f) addition to or modification of any Company Benefit Plan affecting Personnel other than: (i) contributions made in accordance with the normal practices of the Company and its Subsidiaries or (ii) the extension of coverage to other Personnel who became eligible after the date of the Reference Balance Sheet;

     (g) sale (other than sales of inventory in the ordinary course of business), lease, assignment, transfer or other disposition of any material assets or properties of the Company or its Subsidiaries other than in the ordinary course;

     (h) cancellation of any indebtedness or waiver of any claims or rights of substantial value to the Company and its Subsidiaries, taken as a whole, or mortgage, pledge or imposition of any material Liens on any material asset or property of the Company or any of its Subsidiaries;

     (i) entry into, amendment, cancellation or termination by the Company or any of its Subsidiaries of any Contract, license or other instrument material to the Company and its Subsidiaries, taken as a whole;

     (j) capital expenditure or the execution of any lease or any incurring of liability therefore by the Company or any of its Subsidiaries, involving payments in excess of $250,000 individually or $500,000 in the aggregate, except in the ordinary course consistent with past practices;

     (k) failure to operate the business of the Company and its Subsidiaries in the ordinary course so as to use reasonable efforts to preserve the business intact, to keep available the services of the Personnel, and to preserve the goodwill of the suppliers, customers and others having business relations with the Company or its Subsidiaries;

     (l) change in accounting methods or practices by the Company or its Subsidiaries;

     (m) material revaluation by the Company or any of its Subsidiaries of any of their respective assets, including without limitation, writing off notes, Accounts Receivable or inventory;

     (n) damage, destruction or loss (whether or not covered by insurance) of any asset or property of the Company and its Subsidiaries;

     (o) any indebtedness incurred by the Company or any of its Subsidiaries for borrowed money or any commitment to borrow money entered into by the Company or any of its Subsidiaries, or any loans made or agreed to be made by the Company or any of its Subsidiaries, except for indebtedness, commitments or loans not exceeding $250,000 in the aggregate;

     (p) any assets or properties of the Company or any of its Subsidiaries (whether tangible or intangible) permitted or allowed to be subjected to any Lien, other than (i) Permitted Liens and (ii) Liens that will be released at or prior to the Closing;

     (q) any material changes in the customary methods of operations of the business of the Company or its Subsidiaries, including, without limitation, practices and policies relating to the process of collecting plasma, manufacturing, purchasing, inventories, marketing, selling and pricing;

     (r) issuances by the Company or any of its Subsidiaries of any purchase orders or any other agreement to make any purchases of supplies involving exchanges in value in excess of $250,000 individually;

     (s) discounting by the Company or any of its Subsidiaries of the Accounts Receivable;

     (t) any material Permit that was issued or relates to the Company or its Subsidiaries that was allowed to lapse or terminate or failure to renew any such Permit or any insurance policy that is scheduled to terminate or expire within 60 calendar days of the Closing Date;

     (u) termination, discontinuation, closing or disposition of any office, plant, facility or other material business operation by the Company or any of its Subsidiaries, or any lay off of employees by the Company or any of its Subsidiaries, or implementation of any early retirement, separation or program providing early retirement window benefits by the Company or any of its Subsidiaries or announcement or planning of any such action or program by the Company or any of its Subsidiaries for the future;

     (v) any express or deemed settlement or compromise by the Company or any of its Subsidiaries of any material liability with respect to Taxes;

     (w) amendment or restatement of the certificate of incorporation or the by-laws (or other organizational documents) of the Company or any Subsidiary;

     (x) to the Company's knowledge, any material action, suit, claim or pending or threatened investigation by any Governmental Entity or Industry Compliance Entity (as hereinafter defined) against the Company or its Subsidiaries or any of their officers or directors; and

     (y) agreement, whether oral or written, by the Company or any of its Subsidiaries to do any of the foregoing.

   Section 5.11 Litigation. Except as set forth in the Company Disclosure Letter, the Company Reports or the Company SEC Documents, there are no actions, suits, claims or proceedings pending against the Company or any of its Subsidiaries or, to the knowledge of the Company or any of its Subsidiaries, threatened against the Company or any of its Subsidiaries, at law or in equity, or before or by any federal or state commission, board, bureau, agency, regulatory or administrative instrumentality or other Governmental Entity or any arbitrator or arbitration tribunal that, if adversely determined, would have a Material Adverse Effect on the Company. To the knowledge of the Company or any of its Subsidiaries, no development has occurred with respect to any pending or threatened action, suit or proceeding that would prevent the consummation of the transactions contemplated hereby.

   Section 5.12 Compliance with Law. (a) Except as set forth in the Company Disclosure Letter, the Company Reports or the Company SEC Documents, to the knowledge of the Company and its Subsidiaries, neither the Company nor any of its Subsidiaries is the subject of any pending or threatened investigation, consent decree, consent agreement, corporate integrity agreement, warning letter or notice, nor since May 27, 1999 has any investigation, or prosecution or other action been threatened by any Governmental Entity or Industry Compliance Entity (as defined below) regarding non-compliance with any law or regulation. As used in this Agreement, the term "Company Products and Services" means and includes: (i) any of the blood plasma products, source plasma products, therapeutic products, plasma-based or other diagnostic products, and any other similar or related products, materials (bulk or otherwise) or substances, and including any and all applicable products discussed in the Company SEC Documents, which have been in the past or currently are being collected, procured or otherwise obtained, researched, manufactured, developed, processed, packed, packaged, stored, transported, distributed, marketed or sold by the Company or any of its Subsidiaries worldwide and (ii) any services, including but not limited to any distribution operations, laboratory or consulting services, rendered by the Company or its Subsidiaries worldwide. The Company Disclosure Letter sets forth a complete list of all material Company Products and Services.

   (b) Except as set forth in the Company Disclosure Letter, the Company Reports or the Company SEC Documents, the Company and each of its Subsidiaries has obtained, and maintains in force, all licenses, permits, franchises, certificates of authority, orders and waivers ("Permits") required from or by any Governmental Entity including without limitation the U.S. Food and Drug Administration, the U.S. Occupational Safety and Health Administration ("OSHA"), the Center for Biologics Evaluation and Research, the American Blood Resources Association, the Quality Plasma Program, and any comparable U.S. state or foreign agency or entity or industry association (collectively, the "Industry Compliance Entities") to operate its respective businesses, including producing or rendering Company Products and Services, as the case may be, and to occupy, operate and use any buildings, improvements, fixtures and equipment owned or leased in connection with the production or rendering of the Company Products and Services, as the case may be, at all locations or facilities of the Company and its Subsidiaries except where the failure to obtain and maintain any such Permit would not, either individually or in the aggregate, have a Material Adverse Effect on the Company, and all such Permits are valid and in full force and effect except where the failure to be valid and in full force and effect would not, either individually or in the aggregate, have a Material Adverse Effect on the Company. Except as specified in the Company Disclosure Letter, all of the Permits referenced in the foregoing sentence have been issued in the name of the Company or the applicable Subsidiary having an ownership, leasehold, management or operational interest in the facilities referenced therein, except where the failure of a Permit to have been issued in the name of the Company or the applicable Subsidiary would not, either individually or in the aggregate, have a Material Adverse Effect. All licenses issued by the U.S. Food and Drug Administration with respect to the plasma centers operated by the Company and its Subsidiaries shall remain valid and in full force and effect upon consummation of the transactions expressly contemplated by this Agreement without the necessity of any action by the Company. Since May 27, 1999, no Permits of the Company or any Subsidiary have been suspended, canceled or terminated and, to the knowledge of the Company and its Subsidiaries, no suspension, cancellation or termination of any such Permits is threatened or imminent, except where the suspension, cancellation or termination of a Permit would not, either individually or in the aggregate, have a Material Adverse Effect on the Company. To the Company's knowledge, each employee of the Company and each of its Subsidiaries has obtained and maintains in force, all licenses, permits or similar authorizations required from or by any Governmental Entity, Industry Compliance Entity or Customer to authorize such employee to perform his or her duties on behalf of the Company and its Subsidiaries.

   (c) With respect to all Company Properties and the production or rendering of the Company Products and Services, as the case may be, to the Company's knowledge, except as set forth in the Company Disclosure Letter, the Company and each of its Subsidiaries is in compliance in all material respects with
(i) 21 C.F.R. Parts 207, 211, 606 and 640; and (ii) all legal requirements, regulations, licenses, permits, export regulations and licenses, and notifications required by any Governmental Entity, Industry Compliance Entity or Customer including, without limitation, the Clinical Laboratory Improvements Act of 1988, as amended, and all applicable regulations promulgated thereunder, the Needlestick Safety and Prevention Act of 2000 (where applicable) and all legal requirements, regulations, rules and standards promulgated by OSHA, including without limitation the Bloodborne Pathogens standard; except, with respect to clauses (i) and (ii) above, where such failure to be in compliance would not, either individually or in the aggregate, have a Material Adverse Effect on the Company.

   (d) Except as set forth in the Company Disclosure Letter, (i) no Company Products and Services have been recalled, withdrawn, suspended or discontinued (other than voluntary discontinuance for legitimate business reasons) by the Company or any its Subsidiaries in the United States and outside the United States during the period commencing on the date of the Reference Balance Sheet and ending on the date hereof, except where such recall, withdrawal, suspension or discontinuation would not, either individually or in the aggregate, have a Material Adverse Effect on the Company, and (ii) no proceedings in the United States or outside of the United States of which the Company has knowledge (whether completed or pending) seeking the recall, withdrawal, suspension or seizure of any Company Products and Services are pending or threatened against the Company or any of its Subsidiaries, nor to the Company's knowledge have any such proceedings been pending or threatened at any time during the period commencing on the date of the Reference Balance Sheet and ending on the date hereof, except where such pending or threatened proceeding would not, either individually or in the aggregate, have a Material Adverse Effect on the Company.

   (e) To the Company's knowledge, the Company and each Subsidiary has used reasonable commercial efforts to establish and implement quality assurance and compliance programs, including the hiring of appropriate Personnel, designed to insure that the Company and each Subsidiary have been, are and will continue to be in compliance with all applicable regulations and requirements promulgated, or enforced by any Governmental Entity, Industry Compliance Entity or Customer, except where the failure to establish and implement such quality assurance and compliance programs would not, either individually or in the aggregate, have a Material Adverse Effect on the Company.

   (f) To the Company's knowledge, since May 27, 1999, neither the Company nor any of its Subsidiaries, nor any officer, agent or employee of the Company or any of its Subsidiaries acting for or on behalf of the Company or any of its Subsidiaries, has paid or given, or caused to be offered, paid or given, directly or indirectly, in connection with the business of the Company or any of its Subsidiaries any bribe, kickback or other similar payment or consideration to any Governmental Entity, Industry Compliance Entity, Customer or supplier or any agent thereof.

   (g) Since May 27, 1999, except as set forth in the Company Disclosure Letter, to the Company's knowledge, the Company and each Subsidiary has created, kept and submitted (as required) and continues to create, keep and submit, all records, logs, reports and files that are required by any Governmental Entity,

Industry Compliance Entity or Customer, or under any applicable law, regulation, rule, or accreditation requirement to which the Company or such Subsidiary is subject, except where the failure to create and keep such records, logs, reports and files would not, either individually or in the aggregate, have a Material Adverse Effect on the Company. All such records, logs, reports and files are maintained in accessible form. In addition, except as set forth in the Company Disclosure Letter, the Company and each Subsidiary has and continues to file or transmit on a timely basis any and all necessary reports, filings or submissions of any kind required by any applicable Governmental Entity, Industry Compliance Entity or Customer, except where such failure to file or transmit on a timely basis or at all would not, either individually or in the aggregate, have a Material Adverse Effect on the Company.

   (h) Except as set forth in the Company Disclosure Letter, from the date of the Reference Balance Sheet to the date hereof, no employee or agent of any of the Company or any Subsidiary, nor any Contract with a Customer, has been terminated as a result of material misconduct, material noncompliance with law, including failure to follow applicable laws, rules, regulations and policies and procedures related to safety and quality.

   (i) Except as set forth in the Company Disclosure Letter, to the knowledge of the Company's Chief Executive Officer, no official of any Governmental Entity or Industry Compliance Entity acting in his or her official capacity, has, since May 27, 1999, made any statement, oral or written, to the Company threatening to revoke or limit in any material manner any material Permit of the Company or any of its Subsidiaries.

   Section 5.13 Employee Plans. (a) The Company and each of its Subsidiaries has complied in all material respects with and performed all contractual obligations and all obligations under applicable federal, state and local laws, rules and regulations (domestic and foreign) required to be performed by it under or with respect to any of the Company Benefit Plans (as hereinafter defined) or any related trust agreement or insurance contract. Each Company Benefit Plan complies in all material respects with applicable law, including, without limitation, ERISA and the Code. With respect to each Company Benefit Plan intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), the Company has received a determination letter (which may be a determination letter or an opinion received by a sponsor of a master and prototype standardized or paired plan) from the Internal Revenue Service (or has submitted or is within the remedial amendment period for submitting an application for a determination letter from the IRS) to the effect that the Company Benefit Plan is qualified under Section 401 of the Code and any trust maintained pursuant thereto is exempt from federal income taxation under Section 501 of the Code and, to the Company's knowledge, nothing has occurred or is expected to occur through the date of the Effective Time that caused or could cause the loss of such qualification or exemption or the imposition of any penalty or tax liability. No Company Benefit Plan is under audit or investigation by the Internal Revenue Service, Department of Labor, or any other governmental authority and no such completed audit, if any, has resulted in the imposition of any tax or penalty. All contributions and other payments required to be made by the Company or any of its Subsidiaries to any Company Benefit Plan prior to the date hereof have been made, and all accruals required to be made with respect to any Company Benefit Plan have been made. There is no claim, dispute, grievance, charge, complaint, restraining or injunctive order, litigation or proceeding pending, threatened or anticipated (other than non-material claims or routine claims for benefits) against or relating to any Company Benefit Plan or against the assets of any Company Benefit Plan. The Company and each of its Subsidiaries has not communicated generally to employees or specifically to any employee regarding any future increase of benefit levels (or future creations of new benefits) with respect to any Company Benefit Plan beyond those reflected in the Company Benefit Plans. The Company and each of its Subsidiaries does not presently sponsor, maintain, contribute to, nor is the Company required to contribute to, nor has the Company or any of its Subsidiaries ever sponsored, maintained, contributed to, or been required to contribute to, any employee pension benefit plan subject to Title IV or Section 302 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") including, without limitation, any multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA or Section 412 of the Code.
   (b) except as set forth in the Company Disclosure Letter, each Company Benefit Plan can be terminated or otherwise discontinued without liability to the Company or any of its Subsidiaries.

   (c) Except as set forth in the Company Disclosure Letter, the execution, delivery and performance of this Agreement and the transactions contemplated hereby will not result in the imposition of any federal excise tax with respect to any Company Benefit Plan. No non-exempt "prohibited transaction," within the meaning of Section 4975 of the Code and Section 406 of ERISA, has occurred or is expected to occur with respect to any Company Benefit Plan (and the consummation of the transactions contemplated by this Agreement will not constitute or directly or indirectly result in such a non-exempt "prohibited transaction").

   (d) Except as set forth in the Company Disclosure Letter, no payment or benefit which will or may be made by the Company or any of its Subsidiaries with respect to any of their employees under any plan or agreement in effect on the date hereof will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code or will fail to be deductible for federal income tax purposes by virtue of Section 162(m) of the Code.

   (e) Except as set forth in the Company Disclosure Letter, neither the Company nor any of its Subsidiaries maintains or contributes to (or has maintained or contributed to) any Company Benefit Plan which provides, or has a liability to provide, life insurance, medical, severance, or other employee welfare benefit to any employee upon his retirement or termination of employment, except as may be required by Section 4980B of the Code.

   (f) Except as set forth in the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not give rise to any liability for severance pay, unemployment compensation, termination pay, or withdrawal liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee, director, or shareholder of the Company or any Subsidiary (whether current, former, or retired) or their beneficiaries solely by reason of such transactions or by reason of a termination following such transactions.

   (g) Except as set forth in the Company Disclosure Letter, neither the Company nor any Subsidiary has any unfunded liabilities pursuant to any Company Benefit Plan that is not intended to be qualified under Section 401(a) of the Code and is an employee pension benefit plan within the meaning of Section 3(2) of ERISA, a nonqualified deferred compensation plan or an excess benefit plan.

   (h) Except as set forth in the Company Disclosure Letter, neither the Company nor any of its Subsidiaries maintains or contributes to (or has maintained or contributed to) any material employee benefit scheme or arrangement mandated by a government other than the United States or a material Company Benefit Plan that is not subject to United States law.

   (i) Other than the Subsidiaries, there are no entities that would be deemed or, within the past six years would have been deemed, a "single employer" with the Company under Section 414(b), (c), (m), or (o) of the Code or Section 4001 of ERISA.

   (j) As used herein: "Company Benefit Plan" means any "employee benefit plan" within the meaning of Section 3(3) of ERISA and any other bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workers' compensation or other insurance, employment, payroll practice, consulting, severance, separation or other employee benefit plan, practice, policy, agreement or arrangement of any kind, established by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or has contributed (including any such Company Benefit Plans not now maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries does not now contribute, but with respect to which the Company or any of its Subsidiaries has or may have any liability). Copies of all Company Benefit Plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof and the most recent Forms 5500 required to be filed with respect thereto and all other material documents relating to any Company Benefit Plan have been furnished to Purchaser. The Company Disclosure Letter sets forth (i) a true and correct list of each Company Benefit Plan and (ii) each Company Benefit Plan with respect to which benefits will be accelerated, vested, increased or paid as a result of the transactions contemplated by this Agreement.

   Section 5.14 Employment Relations and Agreements. (a) Except as set forth in the Company Disclosure Letter, (i) to the Company's knowledge, the Company and each of its Subsidiaries is, and at all times has been, in compliance in all material respects with all federal, state or other applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice;
(ii) no unfair labor practice complaint or charge against the Company or any of its Subsidiaries is pending or to the Company's knowledge is threatened before the National Labor Relations Board; (iii) there is no labor strike, dispute, slowdown or stoppage actually pending or to the Company's knowledge threatened against or involving the Company or any of its Subsidiaries, and since May 27, 1999, neither the Company nor any of its Subsidiaries has experienced any labor strike, dispute, slowdown or stoppage; (iv) no representation question exists and to the Company's knowledge there has been no effort to organize unorganized employees of the Company or any of its Subsidiaries; (v) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement; and (vi) no collective bargaining agreement is currently being negotiated by the Company or any of its Subsidiaries.

   (b) Except as set forth in the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any written, or to the knowledge of the Company and its Subsidiaries, any binding oral employment agreement which is not terminable by the Company and its Subsidiaries with payment or penalty of less than $20,000. Copies of all employment agreements and all amendments thereto were made available to Purchaser prior to the date hereof and all such employment agreements are listed on the Company Disclosure Letter.

   Section 5.15 Contracts. (a) Neither the Company nor any of its Subsidiaries is in default under or in violation of any provision of any Contract (as hereinafter defined) except where such defaults or violations would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

   (b) Except as set forth in the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any continuing:

     (i) employment agreement or employment contract that has an aggregate future liability in excess of $50,000 and is not terminable by the Company or a Subsidiary by notice of not more than 60 days for a cost of less than $50,000;

     (ii) covenant of the Company or a Subsidiary not to compete;

     (iii) agreement, contract or other arrangement with any current officer or director of the Company or any Subsidiary (other than employment agreements covered by clause (i) above);

     (iv) lease, sublease or similar agreement involving annual payments in excess of $100,000 with any Person (other than the Company or a Subsidiary) under which the Company or a Subsidiary is a lessor or sublessor of, or makes available for use to any Person (other than the Company or a Subsidiary), (A) any Company Property (as hereinafter defined) or (B) any portion of any premises otherwise occupied by the Company or a Subsidiary;

     (v) lease or similar agreement with any Person (other than the Company or a Subsidiary) under which (A) the Company or a Subsidiary is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any Person or (B) the Company or a Subsidiary is a lessor or sublessor of, or makes available for use any Person, any tangible personal property owned or leased by the Company or a Subsidiary, in any such case which has an annual future liability or receivable, as the case may be, in excess of $150,000 and is not terminable by the Company or a Subsidiary by notice of not more than 60 days for a cost of less than $50,000;

     (vi) continuing contract for the future purchase of materials, supplies or equipment (other than purchase contracts and orders for inventory in the ordinary course of business consistent with past practice) in excess of $150,000 annually;

     (vii) license, option or other agreement relating in whole or in part to material Intellectual Property (including any license or other agreement under which the Company or a Subsidiary is licensee or licensor of any such material Intellectual Property);

     (viii) agreement, contract or other instrument under which the Company or a Subsidiary has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness to, any Person (other than the Company or a Subsidiary) or any other note, bond, debenture or other evidence of indebtedness issued to any Person (other than the Company or a Subsidiary);

     (ix) agreement, contract or other instrument (including so-called take-or-pay or keepwell agreements) under which (A) any Person (including the Company or a Subsidiary) has directly or indirectly guaranteed indebtedness, liabilities or obligations of the Company or a Subsidiary or
  (B) the Company or a Subsidiary has directly or indirectly guaranteed indebtedness, liabilities or obligations of any Person (in each case other than endorsements for the purpose of collection in the ordinary course of business);

     (x) agreement, contract or other instrument under which the Company or a Subsidiary has, directly or indirectly, made any advance, loan, extension of credit or capital contribution in excess of $50,000 to, or other investment in, any Person (other than the Company or a Subsidiary);

     (xi) mortgage, pledge, security agreement, deed of trust or other instrument granting a material lien or other material encumbrance upon any material Company Property;

     (xii) agreement or instrument providing for indemnification of any person with respect to liabilities relating to any current or former business of the Company, a Subsidiary or any predecessor Person, excluding any agreements or instruments providing for indemnification obligations for which Life Sciences is solely responsible; or

     (xiii) to the knowledge of the Company, any other material agreement to which the Company or any Subsidiary is a party (except for those agreements relating solely to the business of Life Sciences) not covered by any of the categories specified in clauses (i) through (xii) above.

   (c) Except as set forth in the Company Disclosure Letter, all agreements, contracts, leases, licenses, commitments or instruments of the Company or any Subsidiary listed in the Company Disclosure Letter under this Section 5.15 (collectively, the "Contracts") are valid, binding and in full force and effect and are enforceable by the Company or the relevant Subsidiary in accordance with their terms, except where the failure of a Contract to be valid, binding and in full force and effect and enforceable by the Company or relevant Subsidiary would not have, individually or in the aggregate, a Material Adverse Effect on the Company. Except as set forth in the Company Disclosure Letter, the Company and the Subsidiaries have performed all material obligations required to be performed by them to date under the Contracts and they are not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder, except for such breach, default or failure of performance which would not have, individually or in the aggregate, a Material Adverse Effect on the Company. Except as set forth in the Company Disclosure Letter there are no change of control or similar provisions or any obligations arising under any Contract which are created, accelerated or triggered solely as a result of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby or thereby.

   (d) Except as set forth on the Company Disclosure letter, there are no renegotiations of or, to the knowledge of the Company or its Subsidiaries, attempts to renegotiate, or outstanding rights to renegotiate, any material provisions of any Contracts with Customers, including without limitation provisions relating to the term of such Contracts. Neither the Company nor any of its Subsidiaries has received any written demand for such renegotiation in respect of any such Contract with a Customer. Except as set forth on the Company Disclosure Letter, no Customer has asserted that any material adjustments are required to the terms of any such Contracts.

   (e) Except as set forth in the Company Disclosure Letter, to the Company's knowledge, neither the Company nor any of its Subsidiaries party to a Contract has committed any act or omission which has given rise to, any material product liability or material liability for breach of warranty on the part of the Company or any of its Subsidiaries.

   (f) As of the date hereof, neither the Company nor any of its Subsidiaries is a party to any prime contract, subcontract, basic ordering agreement, letter agreement, purchase order, delivery order, bid, change order or other commitment relating to the business of the Company or any of its Subsidiaries, between the Company or any of its Subsidiaries and the United States Government, a U.S. state or municipal government or a department or agency thereof.

   Section 5.16 Environmental Laws and Regulations. (a) To the knowledge of the Company, except as disclosed in the Company Disclosure Letter, all of the current and past operations of the Company, including any operations at or from any Company Properties, formerly owned, leased or operated real properties ("Former Company Properties"), materially comply and have at all times during the Company's ownership, lease or operation thereof materially complied with all applicable Environmental Laws. To the knowledge of the Company, neither the Company, nor any other person or entity, has engaged in, authorized, allowed or suffered any operations or activities upon any of the Company Properties or Former Company Properties for the purpose of or in any way involving the handling, manufacture, treatment, processing, storage, use, generation, release, discharge, spilling, emission, dumping or disposal of any Hazardous Substances at, on, under or from the Company Properties or Former Company Properties, except in full compliance with all applicable Environmental Laws.

   (b) To the knowledge of the Company, none of the Company Properties or Former Company Properties contains any Hazardous Substances in, on, over, under or at it, in concentrations which violate any currently applicable Environmental Laws or would be reasonably likely to result in the imposition of an Environmental Liability on the "owner", lessee, manager, or operator thereof under any applicable Environmental Laws, including any liability or obligations for the investigation, corrective action, remediation or monitoring of Hazardous Substances in, on, over, under or at the Company Properties or Former Company Properties.

   (c) To the knowledge of the Company, none of the Company Properties or Former Company Properties is listed or proposed for listing on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. 9601 et seq., or any similar inventory of sites requiring investigation, monitoring or remediation maintained by any state or locality. The Company has not received any written notice from any Governmental Entity or third party of any actual or threatened Environmental Liabilities.

   (d) To the knowledge of the Company, there are no underground storage tanks, asbestos or asbestos containing materials, polychlorinated biphenyls, urea formaldehyde, or other Hazardous Substances in, on, over, under or at any of the Company Properties.

   (e) To the knowledge of the Company, there are no conditions existing at any Company Properties or with respect to the business of the Company or any Subsidiary, that require, or which with the giving of notice or the passage of time or both will reasonably likely require remedial or corrective action, removal, monitoring or closure pursuant to the Environmental Laws.

   (f) To the knowledge of the Company, the Company and its Subsidiaries have all the permits, licenses, authorizations and approvals necessary for the conduct of its business and for the operations on, in or at the Company Properties (the "Environmental Permits"), which are required under applicable Environmental Laws. To the knowledge of the Company, the Company is in material compliance with the terms and conditions of all such Environmental Permits, and no reason exists why the Purchaser would not be capable of continued operation of the business of the Company and its Subsidiaries in full compliance with the Environmental Permits and the applicable Environmental Laws.

   (g) The Company and its Subsidiaries have provided to Purchaser all material environmental reports, assessments, audits, studies, investigations, data, Environmental Permits and other written environmental information in their custody, possession or control concerning the business of the Company and its Subsidiaries, the Company Properties and the Former Company Properties.

   (h) Except as set forth in the Company Disclosure Letter, the Company has not contractually, or to the knowledge of the Company by operation of law or otherwise, assumed or succeeded to any Environmental Liabilities of any predecessors or other person or entity.

   For the purposes of this Agreement, the following terms shall have the meanings set forth hereafter:

     (i) "Environment" shall mean any surface or subsurface physical medium or natural resource, including, air, land, soil, surface waters, ground waters, stream and river sediments, biota and any indoor area, surface or physical medium.

     (ii) "Environmental Laws" shall mean any federal, state, local or common law, rule, regulation, ordinance, code, order or judgment (including any written judicial or administrative interpretations) existing as of the date of this Agreement and relating to health, safety or injury to, or the pollution or protection of the environment.

     (iii) "Environmental Liabilities" shall mean any claims, judgments, damages (including punitive damages), losses, penalties, fines, liabilities, encumbrances, liens, violations, costs and expenses (including attorneys' and consultants' fees) relating to health, safety or the environment of whatever kind or nature by, asserted by any party, entity or Governmental Entity, (A) which are incurred as a result of (i) the existence of Hazardous Substances in, on, under, at or emanating from any of the Company Properties or Former Company Properties or in connection with the operation of the business of the Company and its Subsidiaries,
  (ii) the offsite transportation, treatment, storage or disposal of Hazardous Substances generated by the business of the Company and its Subsidiaries, (iii) the violation of or non-compliance with any Environmental Laws, and (iv) exposure to any Hazardous Substances, noises, odors, vibrations or other health or safety conditions or (B) which arise under the Environmental Laws.

     (iv) "Hazardous Substances" shall mean petroleum, petroleum products, petroleum-derived substances, radioactive materials, hazardous wastes, polychlorinated biphenyls, lead-based paint, radon, urea formaldehyde, asbestos or any materials containing asbestos, pesticides, and any chemicals, materials or substances regulated under any Environmental Law, or defined as or included in the definition of "hazardous substances," "hazardous wastes", "extremely hazardous substances," "hazardous materials," "hazardous constituents," "toxic substances," "pollutants," "contaminants" or any similar denomination intended to classify or regulate chemicals, materials or substances by reason of toxicity, carcinogenicity, ignitability, corrosivity or reactivity, under any Environmental Law.

   Section 5.17 Real Property and Leases. (a) The Company Disclosure Letter sets forth a complete and accurate list and the address of all real property and interests in real property owned in fee by the Company and the Subsidiaries (individually, an "Owned Property"). The Company Disclosure Letter sets forth a complete list of (i) all real property and interests in real property leased or sub-leased by the Company and the Subsidiaries (individually, a "Leased Property") and (ii) each plasma collection center operated by the Company or its Subsidiaries as of the date hereof. To the knowledge of the Company, the Company or a Subsidiary has (i) good and insurable fee title to all Owned Property and (ii) good and valid title to the leasehold estates in all Leased Property (an Owned Property or Leased Property being sometimes referred to herein, individually, as a "Company Property" and, collectively, as "Company Properties"), in each case free and clear of all mortgages, liens, security interests, encumbrances, leases, assignments, subleases, easements, covenants, rights-of-way and other similar restrictions of any nature whatsoever, except
(A) such as are set forth in the Company Disclosure Letter, (B) exceptions specified in the Title Policies (as hereinafter defined), (C) Permitted Liens (as hereinafter defined), (D) financing statements, easements, covenants, rights-of-way and other similar restrictions of record and (E) (I) zoning, building and other similar restrictions, (II) mortgages, liens, security interests, encumbrances, easements, covenants, rights-of-way and other similar restrictions that have been placed by any developer, landlord or other third party on property over which the Company or any Subsidiary has easement rights or on any Leased Property and subordination or similar agreements relating thereto, and (III) unrecorded easements, covenants, rights-of-way and other similar restrictions, none of which items set forth in clauses (I), (II) and
(III), individually or in the aggregate, materially impair the continued use and operation of the property to which they related in the business of the Company and the Subsidiaries, taken as a whole, as presently conducted. The rental set forth in each lease or sublease of the Leased Property is the actual rental being paid, and there are no separate agreements or understandings with respect to the same. Except as set forth on the Company Disclosure Letter, to the knowledge of the Company and its Subsidiaries, the current use by the Company and the Subsidiaries of the offices and other facilities located on Company Property does not violate any local zoning or similar land use or government regulations in any material respect. As used in this Agreement, the term "Liens" shall mean all liens, mortgages, deeds of trust, deeds to secure debt, security interests, pledges, claims, charges, easements and other encumbrances of any nature whatsoever. As used in this Agreement, the term "Permitted Liens" shall mean (i) Liens for taxes or other assessments or charges of Governmental Entities that are not yet delinquent or that are being contested in good faith by appropriate proceedings, in each case, with respect to which adequate reserves are being maintained by the Company or its Subsidiaries to the extent required by GAAP, (ii) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and other Liens imposed by law and created in the ordinary course of business for amounts not yet overdue or which are being contested in good faith by appropriate proceedings, in each case, with respect to which adequate reserves or other appropriate provisions are being maintained by the Company or its Subsidiaries to the extent required by GAAP, (iii) easements, rights-of-way, covenants and restrictions which do not (x) interfere materially with the ordinary conduct of any Company Property or the business of the Company and its Subsidiaries as a whole or (y) detract materially from the value or usefulness of the Company Properties to which they apply, and (iv) the other Liens, if any, specified in the Company Disclosure Letter.

   (b) The Company Disclosure Letter sets forth a complete and accurate list of all material commitments, letters of intent or similar written understandings made or entered into by the Company or any of its Subsidiaries as of the date hereof (x) to sell, mortgage, pledge or hypothecate any Owned Properties, which, individually or in the aggregate, are material, or to otherwise enter into a material transaction in respect of the ownership or financing of any Company Property or (y) to purchase or to acquire an option, right of first refusal or similar right in respect of any real property, which, individually or in the aggregate, are material, which, in any such case, has not yet been reduced to a written lease or contract, and sets forth with respect to each such commitment, letter of intent or other understanding the principal terms thereof. The Company has delivered to Purchaser a true and complete copy of each such commitment, letter of intent or other understanding. The Company Disclosure Letter also sets forth a complete and accurate list of all agreements to purchase real property to which the Company or any Subsidiary is a party.

   (c) To the knowledge of the Company, except as set forth in the Company Disclosure Letter, none of the Company Properties is subject to any outstanding purchase options nor has the Company or any of its Subsidiaries entered into any outstanding contracts with others for the sale, mortgage, pledge, hypothecation, assignment, sublease, lease or other transfer of all or any part of any Company Property, and no person has any right or option to acquire, or right of first refusal with respect to, the Company's or any of its Subsidiaries' interest in any Company Property or any part thereof. Except as set forth in the Company Disclosure Letter, none of the Company or any of its Subsidiaries has any outstanding options or rights of first refusal or has entered into any outstanding contracts with others for the purchase of any real property.

   (d) The Company Disclosure Letter contains a complete and accurate description of any material noncompliance in respect of any Company Property, with any law, ordinance, code, health and safety regulation or insurance requirement. Except as set forth in the Company Disclosure Letter, to the knowledge of the Company, there are no outstanding or threatened requirements by any insurance company which has issued an insurance policy covering any Company Property, or by any board of fire underwriters or other body exercising similar functions, requiring any repairs or alterations to be made to any Company Property.

   Section 5.18 Customers. Listed in the Company Disclosure Letter are the names and addresses of all the customers of the Company or any of its Subsidiaries ("Customers") that ordered, during each of the following indicated periods, Company Products and Services with an aggregate value in excess of (i) $500,000 during the Company's fiscal year ended February 29, 2000 and (ii) $500,000 during the nine months ended

November 30, 2000 and the approximate amount during such period for which each such Customer was invoiced. Except as disclosed in the Company Disclosure Letter, as of the date hereof neither the Company nor any Subsidiary has received any written notice that any of its Customers has ceased, or will cease, to use the Company Products and Services, or has substantially reduced, or will substantially reduce, the use of the Company Products and Services during the six-month period immediately following the date hereof. The Company Disclosure Letter sets forth a true and correct list of those blood plasma collection centers the collection of plasma from which is covered by existing agreements with customers other than Purchaser and the periods covered thereby. Each Customer to which the output of such centers is committed does not have the unilateral right to extend the term for which the Company is obligated to deliver source plasma under the agreements pertaining thereto. The Company does not have any obligation to perform serology testing for any Customer other than Purchaser.

   Section 5.19 Suppliers. Listed in the Company Disclosure Letter are the names and addresses of all the suppliers of the Company or of any of its Subsidiaries that sold goods or merchandise to the Company or such Subsidiary with an aggregate value in excess of (i) $300,000 during the fiscal year ended February 29, 2000 and (ii) $300,000 during the nine months ended November 30, 2000 and the approximate amount during such period for which the Company or such Subsidiary was invoiced by each such supplier. Except as disclosed in the Company Disclosure Letter, as of the date hereof neither the Company nor any of its Subsidiaries has received any written notice that any such supplier will not sell raw materials, supplies, merchandise and other goods to the Company or its Subsidiaries during the six-month period immediately following the date hereof on terms and conditions substantially similar to those currently in effect, subject only to general and customary price increases.

   Section 5.20 Intellectual Property. The Company and its Subsidiaries have rights to use, whether through ownership, licensing or otherwise, all patents, trademarks, service marks, tradenames, copyrights, trade secrets, licenses, information, proprietary rights and processes that are material to the conduct of the business of the Company and its Subsidiaries (collectively, the "Intellectual Property Rights"). Except as set forth in the Company Disclosure Letter, to the Company's knowledge, there are no infringements by any other party of any of the Intellectual Property Rights.

   Section 5.21 Insurance. The Company Disclosure Letter contains a true and correct list in all material respects of all insurance policies of the Company and its Subsidiaries. The Company Disclosure Letter sets forth a true and correct list of any claims in excess of $25,000 made by the Company or its Subsidiaries since May 27, 1999 under any insurance policies maintained by the Company or a Subsidiary during such period.

   Section 5.22 Takeover Statutes. Assuming the accuracy of the representation of Purchaser in Section 4.5, the Board of Directors of the Company has approved this Agreement and the Voting Agreements and the transactions contemplated hereby and thereby for purposes of Section 203 of the DGCL.

   Section 5.23 Taxes. Except as set forth in the Company Disclosure Letter,
(i) the Company and each of its Subsidiaries has filed all material Tax Returns (as hereinafter defined) required to have been filed on or before the date hereof, except where the failure to file any such Tax Return would not have a Material Adverse Effect on the Company, which returns are true and complete in all material respects, except where any failure with respect thereto would not have a Material Adverse Effect on the Company; (ii) the Company and each of its Subsidiaries has duly paid or accrued as liabilities on its books all material Taxes (as hereinafter defined) (including material estimated Taxes and any interest or penalties) which are due and payable on or before the date hereof (whether or not shown on any such Tax Return), except where GAAP does not require an accrual or where such failure to pay or accrue would not have a Material Adverse Effect on the Company, and the Company and each of its Subsidiaries has withheld or collected and paid pursuant to applicable law all material Taxes they are required to withhold, collect and pay, except where any failure to withhold, collect or pay would not have a Material Adverse Effect on the Company; (iii) neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of material Taxes of the Company or any of its Subsidiaries; (iv) neither the Company nor any of its Subsidiaries has received notice of any audit, investigation, examination or other administrative or judicial proceeding concerning Taxes currently being conducted by the relevant taxing authority with respect to the Company or any Subsidiary; (v) no material issues that have been raised in writing by the relevant taxing authority in connection with the examination of the Tax Returns referred to in clause (i) are currently pending, except where any such issue would not have a Material Adverse Effect on the Company; (vi) all material Tax deficiencies asserted or Tax assessments made in writing as a result of any examination of the Tax Returns referred to in clause (i) by a taxing authority have been accrued on the books of the Company or its Subsidiaries or paid in full; (vii) there are no material tax liens on any assets of the Company or any Subsidiary other than Permitted Liens; (viii) none of the Company or any of the Subsidiaries has filed a consent under Section 341(f) of the Code concerning collapsible corporations; and (ix) as of the date hereof, giving effect to the Spin-Off, no interest in the Company constitutes a "United States real property interest" within the meaning of Section 897(c) of the Code. For purposes of this Agreement (a) "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any governmental authority, and (b) "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

   Section 5.24 Accounts; Lockboxes; Safe Deposit Boxes. The Company Disclosure Letter contains a true and complete list of: (i) the names of each bank, savings and loan association, securities or commodities broker or other financial institution in which the Company or any of its Subsidiaries has an account, including cash contribution accounts, and the names of all persons authorized to draw thereon or have access thereto; and (ii) the location of all lockboxes and safe deposit boxes of the Company or any of its Subsidiaries.

   Section 5.25 Brokers. (a) No broker, investment banker or other person, other than VSI Advisors, L.L.C. ("VSI Advisors") and CIBC World Markets Corp. ("CIBC World Markets"), the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. A copy of the engagement letter between VSI Advisors and the Company setting forth the fees and expenses to be paid by the Company in connection with the transactions contemplated by this Agreement has been provided to Purchaser.

   (b) From February 12, 2001 through the date hereof, neither the Company or its Subsidiaries nor, to the knowledge of the Company, any of its or any of its Subsidiaries' officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) has initiated, solicited or encouraged, directly or indirectly, any inquiries or the making or implementation of any Alternative Proposal (as hereinafter defined).

   Section 5.26 Certain Interests. The Company Disclosure Letter contains a complete and correct list of all agreements, contracts, transfers of assets or liabilities or other commitments or transactions, to or by which the Company or any of its Subsidiaries, on the one hand, and the directors or executive officers of the Company or any of its Subsidiaries, on the other hand, are or have been a party, and that (i) are currently pending or in effect or (ii) involve continuing obligations that, individually or in the aggregate, have been, are or will be material to the Company and its Subsidiaries taken as a whole. Except as disclosed in the Company Disclosure Letter, to the Company's knowledge, neither the Company nor any Subsidiary, nor any officer or director of either the Company or any Subsidiary or any Immediate Family Member of such officer or director, has any material financial interest in any competitor, supplier or Customer of either the Company or any Subsidiary.

   Section 5.27 Fairness Opinion. The Board of Directors of the Company has received from CIBC World Markets an opinion, dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of Shares.

   Section 5.28 Volume of Plasma Collected. The Company Disclosure Letter sets forth the true and correct amount of total liters of blood plasma collected by the Company for the Company's fiscal year ended February 28, 2001 (the "Annual Plasma Volume"). For the three month period consisting of March, April and May, 2001, the volume of total liters of blood plasma collected by the Company exceeded an annualized rate of 770,000 liters.

   Section 5.29 Disclosures. To the knowledge of the Company, this Agreement and the Company Disclosure Letter, taken as a whole, do not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained herein, in light of the circumstances under which they were made, not misleading.

   Section 5.30 Life Sciences. Since January 1, 2001 through the date hereof, there has been no material change in intercompany pricing between Life Sciences and the Company. There are no material assets owned by Life Sciences that are used in the source plasma collection business of the Company and its Subsidiaries (other than Life Sciences).

                                   ARTICLE VI

                  REPRESENTATIONS AND WARRANTIES REGARDING SUB

   Purchaser and Sub jointly and severally represent and warrant to the Company as follows:

   Section 6.1 Organization and Standing. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Sub is wholly owned by Purchaser and was organized solely for the purpose of acquiring the Company and engaging in the transactions contemplated by this Agreement and has not engaged in any business since it was incorporated which is not in connection with the acquisition of the Company and this Agreement.

   Section 6.2 Authority; Non-Contravention. The Board of Directors of Sub has declared this Agreement advisable, fair to and in the best interest of Sub and its stockholders. Sub has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by Sub of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by its Board of Directors and Purchaser as its sole stockholder and, except for the filing of the Certificate of Merger, no other corporate proceedings on the part of Sub are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Sub and (assuming the due authorization, execution and delivery hereof by the Company) constitutes a valid and binding obligation of Sub enforceable against Sub in accordance with its terms, except as the enforceability thereof may be limited by creditors' rights generally or by general principles of equity. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Sub under, any provision of (i) the certificate of incorporation or by-laws of Sub,
(ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Sub or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Sub or any of its properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on Sub, materially impair the ability of Sub to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

                                  ARTICLE VII

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

   Section 7.1 Conduct of Business by the Company Pending the Merger. Except
(i) for actions taken by Life Sciences with respect to its business that do not, individually or in the aggregate, have a Material Adverse Effect on the Company (after giving effect to the Spin-Off), (ii) as otherwise expressly contemplated by this Agreement or (iii) as set forth in the Company Disclosure Letter, during the period from the date of this Agreement through the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, in all material respects carry on its business in, and not enter into any material transaction other than in accordance with, the regular and ordinary course and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and key employees and preserve its relationships with its material customers, suppliers and others having material business dealings with it. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement, the Spin-Off Agreements or as set forth in the Company Disclosure Letter, the Company shall not, and shall cause each of its Subsidiaries not to:

     (a) other than in connection with (i) the conversion of Preferred Stock into Common Stock or the redemption thereof in accordance with their current terms, (ii) the exercise of options and warrants outstanding prior to the date hereof in accordance with their current terms, (iii) the payment of dividends on the Preferred Stock in accordance with their current terms and (iv) the Spin-Off, (x) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such, other than dividends declared prior to the date of this Agreement, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

     (b) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or equity equivalent (other than as specified in clauses (i) through (iv) of paragraph (a) above);

     (c) amend its certificate of incorporation or by-laws;

     (d) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets that in the aggregate have a value in excess of 1% of the Company's assets (except for the purchase of supplies and raw materials in the ordinary course of the Company's business), provided that
  (i) Purchaser shall not unreasonably withhold its consent to the Company's acquisition of additional plasma collection centers with an aggregate purchase price not exceeding $1,000,000 and (ii) Purchaser's consent shall not be required for the acquisition by the Company of the plasma collection center described in that certain bid letter, dated May 9, 2001, prepared by the Company, a copy of which has been previously provided to Purchaser;

     (e) sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets that in the aggregate have a value in excess of 1% of the Company's assets (except for sales of assets, including the sale of inventory, in the ordinary course of the Company's business);

     (f) amend or otherwise modify in any material respect, or terminate, any material Contract, or enter into any joint venture, material lease or material management agreement or other material agreement of the Company or any of its Subsidiaries, except where any such action would not, individually or in the aggregate, have a Material Adverse Effect on the Company, provided that the Company may amend its contract with Centeon Bio-Services, Inc. without the consent of Purchaser so long as such amendment does not (i) increase the volume of plasma to be provided by the Company under such agreement,
  (ii) extend the term of such agreement, or (iii) modify the pricing terms of such agreement in a manner materially adverse to the Company.

     (g) except for borrowings in the ordinary course under its credit facility and incurrence of trade payables in the ordinary course of the Company's business, incur any additional indebtedness (including for this purpose any indebtedness evidenced by notes, debentures, bonds, leases or other similar instruments, or secured by any lien on any property, conditional sale obligations, obligations under any title retention agreement and obligations under letters of credit or similar credit transaction) in a single transaction or a group of related transactions, enter into a guaranty, or engage in any other financing arrangements having a value in excess of 1% of the Company's assets, or make any loans, advances or capital contributions to, or investments in, any other Person; provided, however, that Purchaser's consent shall not be required for borrowings by the Company or any of its Subsidiaries in connection with asset acquisitions consented to by Purchaser or for which consent is not required pursuant to Section 7.1(d);

     (h) alter through merger, liquidation, reorganization, restructuring or similar action its corporate structure or ownership;

     (i) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

     (j) except as required in accordance with generally accepted accounting principles, revalue any of its assets, including, without limitation, writing down the value of its inventory or writing off notes or accounts receivable, other than in the ordinary course of business;

     (k) make any tax election, change any annual tax accounting period, amend any tax return, settle or compromise any income tax liability, enter into any closing agreement, settle any tax claim or assessment, surrender any right to claim a tax refund or fail to make the payments or consent to any extension or waiver of the limitations period applicable to any tax claim or assessment, except where any such action would not have a Material Adverse Effect on the Company;

     (l) settle or compromise any pending suit, action or claim for an amount exceeding $100,000, provided that (i) Purchaser's consent is not required for any settlement in respect of the current arbitration involving Life Sciences up to the amount reserved in the Company Financial Statements as of the date hereof, and (ii) Purchaser's consent shall not be required where the Company or any of its Subsidiaries is the plaintiff party and is paying less than $100,000 to settle or compromise such pending suit, action or claim;

     (m) except for the payment of bonuses up to an aggregate amount of $500,000 to directors, officers and/or other employees based on fiscal year 2001 performance, materially increase in any manner the compensation or fringe benefits of any of its directors, officers and other key employees or pay any material benefit not required by any existing plan or agreement to any such employees, or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement or any other type of Company Benefit Plan with or for the benefit of any employee, other than increases in the compensation of employees who are not officers or directors of the Company or any of its Subsidiaries made in the ordinary course of business consistent with past practice, or, except to the extent required by law, voluntarily accelerate the vesting of any compensation or benefit;

     (n) waive, amend or allow to lapse any material term or material condition of any material confidentiality or "standstill" agreement to which the Company is a party;

     (o) change the Company's dividend policy;

     (p) enter into any transaction with a director or executive officer of the Company or any of its Subsidiaries or any Immediate Family Member of any such director or executive officer other than in the ordinary course of business consistent with past practices;

     (q) enter into any business other than the ownership, management, operation and development of the Company Products and Services and business related thereto;

     (r) pursuant to or within the meaning of any bankruptcy law, (i) commence a voluntary case, (ii) consent to the entry of an order for relief against it in an involuntary case, (iii) consent to the appointment of a custodian of it or for all or substantially all of its property or (iv) make a general assignment for the benefit of its creditors;

     (s) purchase or lease or enter into a binding agreement to purchase or lease any material real property; provided, however, that Purchaser's consent shall not be required (i) for leases entered into by the Company or any of its Subsidiaries in connection with asset acquisitions consented to by Purchaser or for which consent is not required pursuant to Section 7.1(d), (ii) to the exercise by the Company or any of its Subsidiaries of renewal or extension options on existing leases and (iii) to the renegotiation by the Company or any of its Subsidiaries of existing leases to extend the term of any such leases; provided that in the case of either clause (ii) or (iii) of this Section 7.1(s), such exercise of renewal or extension options on existing leases or renegotiation of existing leases shall be effected on the basis of market rates applicable to the geographic areas in respect of such leases;

     (t) enter into any employment agreement with any officer or key employee; or

     (u) take, or agree in writing or otherwise to take, any of the foregoing actions.

   Section 7.2 Consultation with Purchaser. During the period from the date hereof through the Effective Time, as reasonably requested by Purchaser, senior management of the Company shall consult with Purchaser concerning significant matters affecting the business of the Company.

   Section 7.3 Conduct of Business of Sub Pending the Merger. During the period from the date of this Agreement through the Effective Time, Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

                                  ARTICLE VIII

                             ADDITIONAL AGREEMENTS

   Section 8.1 Proxy Statement. The Company shall use commercially reasonable efforts to promptly prepare and file with the SEC the proxy statement of the Company with respect to the Special Meeting (the "Proxy Statement") and obtain and furnish the information required to be included by it in the Proxy Statement and, after consultation with Purchaser, respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof. The Company shall, as promptly as practicable, provide to Purchaser copies of any written comments received from the SEC with respect to the Proxy Statement and advise Purchaser of any oral comments with respect to the Proxy Statement received from the SEC. Purchaser agrees that none of the information supplied or to be supplied by Purchaser for inclusion or incorporation by reference in the Proxy Statement and each amendment or supplement thereto, at the time of mailing thereof and at the time of the Special Meeting, will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company agrees that none of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy

Statement and each amendment or supplement thereto, at the time of mailing thereof and at the time of the Special Meeting, will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. For purposes of the foregoing, it is understood and agreed that information concerning or related to Purchaser or Sub will be deemed to have been supplied by Purchaser and information concerning or related to the Company shall be deemed to have been supplied by the Company.

   Section 8.2 Indemnification. (a) In the event of any threatened or actual claim, action, suit, demand, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, demand, proceeding or investigation in which any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer, employee, fiduciary or agent of the Company or any Subsidiary of the Company (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer, employee, fiduciary or agent of the Company or any Subsidiary of the Company, or is or was serving at the request of the Company or any Subsidiary of the Company as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise or (ii) the negotiation, execution or performance of this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their commercially reasonable efforts to defend against and respond thereto. It is understood and agreed that the Company shall indemnify and hold harmless, and after the Effective Time, Purchaser shall cause the Surviving Corporation to, and the Surviving Corporation shall, indemnify and hold harmless, as and to the full extent permitted by applicable Law, each Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys' fees and expenses), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, demand, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, demand, proceeding or investigation (whether asserted or arising before or after the Effective Time),
(A) the Company, and after the Effective Time, Purchaser shall cause the Surviving Corporation to, and the Surviving Corporation shall, promptly pay expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the full extent permitted by law, subject to the provision by such Indemnified Party of an undertaking to reimburse the amounts so advanced in the event of a final non-appealable determination by a court of competent jurisdiction that such Indemnified Party is not entitled to such amounts, (B) the Indemnified Parties may retain one counsel satisfactory to them (except in case of a conflict of interest among two or more Indemnified Parties, in which case more than one counsel may be retained), and the Company, and after the Effective Time, Purchaser shall cause the Surviving Corporation to, and the Surviving Corporation shall, pay all reasonable fees and expenses of such counsel for the Indemnified Parties within 30 days after statements therefore are received and (C) the Company and the Surviving Corporation will, and Purchaser will cause the Surviving Corporation to, use their commercially reasonable efforts to assist in the defense of any such matter; provided that neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); and provided further, that the Surviving Corporation shall have no obligation hereunder to any Indemnified Party when and if, but only to the extent that, a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim indemnification under this Section 8.2, upon learning of any such claim, action, suit, demand, proceeding or investigation, shall notify the Company and, after the Effective Time, the Surviving Corporation, thereof; provided that the failure to so notify shall not affect the obligations of the Company and the Surviving Corporation except to the extent such failure to notify materially prejudices such party. Purchaser hereby unconditionally and irrevocably guarantees for the benefit of the Indemnified Parties the obligations of the Surviving Corporation under the foregoing indemnification arrangements, including any such existing indemnification agreements to which the Company is a party.

   (b) Purchaser and Company agree that all rights to indemnification existing in favor of, and all exculpations and limitations of the personal liability of, the directors, officers, employees and agents of the

Company and the Subsidiaries of the Company in the Certificate of Incorporation and By-Laws of the Company as in effect as of the date hereof with respect to matters occurring at or prior to the Effective time, including the Merger, shall continue in full force and effect for a period of not less than six years from the Effective Time; provided, however, that all rights to indemnification in respect of any claims (each, a "Claim") asserted or made within such period shall continue until the disposition of such Claim. For a period of six years after the Effective Time, the Surviving Corporation shall, and Purchaser shall cause the Surviving Corporation to, cause to be maintained in effect the existing directors' and officers' liability insurance and fiduciary insurance policies with an amount of coverage not less than one hundred percent (100%) of the amount of existing coverage and with at least the same scope of the existing coverage, or policies that are no less favorable to the Indemnified Parties, and with an amount of coverage not less than one hundred percent (100%) of the amount of existing coverage, than the policies which are currently maintained by the Company, with respect to claims arising from facts or events which occurred at or before the Effective Time, so long as such policies are available for an annual premium which is no more than two hundred percent (200%) of the current annual premium for the existing policies; provided, that if such policies are not available for an annual premium of no more than two hundred percent (200%) of the current annual premium, then policies in an amount and scope as great as can be obtained for an annual premium of two hundred percent (200%) of the current annual premium shall be obtained.

   (c) This Section 8.2 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and shall be binding on all successors and assigns of Purchaser, the Company and the Surviving Corporation. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 8.2.

   (d) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys a majority of its properties and assets to any person or entity, then, and in each such case, proper provision shall be made so that the successors, assigns and transferees of the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 8.2.

   (e) To the extent permitted by law, all rights of indemnification and advancement of expenses for the benefit of any Indemnified Party shall be mandatory rather than permissive.

   Section 8.3 Additional Agreements. (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all commercially reasonable efforts to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings and to lift any injunction to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible).

   (b) In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of Purchaser, the Company and the Surviving Corporation shall use commercially reasonable efforts to take all such necessary action.

   (c) At the reasonable request of Purchaser, the Company will use commercially reasonable efforts to cooperate with Purchaser's efforts to obtain the Financing and the consummation of the transactions associated therewith, provided that (i) all such information and discussions shall be provided only to those persons executing confidentiality agreements with the Company on terms at least as restrictive to the recipient as those contained in the Confidentiality Agreement, (ii) the Company shall not be required to disclose or discuss any information which the Company is not permitted to disclose under applicable law or by contractual agreement, (iii) in no event shall this
Section 8.3(c) be deemed to require the Company to modify or agree to modify any terms of this Agreement and (iv) in no event shall the Company's obligations under this Section 8.3(c) be deemed to limit Purchaser's obligations under Section 8.13 or the Company's termination rights set forth in
Article X.

   (d) Without limiting the foregoing, each of Purchaser and the Company undertakes and agrees to file as soon as practicable after the date hereof the HSR Act filing and any other filings required by antitrust regulations of other jurisdictions including foreign countries. Each of Purchaser and the Company shall (i) use all best efforts to comply as expeditiously as possible with all lawful requests of the Federal Trade Commission (the "FTC") or the Antitrust Division for additional information and documents, and (ii) not under any circumstances whatsoever extend any waiting period under the HSR Act or enter into any agreement with the FTC or the Antitrust Division not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld, and (iii) use all best efforts, including litigation with the FTC or the Antitrust Division if necessary, to cause the expeditious termination of the HSR Act waiting period and the efficient and expeditious conclusion of review by the FTC or the Antitrust Division under the HSR Act.

   (e) Subject to the fiduciary duties of the Board of Directors of the Company, the Company shall keep Purchaser informed of, and give Purchaser the opportunity to participate in the defense or settlement of, any stockholder or other third party litigation against the Company or its directors relating to this Agreement and the Voting Agreements and the transactions contemplated hereby and thereby. The Company shall not enter into any settlement of such stockholder or other third-party litigation against the Company or its directors which provides for injunctive relief against the Company or Purchaser or monetary payment by the Company, in either case without the written consent of Purchaser; provided, however, that with respect to any such settlement of stockholder litigation against the Company or its directors providing solely for a monetary payment, Purchaser shall not unreasonably withhold or delay such consent.

   Section 8.4 Stockholders' Approval and Board of Directors
Recommendation. (a) Subject to the terms and conditions contained herein, the Company shall, as promptly as practicable, submit this Agreement for the adoption by its stockholders at the Special Meeting and shall use its commercially reasonable efforts to obtain adoption of this Agreement by its stockholders.

   (b) The Board of Directors of the Company shall recommend the adoption of this Agreement by the stockholders of the Company in the Proxy Statement and otherwise (the "Company Recommendation"), and shall not withdraw, modify or qualify (or propose to withdraw, modify or qualify) such recommendation in any manner materially adverse to Purchaser or take any action or make any statement in connection with the Special Meeting inconsistent with such recommendation (collectively, a "Change in Company Recommendation"); provided (i) the foregoing shall not prohibit disclosure (and such disclosure shall not be deemed to be a Change in Company Recommendation) in the Proxy Statement or otherwise of factual information regarding the business, financial condition or results of operations of the Company or the fact that an Alternative Proposal (as defined in Section 8.5(a)) has been made, the identity of the Person making such proposal or the material terms of such proposal; and (ii) that the Board of Directors of the Company may make a Change in Company Recommendation pursuant to Section 8.5(b) hereof. Notwithstanding any Change in Company Recommendation subsequent to the expiration of the Window Period (as defined below), if, at the expiration of the Window Period, no Superior Proposal (as defined in Section 8.5(b)) has been received by the Company in accordance with the terms of this Agreement, or one or more Superior Proposals has been received by the Company during the Window Period in respect of each of which a Matching Offer (as defined in Section 8.5(b)) has been delivered by Purchaser to the Company, then this Agreement shall be submitted to the stockholders of the Company at the Special Meeting for the purpose of adopting this Agreement. As used in this Agreement, the term "Window Period" shall mean the period of time commencing on the date of this Agreement and ending at midnight New York time on the 20th business day thereafter, unless the Company shall have furnished to Purchaser written notice of the Company's intent to terminate this Agreement pursuant to Section 10.4(b), which notice shall contain the material terms of a Superior Proposal along with the name of the person or entity making the Superior Proposal (a "Notice of Superior Proposal") during the final 96 hours of such period, in which case the Window Period shall expire 96 hours following Purchaser's receipt of such Notice of Superior Proposal, and such extension of the Window Period shall be repeated for each receipt by Purchaser of a subsequent Notice of Superior Proposal, provided that the Window Period shall not be extended beyond such 20 business day period in respect of a Third Party (as defined in Section 8.5(a)) who (x) has delivered a Superior Proposal to the Company after midnight New York time on the 20th business day following the date of this Agreement notwithstanding that another Third Party has caused the Window Period to be extended as provided herein or (y) has submitted a Superior Proposal prior to the 20th business day following the date hereof but who has failed to increase its last Superior Proposal on a timely basis in response to a Matching Offer notwithstanding that another Third Party has caused the Window Period to be further extended as provided herein.

   Section 8.5 No Solicitation. (a) The Company agrees that, except as provided in Section 8.5(c), (i) neither it nor any of its Subsidiaries shall, nor shall its or any of its Subsidiaries' officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or all or any significant portion of the equity securities of, the Company or any of its Subsidiaries (any such proposal or offer being referred to herein as an "Alternative Proposal"), or engage in any negotiations concerning, or provide any information or data to, or have any discussions with, any person other than Purchaser, Sub or any affiliates thereof (a "Third Party") relating to an Alternative Proposal, or release any Third Party from any obligations under any existing standstill agreement or arrangement, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal; and (ii) it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Third Parties conducted heretofore with respect to any of the foregoing.

   (b) Notwithstanding anything in this Agreement to the contrary, the Company and its Board of Directors shall be permitted to (i) to the extent applicable, comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with respect to an Alternative Proposal, (ii) file a Form 8-K with the SEC and issue a press release in accordance with Section 8.12 with respect to the entering into of this Agreement and the transactions contemplated hereby, including any exhibits deemed appropriate with respect to such Form 8-K and (iii) effect a Change in Company Recommendation, if, in the case of this clause (iii), (A) the Company receives a bona fide, written proposal or offer relating to an Alternative Proposal by a Third Party, which the Board of Directors determines in good faith (after consulting the Board of Directors' independent legal and financial advisors) (I) is reasonably likely to result in terms which are more favorable from a financial point of view to the holders of Shares than the Merger and the other transactions contemplated by this Agreement and (II) is reasonably capable of being consummated (provided that the Company, including the Board of Directors, and any of its advisors shall be permitted to contact such Third Party and its advisors solely for the purpose of clarifying the proposal, any material contingencies and the capability of consummation) (any such proposal or offer being referred to herein as a "Superior Proposal"), (B) the Company has furnished to Purchaser a Notice of Superior Proposal and (C) Purchaser does not, within 48 hours of Purchaser's receipt of the Notice of Superior Proposal, deliver to the Company a binding, written offer to acquire 100% of the equity securities of the Company (by merger or otherwise) that the Board of Directors of the Company determines in its good faith judgment to be at least as favorable to the Company's stockholders as such Superior Proposal (any such proposal or offer being referred to herein as a "Matching Offer"). The Company agrees that it will use commercially reasonable efforts to inform promptly its directors, officers, key employees, agents and representatives of the obligations undertaken in this Section 8.5. Notwithstanding anything to the contrary in this Agreement, the Board of Directors of the Company may effect a Change in Company Recommendation if in the good faith opinion of the Board of Directors of the Company, after consultation with counsel, the Company Recommendation is reasonably determined to be inconsistent with its fiduciary duties to the Company's stockholders under applicable law. Any such Change in Company Recommendation shall not constitute a breach of this Agreement.

   (c) Notwithstanding anything in this Agreement to the contrary, the Company may engage in discussions or negotiations with, or provide information to, any Person in response to a bona fide written Alternative

Proposal by any Person not solicited by the Company in violation of this
Section 8.5, if and only to the extent that, (i) such Alternative Proposal constitutes a Superior Proposal (provided that the Company, including its Board of Directors and any of its advisors, shall be permitted to contact such Third Party and its advisors solely for the purpose of clarifying the proposal, any material contingencies and the capability of consummation), (ii) prior to providing any non-public information or data to any Person in connection with an Alternative Proposal by any such Person, the Company's Board of Directors receives from such Person an executed confidentiality agreement containing confidentiality terms as least as stringent as those contained in the Confidentiality Agreement referred to in Section 8.7 (except that the confidentiality agreement to be entered into with a Third Party does not have to contain a limit on the time period during which information can be exchanged between the Company and the Third Party) and (iii) concurrently with the provision of any non-public information or data to any Person in connection with an Alternative Proposal or entering into discussions or negotiations with any Person in connection with an Alternative Proposal, the Company notifies Purchaser of such Alternative Proposal, any such non-public information requested from the Company, or any such discussions or negotiations sought to be initiated or continued with, any of the Company's representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers.

   (d) Nothing in this Section 8.5 shall permit the Company to terminate this Agreement other than pursuant to Article X hereof.

   Section 8.6 Directors. At the Effective Time, the Company will obtain a resignation of each director not specified in Schedule 2.3.

   Section 8.7 Access to Information, Employees and Company Properties. Upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the Purchaser ("Representatives"), in order to evaluate the transactions contemplated by this Agreement, reasonable access during normal business hours and upon reasonable notice, during the period prior to the Effective Time, to all its Company Properties, Books and Records, contracts, commitments, records, officers and employees (other than that which the Company is not permitted to disclose under applicable law or by contractual agreement) and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish or make available reasonably promptly to the Purchaser
(i) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of federal or state securities laws, as applicable (other than documents which such party is not permitted to disclose under applicable law or by contractual agreement) and (ii) all other information (other than that which the Company is not permitted to disclose under applicable law or by contractual agreement) concerning it and its business, properties and personnel as the Purchaser may reasonably request (including consultation on a regular basis with respect to litigation matters). The Company shall use its commercially reasonable efforts to cause its independent auditors to grant Purchaser and its representatives reasonable access to the work papers prepared by such auditors in respect of the Company for its fiscal years ended February 28, 1999, February 29, 2000 and February 28, 2001 and for periods subsequent thereto. Purchaser agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Agreement or the Confidentiality Agreement (defined below) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement (including but not limited to the purchase of Shares other than as contemplated by this Agreement). The Confidential Disclosure Agreement, dated February 12, 2001, as amended by Amendment No. 1 thereto, dated March 29, 2001 and Amendment No. 2 thereto, dated May 29, 2001 (the "Confidentiality Agreement"), by and between the Company and Purchaser shall apply with respect to information furnished by the Company, its Subsidiaries and the Company's officers, employees, counsel, accountants and other authorized representatives hereunder.

   Section 8.8 Spin-Off. (a) The Company shall use commercially reasonable efforts to satisfy the conditions to the Spin-off set forth in Section 3.3 of the Separation Agreement and shall effect the Spin-Off if such conditions have been satisfied. The Company shall cause Life Sciences to comply with its obligations under the Separation Agreement. Notwithstanding anything in this Section 8.8 to the contrary, the parties acknowledge and agree that this Section 8.8 shall not require the Company or Life Sciences to waive any condition to the Spin-Off set forth in the Separation Agreement.

   (b) The Company shall keep Purchaser informed on a regular basis concerning material developments in the transactions contemplated by the Spin-Off Agreements and the means by which such transactions are effected.

   Section 8.9 Governmental Filings. The Company and Purchaser shall promptly provide each other (or their respective counsel) copies of all filings made by such party with the SEC or any other Governmental Entity or Industry Compliance Entity in connection with this Agreement and the transactions contemplated hereby.

   Section 8.10 Timely Payment. Purchaser shall use commercially reasonable efforts, and shall cause its Subsidiaries to use commercially reasonable efforts, to pay promptly all invoiced amounts due to the Company and its Subsidiaries for Company Products and Services sold by the Company or its Subsidiaries to Purchaser or Purchaser's Subsidiaries.

   Section 8.11 Standstill Agreement. (a) Except as provided in Section 8.11(b) and contemplated by this Agreement and the transactions contemplated hereby or in connection with the execution and consummation of the Voting Agreements, Purchaser agrees that, unless authorized by the Board of Directors of the Company in writing, neither Purchaser nor any of its affiliates (as such term is defined in the Exchange Act) will in any manner, directly or indirectly, (i) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way assist any other Person to effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in, (A) any acquisition of Common Stock or other voting securities of the Company; (B) any tender or exchange offer, merger or other business combination involving the Company; (C) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company; or (D) any "solicitation" of "proxies" (as such terms are used in the proxy rules of the SEC) or other agreements to vote any shares of Common Stock or other voting securities of the Company; (ii) form, join or in any way participate in a "group" (as defined in the Exchange Act) or otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company; (iii) take any action which might force the Company to make a public announcement regarding any of the types of matters set forth in subsection (i) above; or (iv) enter into any discussions or arrangements with any Third Party with respect to any of the foregoing.

   (b) Notwithstanding anything in this Agreement to the contrary, in the event that a Third Party shall commence a tender or exchange offer for more than 25% of the outstanding voting securities of the Company, nothing herein shall prevent Purchaser from, after termination of the Voting Agreements, commencing a tender offer to purchase any outstanding voting securities of the Company in response thereto.

   Section 8.12 Public Announcements. The Company and Purchaser will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange or any organization providing stock quotations, will not issue any such press release or make any such public statement prior to such consultation. The initial press release announcing the execution of this Agreement shall be made jointly by the Company and Purchaser promptly after the execution hereof.

   Section 8.13 Financing. Purchaser shall (i) use commercially reasonable efforts to ensure that the conditions described in the Commitment Letter are fulfilled on or before September 30, 2001 and (ii) promptly inform the Company in writing (a "Financing Notice") if at any time (A) the Commitment Letter ceases to be in full force and effect, (B) Purchaser becomes aware of any fact, occurrence or condition that would cause the Commitment Letter to be terminated or ineffective or any of the conditions therein not to be met, unless

Purchaser reasonably believes that any such fact, occurrence or condition may be cured by Purchaser or waived by the lender thereunder within thirty (30) calendar days of the date on which Purchaser became aware of such fact, occurrence or condition, or (C) Purchaser believes that the funding pursuant to the Commitment Letter in the full amount of the Financing is not likely to occur. Notwithstanding anything to the contrary contained in this Agreement, in the event that Purchaser is able to obtain Financing from a financing source other than pursuant to the Commitment Letter on terms at least as favorable and no more burdensome to the Company than the terms contained in the Commitment Letter, Purchaser may terminate the Commitment Letter in favor of a new commitment letter and Financing from such new or alternative financing source (a "New Commitment Letter"), provided that Purchaser shall not have the right to terminate the Commitment Letter in favor of a New Commitment Letter if such termination would delay the consummation of the Merger past October 15, 2001. In the event that Purchaser shall terminate the Commitment Letter in favor of a New Commitment Letter, references in this Agreement to the Commitment Letter shall be replaced with references to the New Commitment Letter such that Purchaser's obligations with respect to delivering a Financing Notice shall apply to such New Commitment Letter, and in no event shall the replacement of the Commitment Letter for a New Commitment Letter limit the Company's termination rights in Article X hereof. For the avoidance of doubt, any termination of the Commitment Letter in favor of a New Commitment Letter in accordance with Section 8.13 shall not constitute a breach of this Agreement.

                                   ARTICLE IX

                              CONDITIONS PRECEDENT

   Section 9.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

     (a) Stockholder Approval. This Agreement shall have been adopted by the requisite vote of the holders of the Shares.

     (b) Antitrust Approvals. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

     (c) No Injunction. No preliminary or permanent injunction or other order by any federal or state court in the United States of competent jurisdiction which prevents the consummation of the Merger shall have been issued and remain in effect (each party agreeing to use all commercially reasonable efforts to have any such injunction lifted).

     (d) No Legislation. No action shall have been taken, and no statute, rule or regulation shall have been enacted, by any state or federal government, Governmental Entity or Industry Compliance Entity in the United States which would prevent the consummation of the Merger or make the consummation of the Merger illegal.

     (e) Completion of Distribution. The Distribution (as defined in the Separation Agreement) shall have been consummated in accordance with the terms and subject to the conditions set forth in the Separation Agreement.

     (f) Financing. The Company shall not have received a Financing Notice and Purchaser shall not have become obligated to deliver a Financing Notice to the Company. The receipt by the Company of a Financing Notice or the occurrence of the obligation of Purchaser to deliver a Financing Notice, shall be deemed a failure of the condition contained in this Section 9.1(f) that cannot be satisfied or cured.

   Section 9.2 Additional Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, unless waived by the Company:

     (a) Compliance with Agreement; Officer's Certificate.

       (i) (A) Purchaser and Sub shall have performed in all material respects all of their agreements contained in this Agreement required to be performed on or prior to the Closing Date.

         (B) All the representations and warranties of Purchaser and Sub contained in this Agreement, which are qualified by reference to a Material Adverse Effect, must be true and correct as of the date of this Agreement and must be true and correct in all material respects as of the Closing Date as if made on the Closing Date (except to the extent they relate to a particular date other than the Closing
      Date).

         (C) All the representations and warranties of Purchaser and Sub contained in this Agreement, which are not qualified by reference to a Material Adverse Effect, must be true and correct as of the date of this Agreement and must be true and correct on the Closing Date as if made on the Closing Date (except to the extent they relate to a particular date other than the Closing Date), except where the failure of such representations and warranties to be true and correct as of the date of this Agreement and as of the Closing Date would not, either individually or in the aggregate, have a Material Adverse Effect on Purchaser or Sub. For purposes of this Section 9.2(a)(i)(C) all references to Material Adverse Effect, "material" or "materially" contained in any of Purchaser's or Sub's representations and warranties shall be disregarded.

         (D) The Company shall have received a certificate of the Chief Executive Officer of each of Purchaser and Sub that (I) Purchaser and Sub have performed in all material respects all of their agreements required to be performed on or prior to the Closing Date and (II) the representations and warranties contained in this Agreement are true and correct as of the date of this Agreement and as of the Closing Date as if made on the Closing Date (except to the extent they relate to a particular date other than the Closing
      Date), and except as specifically identified and described in reasonable detail in such certificate.

     (b) Incumbency Certificates. The Company shall have received a certificate of the Secretary or an Assistant Secretary of each of Purchaser and Sub certifying the names and signatures of the officers of each of Purchaser and Sub authorized to sign this Agreement and all related documents to be delivered by Purchaser and Sub hereunder.

     (c) Good Standing Certificate. The Company shall have received a recently dated good standing certificate for Sub from the Secretary of State of the State of Delaware.

     (d) Board Resolutions. The Company shall have received true and complete copies of resolutions duly and validly adopted by the Board of Directors of each of Purchaser and Sub, evidencing the respective authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, accompanied by a certificate of the Secretary or Assistant Secretary of each of Purchaser and Sub, dated as of the Closing Date, stating that no amendments have been made thereto from the date thereof through the Closing Date.

   Section 9.3 Additional Conditions to Obligation of Purchaser and Sub to Effect the Merger. The obligations of Purchaser and Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, unless waived by Purchaser:

     (a) Compliance with Agreement; Officer's Certificate.

       (i) (A) The Company shall have performed in all material respects all of its agreements contained in this Agreement required to be performed on or prior to the Closing Date.

         (B) Subject to Section 9.3(a)(ii), all the representations and warranties of the Company contained in this Agreement, which are qualified by reference to a Material Adverse Effect, must be true and correct as of the date of this Agreement and must be true and correct in all material respects as of the Closing Date as if made on the Closing Date (except to the extent they relate to a particular date other than the Closing Date).

         (C) Subject to Section 9.3(a)(ii), all the representations and warranties of the Company contained in this Agreement, which are not qualified by reference to a Material Adverse Effect, must be true and correct as of the date of this Agreement and must be true and correct on the Closing Date as if made on the Closing Date (except to the extent they relate to a particular date other than the Closing Date), except where the failure of such representations and warranties to be true and correct as of the date of this Agreement and as of the Closing Date would not, either individually or in the aggregate, have a Material Adverse Effect on the Company or the Company after giving effect to the Spin-Off. For purposes of this
      Section 9.3(a)(i)(C) all references to Material Adverse Effect, "material" or "materially" contained in any of the Company's representations and warranties shall be disregarded.

         (D) Purchaser and Sub shall have received a certificate of the Chief Executive Officer of the Company that (I) the Company has performed in all material respects all of its agreements required to be performed on or prior to the Closing Date and (II) the representations and warranties contained in this Agreement are true and correct as of the date of this Agreement and as of the Closing Date as if made on the Closing Date (except to the extent they relate to a particular date other than the Closing Date), and except as specifically identified and described in reasonable detail in such certificate.

       (ii) the requirement of the Company's representations and warranties as applied to the Life Sciences Business (as defined in the Spin-Off Agreements) to be true in all respects or in all material respects, as the case may be, as of the date hereof or the Closing Date, shall not be deemed to be a condition to the obligation of Purchaser and Sub to effect the Merger.

     (b) No Adverse Developments. Since the date hereof, there shall have been no changes that constitute, and no event or events shall have occurred which have resulted in or constitute, a Material Adverse Change in respect of the Company (after giving effect to the Spin-Off).

     (c) Consents and Approvals. All waivers, consents, orders, authorizations, and approvals set forth on Schedule 9.3(c) shall have been obtained, provided that the Company's failure to obtain five or fewer of the consents in respect of the leases set forth on Schedule 9.3(c) shall not be deemed to be a condition to the obligation of Purchaser and Sub to effect the Merger.

     (d) Secretary's Certificate. Purchaser shall have received a certificate, dated the Closing Date, of the Secretary of the Company attaching (i) a true and complete copy of the Certificate of Incorporation of the Company, with all amendments thereto, certified by the Secretary of State of the State of Delaware, (ii) true and complete copies of the Company's By-Laws in effect as of such date, (iii) certificates of good standing of the appropriate officials of the jurisdictions of incorporation of the Company and each Subsidiary as of a recent date, and (iv) resolutions of the Board of Directors of the Company authorizing the execution and delivery of the Agreement and the transactions contemplated thereby (and such Secretary's Certificate shall state that no amendments to such resolutions shall have been made thereto from the date of such resolutions through the Closing Date).

     (e) Incumbency Certificate. Purchaser shall have received an incumbency certificate of the Company, certifying as to the names and signatures of the persons authorized on behalf of the Company to execute this Agreement and all related documents to be delivered by the Company hereunder.

     (f) Cancellation of Options and Warrants. Except as set forth on Section
  3.5 of the Company Disclosure Letter, Options and Warrants representing at least 95% of the Shares issuable upon the exercise of all Options and Warrants outstanding as of the date hereof shall have been exercised, canceled in accordance with their terms, or the holders thereof shall have consented (unless such treatment is provided for in the applicable Option or Warrant) to their cancellation or an amendment thereto in respect of such holders' right to receive the excess of the Merger Consideration over the per share Adjusted Exercise Price of such Option or Warrant pursuant to this Agreement, and documentation evidencing same shall have been delivered to Purchaser.

     (g) Director Resignations. The directors of the Company not named on
  Schedule 2.3 shall have delivered written resignations (which resignations shall be effective as of the Effective Time unless an earlier date is specified in the respective resignation) to Purchaser.

     (h) FIRPTA Certificate. The Company shall have delivered to Purchaser a certificate, as contemplated under and meeting the requirements of Treasury Regulations Section 1.897-2(g)(1)(ii) and 1.897-2(h)(1)(i), to the effect that as of the date hereof, giving effect to the Spin-Off, no interest in the Company constitutes a "United States real property interest" within the meaning of Section 897(c) of the Code.

     (i) Certain Financial Thresholds. Each of the following financial and performance thresholds of the Company shall be true and correct in all respects: (i) the total assets of the Company and its Subsidiaries, excluding the total assets of Life Sciences, as of February 28, 2001 (determined on the basis of the assumptions set forth in the Pro Forma Balance Sheet for the fiscal year ended February 28, 2001), are not less than 90% of the total assets of the Company and its Subsidiaries, excluding the total assets of Life Sciences, reflected in the Pro Forma Balance Sheet for the fiscal year ended February 28, 2001 (the "Pro Forma Total Assets");
  (ii) the total liabilities of the Company and its Subsidiaries, excluding the total liabilities of Life Sciences, as of February 28, 2001 (determined on the basis of the assumptions set forth in the Pro Forma Balance Sheet for the fiscal year ended February 28, 2001), are not more than 110% of the total liabilities of the Company and its Subsidiaries, excluding the total liabilities of Life Sciences, reflected in the Pro Forma Balance Sheet for the fiscal year ended February 28, 2001 (the "Pro Forma Total Liabilities"); (iii) the total revenues of the Company and its Subsidiaries, excluding the total revenues of Life Sciences, for the fiscal year ended February 28, 2001 (determined on the basis of the assumptions set forth in the Pro Forma Income Statement for the fiscal year ended February 28, 2001), are not less than 95% of the total revenues of the Company and its Subsidiaries, excluding the total revenues of Life Sciences, as reflected in the Pro Forma Income Statement for the fiscal year ended February 28, 2001 (the "Pro Forma Total Revenues"); and (iv) the Company's Annual Plasma Volume for the fiscal year ended February 28, 2001 is not less than 95% of the Annual Plasma Volume as provided in Section
  5.28 for the Company's fiscal year ended February 28, 2001. The thresholds specified in the foregoing sentence shall not be deemed to imply any materiality threshold for any other purpose of this Agreement. In the event that the thresholds specified in this Section 9.3(i) are true and correct, but there are discrepancies between any of the Pro Forma Total Assets, Pro Forma Total Liabilities, Pro Forma Total Revenues or Annual Plasma Volume and the actual amounts, such differences shall not be deemed a breach by the Company or any of its Subsidiaries of any of the representation and warranties in this Agreement and such differences shall not be taken into account in determining whether or not there has been a Material Adverse Effect on the Company or other failure of the condition set forth in
  Section 9.3(a).

     (j) Confirmation of Terms of Supply Agreements. Purchaser shall have (i) had an opportunity to review all current agreements between the Company and its Customers or (ii) received a certificate from Barry Plost or Jerry Burdick substantially in the form of Exhibit A hereto.

                                   ARTICLE X

                       TERMINATION, AMENDMENT AND WAIVER

   Section 10.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the adoption of this Agreement by the stockholders of the Company, by the mutual written consent of Purchaser, Sub and the Company.

   Section 10.2 Termination by Either Purchaser or the Company. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of the Company or the Purchaser if (a) the Merger shall not have been consummated by the earlier to occur of (i) December 31, 2001 and (ii) the later of (A) October 31, 2001, (B) 45 calendar days after the Proxy Statement shall have been approved by the SEC or (C) 30 calendar days after the Form 10 Registration Statement (as defined in the Spin-Off Agreements) shall have been declared effective by the SEC, (b) the Special Meeting shall have been held and the stockholders of the Company shall have failed to adopt this Agreement thereat or at any adjournment or postponement thereof, or (c) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to clause (c) above shall have used all commercially reasonable efforts to remove such injunction, order or decree; and provided, in the case of a termination pursuant to clause (a) or (b) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger.

   Section 10.3 Termination by Purchaser. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by the Purchaser, if (a) the Board of Directors of the Company shall have effected a Change in Company Recommendation or (b) any of the conditions specified in Sections 9.1 and 9.3 shall have not been met or waived by Purchaser at such time as such condition can no longer be satisfied; provided that the right of Purchaser to terminate this Agreement pursuant to clause (b) of this Section
10.3 shall not be available to Purchaser if Purchaser's failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of any such condition.

   Section 10.4 Termination by the Company. This Agreement may be terminated and the Merger abandoned by the Company if (a) any of the conditions specified in Sections 9.1 and 9.2 shall not have been met or waived by the Company at such time as such condition can no longer be satisfied or (b) (i) prior to the expiration of the Window Period, the Company shall have received a Superior Proposal not solicited by the Company in violation of Section 8.5, (ii) the Company has furnished to Purchaser a Notice of Superior Proposal and (iii) Purchaser does not, within 48 hours of Purchaser's receipt of the last of one or more Notice(s) of Superior Proposal, deliver to the Company a Matching Offer with respect to the last such Notice of Superior Proposal; provided that the right of the Company to terminate this Agreement pursuant to clause (a) of this
Section 10.4 shall not be available to the Company if the Company's failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of any such condition.

   Section 10.5 Effect of Termination and Abandonment. (a) As used herein a "Purchaser Termination Fee Event Termination Fee Event" shall mean (i) the Board of Directors of the Company shall have effected a Change of Company Recommendation and the approval of the Company's stockholders shall not have been obtained at the Special Meeting or at any adjournment or postponement thereof and Purchaser shall have terminated this Agreement pursuant to Section 10.3(a); (ii) Purchaser shall have terminated this Agreement pursuant to
Section 10.3(a); (iii) Purchaser shall have terminated this Agreement pursuant to Section 10.3(b) solely because any of the conditions contained in Section 9.3(a), 9.3(d) (except for 9.3(d)(iii)) or 9.3(e) through 9.3(j) shall not have been met or waived by Purchaser at such time as any such condition can no longer be satisfied, provided that the termination by Purchaser of this Agreement pursuant to Section 10.3(b) solely for a failure of the condition contained in Section 9.3(f) shall not be a Purchaser Termination Fee Event as long as the Company shall have used commercially reasonable efforts to obtain the consents contemplated by Section 9.3(f) and at least 90% of the Shares issuable upon the exercise of Options and Warrants outstanding as of the date hereof shall have been exercised, cancelled in accordance with their terms, or the holders thereof shall have consented (unless such treatment is provided for in the applicable Options or Warrants) to their cancellation or an amendment to the agreement in respect thereof as contemplated by Section 9.3(f), provided that no termination pursuant to this clause (iii) shall be deemed a Purchaser Termination Fee Event if, at the time of such termination, the condition specified in Section 9.1(f) has not been met, unless the failure of the condition specified in Section 9.1(f) to have been met is the direct result of the failure of a condition in Section 9.1(a) through 9.1(e) or 9.3; (iv) the Company shall have terminated this Agreement pursuant to Section 10.4(b); or
(v) (A) any Person shall have made a Superior Proposal and (B) thereafter this Agreement is terminated for any reason other than pursuant to Section 10.4(a) or those set forth in clause (i), (ii), (iii) or (iv) of this Section 10.5 and
(C) within 15 months thereafter such Superior Proposal shall have been consummated. In the event that a Purchaser Termination Fee Event shall have occurred, then the Company shall promptly, but in no event later than two business days after such Termination Fee Event, pay Purchaser a fee of $3,450,000 (the "Purchaser Termination Fee") plus the Purchaser Expenses (as defined below).
   (b) As used herein a "Company Termination Fee Event" shall mean (i) the Company shall have terminated this Agreement pursuant to Section 10.4(a) solely because the condition contained in Section 9.1(f) shall not have been met at such time as such condition can no longer be satisfied, unless the failure of the condition contained in Section 9.1(f) to have been met is the direct result of the failure of a condition in Section 9.1(a) through 9.1(e) or 9.3; (ii) the Company shall have terminated this Agreement pursuant to Section 10.4(a) solely because any of the conditions contained in Section 9.2(b) or 9.2(d) shall not have been met or waived by the Company at such time as any such condition can no longer be satisfied; (iii) this Agreement is terminated by Purchaser pursuant to Section 10.3(b) solely because of the failure of a condition contained in Section 9.1, at a time when the condition contained in Section 9.1(f) shall not have been met at such time as such condition can no longer be satisfied, unless the failure of the condition contained in Section 9.1(f) to have been met is the direct result of the failure of a condition in Section 9.1(a) through 9.1(e) or 9.3; or (iv) this Agreement is terminated by Purchaser or the Company pursuant to Section 10.2(a) at a time when the condition contained in Section 9.1(f) shall not have been met at such time as such condition can no longer be satisfied, unless the failure of the condition contained in Section 9.1(f) to have been met is the direct result of the failure of a condition in Section 9.1(a) through 9.1(e) or 9.3. In the event that a Company Termination Fee Event shall have occurred, then Purchaser shall promptly, but in no event later than two business days after such termination, pay the Company a fee of $3,450,000 (the "Company Termination Fee") plus the Company Expenses (as defined below).

   (c) In the event this Agreement is terminated by Purchaser pursuant to
Section 10.2(b) or Section 10.3(b) (but solely because of a failure of a condition specified in Section 9.3(b) and not because of the failure of a condition specified in Section 9.1, 9.3(a) or 9.3(c) through 9.3(j)), then the Company shall promptly reimburse Purchaser for up to $1,500,000 of documented out-of-pocket costs and expenses incurred by Purchaser in connection with this Agreement and the transactions contemplated hereby, including, but not limited to costs and expenses of accountants, attorneys and financial advisors (the "Purchaser Expenses"). Notwithstanding anything herein to the contrary, the Company shall have no obligation to reimburse Purchaser for the Purchaser Expenses if Purchaser or the Company terminates this Agreement at a time when the condition contained in Section 9.1(f) shall not have been met at such time as such condition can no longer be satisfied, unless the failure of the condition contained in Section 9.1(f) to have been met is the direct result of the failure of a condition in Section 9.1(a) through 9.1(e) or 9.3.

   (d) In the event this Agreement is terminated by the Company pursuant to
Section 10.4(a) but solely because of a failure of a condition specified in 9.2(a) and not because of a failure of a condition specified in Section 9.1 or
Section 9.2(b) through (d), then Purchaser shall promptly reimburse the Company for up to $1,500,000 of documented out-of-pocket costs and expenses incurred by the Company in connection with this Agreement and the transactions contemplated hereby, including, but not limited to costs and expenses of accountants, attorneys and financial advisors (the "Company Expenses").

   (e) The Company acknowledges that the agreements contained in this Section
10.5 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, Purchaser and Sub would not enter into this Agreement; accordingly, if the Company fails to pay promptly amounts due pursuant to this Section 10.5, and, in order to obtain such payment, Purchaser or Sub commences a suit which results in a judgment against the Company for the Purchaser Termination Fee and Purchaser Expenses, the Company shall pay to Purchaser its costs and expenses (including reasonable attorneys' fees) in connection with such suit, together with interest on the amount of the Purchaser Termination Fee and Purchaser Expenses at the rate of 12% per annum compounded quarterly (but in no event at a rate in excess of the rate permitted by Delaware law).

   (f ) Purchaser and Sub acknowledge that the agreements contained in this
Section 10.5 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the Company would not enter into this Agreement; accordingly, if Purchaser fails to pay promptly amounts due pursuant to this Section 10.5, and, in order to obtain such payment, the Company commences a suit which results in a judgment against Purchaser for the Company Termination Fee and the Company Expenses, Purchaser shall pay to the Company its costs and expenses (including reasonable attorneys' fees) in connection with such suit, together with interest on the amount of such Company Termination Fee and Company Expenses at the rate of 12% per annum compounded quarterly (but in no event at a rate in excess of the rate permitted by Delaware law).

   (g) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article X, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section 10.5,
Section 11.1, Section 11.3 and the last two sentences of Section 8.7.

                                   ARTICLE XI

                                 MISCELLANEOUS

   Section 11.1 Non-Survival of Representations, Warranties and Agreements. All representations and warranties set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate at the earlier to occur of
(i) the termination of this Agreement and (ii) the Effective Time.

   Section 11.2 Notices. All notices or other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, telex or other standard form of telecommunications, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

   If to the Company:

     SeraCare, Inc.
     1925 Century Park East, Suite 1970
     Los Angeles, California 90067
     Attention: Mr. Barry Plost
     Telecopy No.: (310) 772-7770

   With a copy to:

     O'Melveny & Myers LLP
     610 Newport Center Drive, Suite 1700
     Newport Beach, California 92660
     Attention: David A. Krinsky, Esq.
     Telecopy No.: (949) 823-6994

   If to Purchaser or Sub:

     Instituto Grifols, S.A.
     c/o Grupo Grifols, S.A.
     C/ de la Marina, 16-18
     Torre Mapfre, Pl. 27
     08005 Barcelona
     Spain
     Attention: Mr. Victor Grifols
     Telecopy No.: 34 93 571 0267

   With a copy to:

     Proskauer Rose LLP
     1585 Broadway
     New York, New York 10036
     Attention: Arnold J. Levine, Esq.
     Telecopy No.: (212) 969-2900

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section.

   Section 11.3 Fees and Expenses. Whether or not the Merger is consummated, except as provided in Section 10.5, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

   Section 11.4 Publicity. So long as this Agreement is in effect, Purchaser, Sub and the Company agree to consult with each other in issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, and none of them shall issue any press release or make any public statement prior to such consultation, except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange.

   Section 11.5 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the United States District Court for the District of Delaware or the State Courts of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.

   Section 11.6 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, other than the right to receive the consideration payable in the Merger pursuant to Article III hereof, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement; provided that the Indemnified Parties shall be third-party beneficiaries of Purchaser's agreement contained in Section 8.2 hereof.

   Section 11.7 Entire Agreement. This Agreement (including the documents and instruments referred to herein) and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto. In the event of any conflict between the terms of this Agreement and the terms of the Confidentiality Agreement, the terms of this Agreement shall prevail.

   Section 11.8 Amendment. This Agreement may be amended by the parties hereto at any time before or after approval of matters presented in connection with the Merger by the stockholders of the Company, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

   Section 11.9 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ITS RULES REGARDING CONFLICTS OF LAWS.

   Section 11.10 Consent to Jurisdiction. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the United States District Court for the District of Delaware and the state courts of the State of Delaware, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. To the fullest extent permitted by law, each of the parties hereto further agrees that service of any process, summons, notice or document by U.S. certified or registered mail to such party's respective address set forth in Section 11.2 shall be effective service of process in any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. Purchaser and the Company hereby appoint Paracorp Incorporated as their agent for service of process in Delaware for any suit arising hereunder. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the United States District Court for the District of Delaware or the state courts of Delaware, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in such court has been brought in an inconvenient forum. Each of the parties hereby irrevocably waives, to the fullest extent permitted by law, all rights to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) arising out of or relating to this Agreement or any of the transactions contemplated hereby.

   Section 11.11 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

   Section 11.12 Headings and Table of Contents. Headings of the Articles and Sections of this Agreement and the Table of Contents are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

   Section 11.13 Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

   Section 11.14 Waivers. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

   Section 11.15 Incorporation of Document. The Company Disclosure Letter and all Schedules and Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

   Section 11.16 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

   Section 11.17 Subsidiaries; Knowledge of the Company. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such party is a general partner. As used in this Agreement, the term "knowledge" with respect to the Company and its Subsidiaries shall mean actual knowledge of any of the executive officers and directors of the Company or its applicable Subsidiary.

   IN WITNESS WHEREOF, Purchaser, Sub and the Company have caused this Agreement to be signed by their respective officers thereunder duly authorized all as of the date first written above.

                                          INSTITUTO GRIFOLS, S.A.

                                          By:  /s/ Victor Grifol
                                             ----------------------------------
                                          Print name: Victor Grifols
                                          Title: Chief Executive Officer

                                          SI MERGER CORP.

                                          By:  /s/ Victor Grifols
                                             ----------------------------------
                                          Print name: Victor Grifols
                                          Title: Chief Executive Officer

                                          SERACARE, INC.

                                          By:  /s/ Barry Plost
                                             ----------------------------------
                                          Print name: Barry Plost
                                          Title: Chief Executive Officer and
                                                 President

                             FIRST AMENDMENT


                                    TO


                       AGREEMENT AND PLAN OF MERGER


   This First Amendment to Agreement and Plan of Merger (this "Amendment") is entered into effective as of August 1, 2001, by and among Instituto Grifols, S.A., a company organized under the laws of Spain ("Purchaser"), SI Merger Corp., a Delaware corporation and wholly owned subsidiary of Purchaser ("Sub"), and SeraCare, Inc., a Delaware corporation (the "Company").


   WHEREAS, Purchaser, Sub and Company are parties to that certain Agreement and Plan of Merger, dated June 10, 2001 (the "Merger Agreement");


   WHEREAS, the Company has changed the ratio of shares of its subsidiary, SeraCare Life Sciences, Inc. ("Life Sciences"), that will be issued in the Distribution (as such term is defined in the Merger Agreement) from a ratio of one share of Life Sciences common stock for every share of SeraCare common stock held by a stockholder as of the record date for the Distribution, to a ratio (the "Distribution Ratio") of two shares of Life Sciences common stock for every five shares of SeraCare common stock held by a stockholder as of the record date for the Distribution; and


   WHEREAS, the parties wish to amend the Merger Agreement to reflect the revised Distribution Ratio.


   NOW, THEREFORE, in consideration of the foregoing premises and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:


1. Amendments to Merger Agreement.


  a. The first sentence of Section 3.4(a) of the Merger Agreement is hereby replaced in its entirety as follows:


    "Immediately prior to the Distribution each holder of a compensatory option to purchase Common Stock (an "Option") then outstanding shall be issued an option to purchase a number of shares of the common stock of Life Sciences equal to forty percent (40%) of the number of shares of Common Stock for which such Option was, immediately prior to the Distribution, outstanding (whether or not then exercisable), with an exercise price equal to the Calculated Exercise Price multiplied by two and one-half (2.5)."


  b. The first sentence of Section 3.5 of the Merger Agreement is hereby replaced in its entirety as follows:


    "Immediately prior to the Distribution, in connection with the Merger, each holder of a non-compensatory warrant to purchase Common Stock (a "Warrant") then outstanding shall be issued a warrant to purchase a number of shares of the common stock of Life Sciences equal to forty percent (40%) of the number of shares of Common Stock for which such Warrant was, immediately prior to the Distribution, outstanding (whether or not then exercisable), with an exercise price equal to the Calculated Exercise Price multiplied by two and one-half (2.5)."


2. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its rules regarding conflicts of laws.


3. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.


                      [SIGNATURES ON FOLLOWING PAGE]

   IN WITNESS WHEREOF, Purchaser, Sub and the Company have caused this Amendment to be signed by their respective officers thereunder duly authorized all as of the date first written above.


                                          INSTITUTO GRIFOLS, S.A.


                                          By: /s/ Victor Grifols

                                             ----------------------------------

                                          Print Name: Victor Grifols


                                          Title: C.E.O.


                                          SI MERGER CORP.


                                          By: /s/ Victor Grifols

                                             ----------------------------------

                                          Print Name: Victor Grifols


                                          Title: C.E.O.


                                          SERACARE, INC.


                                          By: /s/ Jerry L. Burdick

                                             ----------------------------------

                                          Print Name: Jerry L. Burdick


                                          Title: Executive Vice President and
                                              Chief Financial Officer

                                                                     APPENDIX B

                   [LETTERHEAD OF CIBC WORLD MARKETS CORP.]

                                 June 10, 2001

The Board of Directors
SeraCare, Inc.
1925 Century Park East, Suite 1970
Los Angeles, California 90067

Members of the Board:

You have asked CIBC World Markets Corp. ("CIBC World Markets") to render a written opinion ("Opinion") to the Board of Directors as to the fairness, from a financial point of view, to the holders of the common stock of SeraCare, Inc. ("SeraCare") of the Merger Consideration (defined below) to be received pursuant to the Agreement and Plan of Merger, dated as of June 10, 2001 (the "Merger Agreement"), by and among Instituto Grifols, S.A. ("Grifols"), SI Merger Corp., a wholly owned subsidiary of Grifols ("Sub"), and SeraCare. The Merger Agreement provides for, among other things, the merger of Sub with and into SeraCare (the "Merger") pursuant to which each outstanding share of the common stock, par value $0.001 per share, of SeraCare ("SeraCare Common Stock") will be converted into the right to receive an amount in cash equal to the quotient obtained by dividing: (i)(A) $116,500,000, plus (B) the total cash paid, in the aggregate, as a result of the exercise of any options or warrants (excluding warrants to purchase an aggregate of 3,648,599 shares of SeraCare Common Stock exercised by certain warrantholders) to purchase shares of SeraCare Common Stock from June 7, 2001 until the closing date of the Merger, less (C) the total cash payable to holders of options and warrants to purchase shares of SeraCare Common Stock upon consummation of the Merger, assuming all such options and warrants outstanding immediately prior to the effective date of the Merger are cashed out pursuant to the terms of the Merger Agreement, by (ii)(A) 13,889,615, plus (B) the total number of shares of SeraCare Common Stock issued by the Company as a result of the exercise of any options or warrants (excluding warrants to purchase an aggregate of 3,648,599 shares of SeraCare Common Stock exercised by certain warrantholders) to purchase shares of SeraCare Common Stock during the period from June 7, 2001 until the closing date of the Merger (the resulting amount, the "Merger Consideration"). The Merger Agreement also provides that, immediately prior to the effective date of the Merger, all outstanding shares of the common stock of SeraCare Life Sciences, Inc., a wholly owned subsidiary of SeraCare ("Life Sciences"), will be distributed to the holders of SeraCare Common Stock (the "Distribution" and, together with the Merger, the "Transaction").

In arriving at our Opinion, we:

(a) reviewed the Merger Agreement and certain related documents;

(b) reviewed audited financial statements of SeraCare for the fiscal years ended February 28, 1999, February 29, 2000 and February 28, 2001;

(c) reviewed financial projections of SeraCare prepared by the management of SeraCare;

(d) reviewed the historical market prices and trading volume for SeraCare Common Stock;

(e) held discussions with the senior management of SeraCare with respect to the business and prospects for future growth of SeraCare;

(f) reviewed and analyzed certain publicly available financial data for certain companies we deemed comparable to SeraCare;

(g) reviewed and analyzed certain publicly available information for transactions that we deemed comparable to the Merger;

The Board of Directors
SeraCare, Inc.
June 10, 2001
Page 2


(h) performed a discounted cash flow analysis of SeraCare using certain assumptions of future performance provided to or discussed with us by the management of SeraCare;

(i) reviewed public information concerning SeraCare; and

(j) performed such other analyses, reviewed such other information and considered such other factors, as we deemed appropriate.

In rendering our Opinion, we relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to or discussed with us by SeraCare and its employees, representatives and affiliates. With respect to forecasts of the future financial condition and operating results of SeraCare provided to or discussed with us, we assumed, at the direction of the management of SeraCare, without independent verification or investigation, that such forecasts were reasonably prepared on bases reflecting the best available information, estimates and judgments of the management of SeraCare. We also have relied, without independent verification or investigation, upon the assumptions of the management of SeraCare as to the projected capitalization of SeraCare during the period from June 7, 2001 through the consummation of the Merger, including matters relating to outstanding options and warrants to purchase shares of SeraCare Common Stock during such period. We have assumed, with the consent of SeraCare, that in the course of obtaining the necessary regulatory or third party approvals and consents for the Transaction, no delay, limitation, restriction or condition will be imposed that would have a material adverse effect on the Transaction. We also have assumed, with the consent of SeraCare, that the Transaction will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement, and in compliance with all applicable laws. For purposes of our analyses, we have evaluated SeraCare after giving effect to the Distribution. We have neither made nor obtained any independent evaluations or appraisals of the assets or the liabilities (contingent or otherwise) of SeraCare or its affiliated entities. We are not expressing any opinion as to the underlying valuation, future performance or long-term viability of SeraCare or the price at which SeraCare Common Stock will trade subsequent to announcement of the Transaction. In connection with our engagement, we were not requested to, and we did not, solicit third party indications of interest in the possible acquisition of all or a part of SeraCare, nor did we participate in the negotiation or structuring of the Transaction. Our Opinion is necessarily based on the information available to us and general economic, financial and stock market conditions and circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that, although subsequent developments may affect this Opinion, we do not have any obligation to update, revise or reaffirm the Opinion.

As part of our investment banking business, we are regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes.

The Board of Directors
SeraCare, Inc.
June 10, 2001
Page 3

We have been retained solely for purposes of rendering an opinion to SeraCare in connection with the Merger and will receive a fee for our services upon the delivery of this Opinion. In the ordinary course of business, CIBC World Markets and its affiliates may actively trade securities of SeraCare and certain affiliates of Grifols for our and their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair from a financial point of view to the holders of SeraCare Common Stock. This Opinion is for the use of the Board of Directors of SeraCare in its evaluation of the Merger, does not address any other aspect of the Transaction, including the Distribution, and does not constitute a recommendation to any stockholder as to how such stockholder should vote or as to any other action to be taken with respect to any matters relating to the Transaction.

                                          Very truly yours,

                                          /s/ CIBC World Markets Corp.
                                          CIBC WORLD MARKETS CORP.

                                                                      APPENDIX C

                    DELAWARE GENERAL CORPORATION LAW (S)262

262 APPRAISAL RIGHTS.

   (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S)228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

   (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S)251 (other than a merger effected pursuant to (S)251
(g) of this title), (S)252, (S)254, (S)257, (S)258, (S)263 or (S)264 of this title:

     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (S)251 of this title.

     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to
  (S)(S)251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

       a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

       b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

       c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

       d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S)253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

   (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

   (d) Appraisal rights shall be perfected as follows:

     (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

     (2) If the merger or consolidation was approved pursuant to (S)228 or
  (S)253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
  (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

   (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

   (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

   (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

   (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

   (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

   (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

   (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

   (1) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                SERACARE, INC.
                        SPECIAL MEETING OF STOCKHOLDERS


                              September __, 2001


     The undersigned stockholder of SeraCare, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement, each dated August __, 2001, and hereby appoints Barry D. Plost and Jerry L. Burdick, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Special Meeting of Stockholders of SeraCare, Inc., to be held on September __, 2001, at 10:00 a.m., Pacific Time, at The St. Regis Hotel located at 2055 Avenue of the Stars, Los Angeles, California 90067 and at any continuation(s) or adjournment(s) or postponement(s) thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side and, in their discretion, upon such other matter or matters that may properly come before the meeting and at any continuation(s) or adjournment(s) or postponement(s) thereof, including, without limitation, a proposal to adjourn such meeting.


     This proxy is solicited on behalf of the Board of Directors, which recommends approval of the proposals contained herein.

     This proxy, when properly executed, will be voted in the manner specified herein. If no specification is made, the proxies intend to vote for the proposal.


                 (Continued and to be signed on reverse side)


                            (FOLD AND DETACH HERE)

                              [LOGO OF SERACARE]

                        SPECIAL MEETING OF STOCKHOLDERS

                              September __, 2001


                             _________ 10:00 a.m.

                THE ST. REGIS HOTEL, 2055 AVENUE OF THE STARS,
                        LOS ANGELES, CALIFORNIA 90067

                                    [LOGO]



                THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR"
                            THE FOLLOWING PROPOSAL

           [X]  Please mark your votes as indicated in this example

1.   Proposal to adopt the Agreement          FOR       AGAINST     ABSTAIN
     and Plan of Merger, dated as of          [_]         [_]         [_]
     June 10, 2001, as amended on
     August 1, 2001, by and among
     Instituto Grifols, S.A., SI Merger
     Corp. and SeraCare, Inc.


The undersigned hereby confer(s) upon the proxies, and each of them, discretionary authority to consider and act upon such business, matters or proposals other than the business set forth herein as may properly come before the meeting or any continuation(s), adjournment(s) or postponement(s) thereof, including without limitation, a proposal to adjourn such meeting.


Signature ______________________ Signature ______________________ Date _________

(This proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign. If signing in any other capacity, please indicate your full title.)